UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.05 per share

(2)	Aggregate number of securities to which transaction applies:

As of September 30, 2011: (A) 113,596,899 shares of common stock (including restricted stock awards), (B) 8,655,869 options to acquire common stock with an exercise price below $33.25, and (C) 591,397 restricted stock units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) 113,566,889 shares of common stock, multiplied by $33.25 per share, (B) 591,397 options to acquire common stock with an exercise price below $33.25 multiplied by $8.97 per option (which is the difference between $33.25 and the $24.28 weighted average exercise price of such options), and (C) 8,655,869 restricted stock units multiplied by $33.25 per restricted stock unit.

(4)	Proposed maximum aggregate value of transaction:

$3,873,430,504

(5)	Total fee paid:

$443,895.14, calculated by multiplying $0.0001146 by the proposed maximum aggregate value of transaction of $3,873,430,504

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED OCTOBER 14, 2011

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

929 North Front Street

Wilmington, North Carolina 28401

Dear Fellow Shareholder:

You are cordially invited to attend a special meeting of shareholders, which we refer to as the special meeting, of Pharmaceutical Product Development, Inc., a North Carolina corporation, which we refer to as the Company, to be held on [—] at [—] Eastern time, at [—].

On October 2, 2011, the Company entered into a merger agreement providing for the acquisition of the Company by Jaguar Holdings, LLC, an entity formed by affiliates of TC Group, L.L.C. (d/b/a The Carlyle Group) and affiliates of Hellman & Friedman LLC. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement, as well as a non-binding, advisory proposal to approve the compensation that might be received by the Company’s named executive officers in connection with the merger (also known as “golden parachute” compensation) and a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $33.25 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised appraisal rights with respect to such shares), which represents a premium of approximately 29.6% to the closing price of our common stock on September 30, 2011, the last trading day prior to the date on which we announced the transaction.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its shareholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consideration of a number of factors more fully described in this proxy statement. The board of directors of the Company recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” approval, on a non-binding, advisory basis, of the compensation that might be received by the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

The proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The proposal to approve the merger agreement and approval, on a non-binding, advisory basis, of the compensation that might be received by the Company’s named executive officers in connection with the merger are subject to separate shareholder votes, and approval of the compensation that might be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as voting “AGAINST” the proposal to approve the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please call [[—], the Company’s proxy solicitor, toll-free at [—] (for shareholders) or [—] (for brokerage firms and banks)], or email [—].

Thank you in advance for your cooperation and continued support.

Sincerely,

Fredric N. Eshelman

Executive Chairman

The proxy statement is dated [—], and is first being mailed to our shareholders on or about [—].

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

929 North Front Street

Wilmington, North Carolina 28401

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [—], 2011

DATE:

[—]

TIME:

[—] Eastern time

PLACE:

[—]

ITEMS OF BUSINESS:

1. To consider and vote to approve the Agreement and Plan of Merger, dated as of October 2, 2011, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Jaguar Holdings, LLC, a Delaware limited liability company, which we refer to as Parent, and Jaguar Merger Sub, Inc., a North Carolina corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To cast an advisory vote on the “golden parachute” compensation that might be received by the Company’s named executive officers in connection with the merger.

3. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

4. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:

Only shareholders of record at the close of business on [—] are entitled to notice of, and to vote at, the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the approval of the merger agreement.

If you are a shareholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

RECOMMENDATION:

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its shareholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consideration of a number of factors more fully described in this proxy statement. The board of directors of the Company recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” approval, on a non-binding, advisory basis, of the compensation that might be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:

Shareholders of the Company have the right to seek appraisal of the fair value of their shares of Company common stock. Appraisal rights are available to a shareholder who delivers a demand for appraisal before the vote is taken on the merger agreement and complies with all the applicable requirements for appraisal under North Carolina law, which are summarized herein. The appraisal provisions of Article 13 of the North Carolina Business Corporation Act are reproduced in their entirety in Annex D to the accompanying proxy statement. We encourage you to read the statute carefully and to consult with legal counsel if you desire to pursue appraisal rights.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,

/s/ Judd Hartman

Judd Hartman

Secretary

Dated: [—]

Wilmington, North Carolina

i

This proxy statement and a proxy card are first being mailed on or about [—], 2011 to shareholders who owned shares of Company common stock as of the close of business on [—], 2011.

ii

SUMMARY

The following summary highlights selected information in this proxy statement and might not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to, and incorporated by reference, in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You can obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Parties to the Merger (Page [—])

Pharmaceutical Product Development, Inc., or the Company, we or us, is a North Carolina corporation headquartered in Wilmington, North Carolina. PPD is a leading global contract research organization, or CRO, providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 44 countries and more than 11,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information about the Company, please visit our website at http://www.ppdi.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [—]. Company common stock is publicly traded on the Nasdaq Stock Market under the symbol “PPDI.”

Jaguar Holdings, LLC, or Parent, is a Delaware limited liability company that was formed by affiliates of TC Group, L.L.C. (d/b/a The Carlyle Group), which we sometimes refer to as Carlyle or The Carlyle Group, and affiliates of Hellman & Friedman LLC, which we sometimes refer to as Hellman & Friedman or H&F, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Carlyle is a global alternative asset manager with approximately $153 billion of assets under management across 86 funds and 49 fund of fund vehicles as of June 30, 2011, including acquisitions of AlpInvest Partners B.V. and Emerging Sovereign Group LLC on July 1, 2011. Hellman & Friedman is a leading private equity investment firm with offices in San Francisco, New York and London. Since its founding in 1984, Hellman & Friedman has raised and, through its affiliated funds, managed over $25 billion of committed capital.

Jaguar Merger Sub, Inc., or Merger Sub, is a North Carolina corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated October 2, 2011, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

The Special Meeting (Page [—])

Time, Place and Purpose of the Special Meeting (Page [—])

The special meeting will be held on [—], starting at [—] Eastern time, at [—].

At the special meeting, holders of common stock of the Company, par value $.05 per share, which we refer to as Company common stock, will be asked to approve: the merger agreement; on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger; and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date, Quorum and Voting (Page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [—], which we have set as the record date for the special meeting. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. If you have submitted or returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced to the meeting. Broker non-votes also count for quorum purposes. If you hold your common stock through a broker, bank or other nominee, generally the nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if the nominee has not received your instructions before the meeting, the nominee may vote on matters that are considered to be routine under rules governing the nominee. If a nominee cannot vote on a particular matter because it is not routine, there will be a “broker non-vote” on that matter. We do not count broker non-votes as votes for or against any proposal. We do count abstentions as votes against a proposal. Although there is no definitive statutory or case law in North Carolina regarding broker non-votes and abstentions, we believe that our intended treatment of them is appropriate. An independent inspector of election will count all votes cast at the meeting and report the results on each matter presented at the meeting.

Vote Required (Page [—])

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Approval, on a non-binding, advisory basis, of the compensation that might be received by the Company’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the meeting with respect to this proposal. Because this vote is advisory in nature only, it will not be binding on either the Company or Parent. Approval of the non-binding, advisory proposal with respect to the “golden parachute” compensation that might be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to adopt this advisory matter will have no effect on the vote to approve the merger agreement. Because the Company is contractually obligated to pay such compensation to these individuals, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is approved.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

As of the close of business on the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing approximately [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page [—])

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to approve the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, and your shares of Company common stock will not have an effect on approval, on an advisory basis, of the compensation that might be received by the Company’s named executive officers in connection with the merger or approval of the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page [—])

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [—])

In the merger, each outstanding share of Company common stock (except for shares owned by Parent, Merger Sub, the Company or any of their respective subsidiaries and shares owned by shareholders who have properly demanded appraisal rights, which we refer to collectively as the excluded shares, and except for restricted stock held by our new CEO, Raymond H. Hill, which the merger agreement provides will roll over into a similar award with respect to equity interests of Parent or one of its affiliates as required by Mr. Hill’s employment agreement) will be converted into the right to receive $33.25 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page [—])

After careful consideration of various factors described in the section entitled “The Merger – Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors or the board, unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our shareholders, (ii) adopted and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that our shareholders vote to approve the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers have interests in the merger that might be different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the shareholders of the Company. See the section entitled “The Merger – Interests of Certain Persons in the Merger” beginning on page [—].

The board of directors recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

Opinions of the Company’s Financial Advisors (Page [—])

On October 2, 2011, each of Morgan Stanley & Co. LLC and Lazard Freres & Co., LLC delivered its oral opinion to the board of directors, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in its written opinion, the merger consideration to be received by the holders of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.

The full texts of the written opinions of Morgan Stanley and Lazard, respectively, each dated October 2, 2011, which set forth the procedures followed, the assumptions made, factors considered and limitations and qualifications on the review undertaken in connection with the opinion, are attached to this proxy statement as Annex B and Annex C, respectively and are incorporated herein by reference. Morgan Stanley’s and Lazard’s engagements and their respective opinions were for the benefit of the board of directors (in its capacity as such) and the respective opinions were rendered to the board of directors in connection with its evaluation of the merger consideration from a financial point of view and do not address any other aspects of the merger. Neither opinion was intended to and neither constitutes a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto. The respective opinions did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger.

Financing of the Merger (Page [—])

We anticipate that the total funds needed to complete the merger, including the funds needed to:

—

pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of September 30, 2011, would be approximately $3.9 billion; and

—	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

—

equity financing of up to approximately $1.76 billion in the aggregate to be provided by investment funds affiliated with Carlyle and investment funds affiliated with Hellman & Friedman, or other parties to which they assign a portion of their commitments;

—	borrowings of $1.325 billion under a senior secured term loan facility;

—

the issuance of up to $700 million in aggregate principal amount of senior unsecured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, borrowings of up to $700 million under a senior unsecured bridge credit facility); and

—	excess cash on hand of the Company.

Parent has obtained the equity commitment letters and the debt commitment letter described below, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters, together with excess cash on hand of the Company, will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a “reverse break-up fee” of $251,773,004, or the Parent fee, and certain expense reimbursements, as described under “The Merger Agreement – Termination Fees” beginning on page [—]. The obligation of Parent to pay the Parent fee and such expense reimbursements is guaranteed by the guarantors referred to below under “Limited Guarantees.”

Equity Financing (Page [—])

Parent has entered into letter agreements, each dated October 2, 2011, which we refer to as the equity commitment letters, with Carlyle Partners V, L.P., an affiliate of The Carlyle Group, and Hellman & Friedman Capital Partners VII, L.P. and other funds affiliated with H&F, which together with Carlyle Partners V, L.P. we refer to collectively as the guarantors, pursuant to which the guarantors have committed to make capital contributions to Parent at or prior to the closing of the merger in an aggregate amount of up to approximately $1.76 billion in the aggregate. Each guarantor may assign a portion of its equity commitment to other investors. However, the assignment by any guarantor of any portion of its equity commitment to other investors will not affect such guarantor’s commitment to make capital contributions pursuant to its equity commitment letter.

The guarantors’ obligations to fund the financing contemplated by the equity commitment letters are generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the substantially simultaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement.

Debt Financing (Page [—])

In connection with the entry into the merger agreement, Parent and Merger Sub received a debt commitment letter, dated October 2, 2011, which we refer to as the debt commitment letter, from Credit Suisse AG, Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Goldman Sachs Bank USA, UBS Loan Finance LLC and UBS Securities LLC, which we refer to collectively as the commitment parties. Pursuant to the debt commitment letter, Credit Suisse AG, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and UBS Loan Finance LLC, which we refer to collectively as the lenders, have committed to provide, severally but not jointly, the aggregate of $2.2 billion in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $1,325 million, (ii) a senior secured revolving credit facility with a maximum availability of $175 million (provided that only proceeds to be used for a specified purpose may be drawn at the closing of the merger) and (iii) $700 million of senior unsecured bridge loans to the extent that the senior unsecured notes referred to in the next sentence are not issued (in whole or in part) at or prior to the closing of the merger, or to the extent the gross proceeds of such senior unsecured notes is not at least $700 million. It is expected that at the closing of the merger, $700 million principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act of 1933, as amended, or the Securities Act, or another private placement exemption in lieu of the senior unsecured bridge loans.

The obligation of the lenders to provide debt financing under the debt commitment letter is subject to a number of conditions, including the absence of a material adverse effect (defined substantially similar as the definition of “Company material adverse effect” in the merger agreement, which is described under “The Merger Agreement – Representations and Warranties” beginning on page [—]), the execution of definitive documentation, the accuracy of certain specified representations and warranties in the loan documents, receipt of equity financing consistent with the equity commitment letter, consummation of the merger, delivery of certain customary closing documents, payment of applicable costs, fees and expenses, delivery of certain information relevant to the marketing of the debt financing and expiration of a “marketing period.” The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow lenders not to fund their commitments if the overall financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

The final termination date for the debt commitment letter is the same as the termination date under the merger agreement, but in no event later than March 30, 2012.

Limited Guarantees (Page [—])

Pursuant to certain limited guarantees, each dated October 2, 2011, which we refer to as the limited guarantees, delivered by the guarantors in favor of the Company, the guarantors have agreed, severally, but not jointly, to guarantee the performance and discharge of the obligation of Parent under the merger agreement to pay the Parent fee to the Company and certain expense and other reimbursement and indemnification obligations of Parent and Merger Sub under the merger agreement, in each case, if, as and when due. See “The Merger Agreement – Termination Fees” beginning on page [—].

Interests of Certain Persons in the Merger (Page [—])

When considering the recommendation of the board of directors that you vote for the proposal to approve the merger agreement, you should be aware that our directors and executive officers have interests in the merger that might be different from, or in addition to, your interests as a shareholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. These interests might include the vesting of unvested stock options, restricted shares and restricted stock units held by certain of our executive officers and directors, and the cashing out of those awards, and the assumption or similar treatment of the unvested stock options and restricted shares held by our new CEO as required by his employment agreement.

As of the date of the merger agreement, no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to invest or participate in the equity of, the surviving corporation or Parent or any of its affiliates. See “The Merger – Interests of Certain Persons in the Merger” beginning on page [—] for further information regarding the interests of our directors and executive officers in the merger.

Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders (Page [—])

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. You should read “The Merger – Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page [—] for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Regulatory Approvals and Notices (Page [—])

Under the merger agreement, the merger cannot be completed until (1) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated and (2) all required clearances, approvals or authorizations by the European Commission, and antitrust or merger control authorities in Israel and South Africa applicable to the merger have been obtained or any applicable waiting period thereunder has been terminated or has expired.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on October 7, 2011 and requested early termination of the waiting period.

Under Council Regulation (EC) No 139/2004, which we refer to as the EU Merger Regulation, on the control of concentrations between undertakings, the merger may not be completed until a notification has been filed with the European Commission and clearance has been received or the applicable waiting period has expired. Parent filed such a notification on [—], 2011.

Under the applicable merger laws in Israel and South Africa the merger may not be completed until notifications have been filed with the appropriate antitrust authority and clearances, approvals or authorizations have been obtained or the applicable waiting periods have expired. On [—], 2011, certain of the parties filed requisite notifications in Israel and South Africa. While a notification is required to be filed in Brazil by October 21, 2011, and Parent intends to file such required notification by such date, the merger can be completed without waiting for the expiration of a waiting period or clearance or authorization from the Brazilian antitrust authorities. In addition, notification of the merger must be provided to the antitrust authority in South Korea within 30 days following the closing of the merger.

Legal Proceedings Regarding the Merger (Page [—])

Following the announcement of the merger on October 3, 2011, three purported shareholders of the company initiated legal proceedings challenging the merger. On October 5, 2011, a putative class action lawsuit was commenced against us, our directors, Carlyle, H&F, parent and Merger Sub in the General Court of Justice, Superior Court Division, of New Hanover County, North Carolina. The lawsuit is captioned Hilary Coyne v. Pharmaceutical Product Development, Inc., et al., 11 CVS 4186. On October 10, 2011, a putative class action lawsuit was commenced against us, our directors, Carlyle and H&F in the General Court of Justice, Superior Court Division, of New Hanover County, North Carolina. The lawsuit is captioned The Edward J. Goodman Life Income Trust et al., v. Pharmaceutical Product Development, Inc., et al., 11 CVS 4252. On October 11, 2011, a putative class action lawsuit was commenced against us and our directors in the United States District Court for the Eastern District of North Carolina. The lawsuit is captioned Mark Hendriks v. Pharmaceutical Product Development, Inc., et al., Case 4:11-cv-00176-BO. The plaintiff in each lawsuit alleges generally that our directors breached their fiduciary duties by participating in an unfair sales process and entering into a merger agreement containing preclusive terms at a price that undervalues the Company, and the Coyne and Goodman state court actions both allege that Carlyle and H&F aided and abetted the alleged breaches of duties. Each plaintiff purports to bring its lawsuit on behalf of the public shareholders of the Company. Each lawsuit seeks equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and attorneys’ fees and costs, among other relief. The Company believes that the claims raised in each lawsuit are without merit.

The Merger Agreement (Page [—])

Treatment of Common Stock, Options and Restricted Stock (Page [—])

—

Common Stock.  At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $33.25 in cash, without interest, less any applicable withholding taxes.

—

Options.  At the effective time of the merger, except for roll-over awards and as may be agreed between Parent and any holder of options, each outstanding and unexercised option to purchase shares of Company common stock, whether vested or unvested, issued by the Company under the Company’s equity plans or otherwise, will be accelerated and cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than five business days after the effective time of the merger), an amount in cash, less any applicable withholding taxes, equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $33.25 exceeds the exercise price per share of such option.

—

Restricted Stock.  At the effective time of the merger, except for roll-over awards and as may be agreed between Parent and any holder of restricted stock and/or restricted stock units: (1) each outstanding share of restricted stock, whether vested or unvested issued by the Company under the Company’s equity plans or otherwise shall become fully vested and be entitled to the treatment of Company common stock described above; and (2) each outstanding restricted stock unit, whether vested or unvested, issued by the Company under the Company’s equity plans or otherwise will be accelerated and cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash, less any applicable withholding taxes, for each restricted stock unit, equal to $33.25.

—

Rollover Awards.  Pursuant to his employment agreement dated September 16, 2011, our new chief executive officer Raymond H. Hill agreed with the Company that he would be required, at the effective time of the merger, to roll over his stock options and restricted stock into similar equity grants of Parent or one of its affiliates.

Solicitation of Acquisition Proposals (Page [—])

The merger agreement provides that until 11:59 p.m., Eastern time, on November 1, 2011, we are permitted to solicit any inquiry or the making of any acquisition proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals. From and after expiration of this period, which we refer to as the no-shop period start date, and until the effective time of the merger or, if earlier, the termination of the merger agreement, we are not permitted to solicit any inquiry or the making of any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after the no-shop period start date and prior to the time our shareholders approve the merger agreement, respond to an unsolicited written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal. In addition, the restrictions applicable to us following the no-shop period start date do not apply to our activities with any person who makes a written acquisition proposal prior to the no-shop period start date that our board of directors determines in good faith (after consultation with legal and financial advisors) prior to the no-shop period start date is reasonably likely to result in a superior proposal, and we refer to any such person as an excluded party. At any time before the merger agreement is approved by our shareholders, if our board of directors determines that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including giving prior notice to Parent and paying a termination fee to affiliates of the guarantors or their designees. See “The Merger Agreement – Termination Fees” beginning on page [—].

Conditions to the Merger (Page [—])

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the approval of the merger agreement by our shareholders, receipt of required antitrust approvals, the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Sub to consummate the merger is also subject to the absence of any event, change or occurrence having occurred and continuing, from the date of the merger agreement until the effective time of the merger, that has had or is reasonably likely to have, individually or in the aggregate, a Company material adverse effect, as described under “The Merger Agreement – Representations and Warranties” beginning on page [—].

Termination (Page [—])

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

—	by either Parent or the Company, if:

—	the merger is not completed by March 30, 2012, which we refer to as the termination date;

—	our shareholders meeting has been held and completed and our shareholders have not approved the merger agreement at such meeting or any adjournment or postponement of such meeting; or

—	a law or an order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, which we refer to as an order, has become final and non-appealable.

However, none of the termination rights described in the preceding bullet points will be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that was the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the merger to have been satisfied on or before the termination date.

—	The merger agreement may also be terminated by the Company, if:

—

at any time prior to the approval of the merger agreement by our shareholders (i) our board of directors authorizes the Company (subject to complying with the merger agreement) to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) we pay Parent the termination fee discussed under “The Merger Agreement – Termination Fees”;

—

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 25 days after written notice thereof is given by the Company to Parent and (ii) the date that is three business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger to not be satisfied);

—

prior to the termination date (i) the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within three business days following the date on which the closing of the merger should have occurred under the merger agreement and (iii) we stood ready, willing and able to consummate the merger, and had given Parent written notice irrevocably confirming that fact, on that date.

—	The merger agreement may also be terminated by Parent, if:

—	our board of directors makes a change of recommendation or approves or recommends to our shareholders an acquisition proposal;

—

following a request by Parent, our board of directors fails to publicly reaffirm its recommendation of this transaction on or prior to the earlier of (i) the 10th business day following such request and (ii) the 2nd business day prior to the special meeting; or

—

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 25 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is three business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the conditions to the obligation of the Company to consummate the merger to not be satisfied).

Termination Fees (Page [—])

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement – Termination Fees” beginning on page [—]:

—

the Company may be obligated to pay a termination fee of $116,202,925 (or $58,101,463, if the merger agreement is terminated in connection with an alternative acquisition agreement entered into with an excluded party, among other circumstances); or

—

Parent may be obligated to pay the Company the Parent fee of $251,773,004, less the amount of any reimbursement and indemnification obligations of Parent for expenses of the Company in connection with the financing of the merger. The guarantors have guaranteed the obligation of Parent to pay the Parent fee, as well as certain reimbursement obligations, pursuant to the limited guarantees.

Remedies (Page [—])

Our receipt of the Parent fee and reimbursement for any expenses incurred in connection with certain actions to enforce the payment of any such Parent fee, the reimbursement obligations of Parent for the costs and expenses, including taxes, incurred in connection with certain cash repatriation actions pursuant to the merger agreement, the reimbursement obligations of Parent for certain losses incurred in connection with the Company’s sale of auction rate securities as may be required by Parent pursuant to the merger agreement, the expense reimbursement and indemnification obligations of Parent in connection with the arrangement of the financing of the merger, including the several, but not joint, guarantees of each of such obligations by the guarantors pursuant to the limited guarantees, our rights under the confidentiality agreements previously executed with certain affiliates of each of Carlyle and Hellman & Friedman and our limited rights to specific performance under the merger agreement and the equity commitment letters in certain circumstances (discussed below under “Merger Agreement – Remedies”) are our sole and exclusive remedies against Parent, Merger Sub, the guarantors, the financing sources and any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, affiliates, representatives or agents or any former, current, or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, affiliate, representative or agent of any of the foregoing, which we refer to collectively as the Parent related parties, for any losses suffered with respect to the merger agreement, the limited guarantees, the transactions contemplated by the merger agreement and the limited guarantees (including any breach by Parent or Merger Sub), the termination of the merger agreement, the failure of the merger to be consummated or any breach of the merger agreement by Parent or Merger Sub. Upon payment of the Parent fee and the other amounts described in the preceding sentence, none of the Parent related parties will have any further liability or obligation to the Company (other than under the confidentiality agreements described above) relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Except in the event of a willful and material breach of the merger agreement by the Company, receipt by the guarantors or their designees of the termination fee and reimbursement for any expenses incurred in connection with certain actions to enforce the payment of any such termination fee and Parent’s rights to specific performance under the merger agreement (discussed below under “Merger Agreement – Remedies”) are the sole and exclusive remedies of the Parent related parties against the Company, any of its subsidiaries and any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, affiliates, representatives or agents or any former, current, or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, affiliate, representative or agent of any of the foregoing, which we refer to collectively as the Company related parties, for any loss suffered with respect to the merger agreement, the transactions contemplated by the merger agreement (including any breach by the Company), the termination of the merger agreement, the failure of the merger to be consummated or any breach of the merger agreement by the Company. Except in the event of a willful and material breach of the merger agreement by the Company, upon payment of the termination fee and the other amounts described in the preceding sentence, none of the Company related parties will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Market Price of Company Common Stock (Page [—])

The closing price of Company common stock on the Nasdaq Stock Market on September 30, 2011, the last trading day prior to the Company’s press release announcing execution of the merger agreement, was $25.66 per share of Company common stock. On [—], the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price of the Company common stock on the Nasdaq Stock Market was $[—] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Appraisal Rights (Page [—])

Shareholders are entitled to appraisal rights under the North Carolina Business Corporation Act, or the NCBCA, in connection with the merger, provided that shareholders meet all of the applicable conditions set forth in Article 13 of the NCBCA. Appraisal rights give you the right to receive the “fair value” of your shares of Company common stock as determined in accordance with the NCBCA. The ultimate amount you receive in an appraisal proceeding could be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement, and you must not submit a proxy or otherwise vote in favor of the proposal to approve the merger agreement. Your failure to follow exactly the procedures specified under the NCBCA will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the North Carolina appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. Shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page [—])

If the merger is completed, Company common stock will be delisted from the Nasdaq Stock Market and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Therefore, we would no longer file periodic reports with the SEC on account of Company common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that might be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, forecasts of potential future operating results, plans for future growth and other business development activities, as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

—

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

—

Parent’s failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

—	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

—	the failure of the merger to close for any other reason;

—	risks that the proposed transaction disrupts our current plans and operations and the potential difficulties in employee retention as a result of the proposed merger;

—	the costs, timing and outcome of any legal proceedings instituted against the Company or others relating to the merger agreement;

—	diversion of management’s attention from ongoing business concerns;

—	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

—	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page [—]). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Pharmaceutical Product Development, Inc.

929 North Front Street

Wilmington, North Carolina 28401

(910) 251-0081

The Company is a North Carolina corporation with its headquarters in Wilmington, North Carolina. PPD is a leading global contract research organization, or CRO, providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. For more information about the Company, please visit our website at http://www.ppdi.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [—]. Company common stock is publicly traded on the Nasdaq Stock Market under the symbol “PPDI.”

Parent

Jaguar Holdings, LLC

c/o The Carlyle Group

520 Madison Avenue, 42nd Floor

New York, New York 10022

(212) 813-4900

Jaguar Holdings, LLC, or Parent, is a Delaware limited liability company that was formed by affiliates of Carlyle and affiliates of Hellman & Friedman solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Prior to the completion of the merger, the members of Parent may decide to assign Parent’s rights under the merger agreement and commitment letters, and its interest in Merger Sub, to a newly formed corporation to be formed by such members, in which case, upon completion of the merger, the Company would be a wholly owned subsidiary of such corporation. In the event Parent makes such assignment, all references in this proxy statement to Parent (except for its name or description of Parent as a limited liability company) shall be deemed to refer to such corporation.

Carlyle is a global alternative asset manager with over $153 billion of assets under management across 86 funds and 49 fund of fund vehicles as of June 30, 2011, including acquisitions of AlpInvest Partners B.V. and Emerging Sovereign Group LLC on July 1, 2011. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Fund of Funds Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America focusing on aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, technology & business services, telecommunications & media and transportation. Carlyle employs more than 1,100 people in 34 offices across six continents.

Hellman & Friedman is a leading private equity investment firm with offices in San Francisco, New York and London. Since its founding in 1984, Hellman & Friedman has raised and, through its affiliated funds, managed over $25 billion of committed capital. The firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including healthcare, business & marketing services, software, financial services, internet & digital media, insurance, media and energy & industrials.

Merger Sub

Jaguar Merger Sub, Inc.

c/o The Carlyle Group

520 Madison Avenue, 42nd Floor

New York, New York 10022

(212) 813-4900

Jaguar Merger Sub, Inc., or Merger Sub, is a North Carolina corporation that was formed by Parent and its affiliates solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [—], starting at [—], Eastern time, at [—], or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the merger agreement, to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Our shareholders must approve the merger agreement in order for the merger to occur. If our shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—] as the record date for the special meeting, and only holders of record of Company common stock as of the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a shareholder directs an “abstention” from voting, as well as “broker non-votes,” if any, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting or any postponement or adjournment thereof. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of or against the proposal to approve the merger agreement but they will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy, fail to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of Company common stock, the shareholder of record. This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the Nasdaq Stock Market, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to approve the merger agreement, the proposal to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger and the adjournment proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes, if any, will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

The proposal to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the meeting with respect to such proposal. For the proposal to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal or if you have given a proxy and vote “ABSTAIN” on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or to vote in person at the special meeting, or if there are broker non-votes on this issue, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and vote “ABSTAIN” on this proposal, or if there are broker non-votes on this issue, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, the shares of Company common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Voting Mechanics; Proxies

If you are a shareholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

—	in person – you may attend the special meeting and cast your vote there; or

—	by proxy – shareholders of record have a choice of voting by proxy:

—	over the Internet – the website for Internet voting is on your proxy card,

—	by using a toll-free telephone number noted on your proxy card, or

—	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you might incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. If you are a holder of stock certificates, when the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call [[—], our proxy solicitor, toll-free at [—] (for shareholders) or [—] (for brokerage firms and banks)], or email [—].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of the close of business on [—], the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options, performance share units or restricted stock units), representing approximately [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxy Revocation

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Company at 929 North Front Street, Wilmington, North Carolina 28401, by the time the special meeting begins, or by attending the special meeting and voting in person. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. We may also adjourn or postpone the special meeting under certain circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the merger agreement, we anticipate that the merger will be completed in the [—] quarter of 20[—].

Rights of Shareholders Who Seek Appraisal

Shareholders are entitled to appraisal rights under the North Carolina Business Corporation Act, or the NCBCA, in connection with the merger, provided that shareholders meet all of the applicable conditions set forth in Article 13 of the NCBCA. Appraisal rights give you the right to receive the “fair value” of your shares of Company common stock as determined in accordance with the NCBCA. The ultimate amount you receive in an appraisal proceeding could be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement, and you must not submit a proxy or otherwise vote in favor of the proposal to approve the merger agreement. Your failure to follow exactly the procedures specified under the NCBCA will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the North Carolina appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. Shareholders who wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

[The Company has engaged [—] to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay [—] a fee of approximately $[—]. The Company will reimburse [—] for reasonable out-of-pocket expenses and will indemnify [—] and its affiliates against certain claims, liabilities, losses, damages and expenses.] The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [[—], our proxy solicitor, toll-free at [—] (for shareholders) or [—] (for brokerage firms and banks),] or email [—].

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully, because it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration, less any applicable withholding taxes.

Background of the Merger

As part of their ongoing oversight and management of the Company’s business, the board of directors regularly reviews and assesses strategic alternatives available to the Company, in light of the Company’s performance, risks facing the industry, market conditions, capital structure, CRO industry dynamics, opportunities and overall strategic direction. In connection with this ongoing process, the board of directors has at various times considered potential business combination transactions.

In addition, from time to time over the last few years, several parties, including Carlyle and H&F, have approached the Company regarding possible strategic and investment transactions involving the Company. Prior to the discussions described in the following paragraphs below, representatives of Carlyle and the Company spoke on occasion, including meetings on January 12, 2009 and August 13, 2009, as well as a meeting on June 9, 2011 between Fredric N. Eshelman, Pharm. D., our Executive Chairman, and representatives of Carlyle in which Carlyle expressed an interest in acquiring the Company. Similarly, representatives of H&F and the Company spoke on certain occasions, including at meetings on April 27, 2009, August 25, 2009, November 19, 2009 and April 4, 2011 at which representatives of H&F had discussions with Dr. Eshelman regarding developments in the CRO industry and H&F’s interest in a potential transaction with the Company. However, none of these discussions between the Company and Carlyle or H&F, respectively, proceeded past preliminary conversations or involved any exchanges of confidential information.

On February 4, 2011, the Company announced the retirement, effective at the annual meeting of shareholders to be held on May 18, 2011, of Chief Executive Officer and director David Grange, and the commencement of a search for a new CEO. At the annual meeting, PPD’s shareholders elected the board’s slate of directors, including new directors, Vaughn D. Bryson, Robert A. Ingram and Ralph Snyderman, M.D. At the board meeting immediately following the shareholder meeting, the directors requested that Company management prepare a presentation addressing the business of the Company, risks facing the industry, the Company’s business plan and overall strategy.

On June 9, 2011, the Company’s lead independent director, Ernest Mario, Ph.D., was contacted by a private equity firm regarding a potential acquisition of the Company. The party indicated to Dr. Mario a price range of $33.00 to $34.00 per share and stated that it would require exclusivity to move forward with its interest in a transaction.

On June 28, 2011, the board held a special telephonic meeting to review the business of the Company, the risks facing the industry, the current global economic environment, the outlook for the pharmaceutical industry and research and development spending, the Company’s business plan, the Company’s recent financial and operating performance and share price performance and its prospects for future growth and share price appreciation. A representative of the Company’s legal counsel, Wyrick Robbins Yates & Ponton LLP, also attended this telephonic board meeting. The board discussed the recent inquiries received from parties interested in exploring an acquisition of the Company. In light of the considerations and risks confronting the Company that were addressed in the Board’s review and the recent indications of interest received from various potential buyers of the Company, Drs. Eshelman and Mario recommended that the Company retain a financial advisor and explore whether interest existed among potential buyers for a transaction involving the sale of the Company, and how potential buyers would value the Company. The board discussed reasons for exploring a sale of the Company at this time, and the risks inherent in so doing, particularly the risk that competitors in the Company’s industry might use information about a potential transaction involving the Company to solicit the Company’s employees and customers, and the risk that a leak regarding a possible transaction could disrupt customer relations. The board also considered it likely that other industry participants would be either uninterested or lacking the capacity to acquire the Company. The board was advised by the Company’s legal counsel about the potential inclusion of a “go shop” provision in any definitive agreement entered into with a particular bidder, which would permit the Company to continue to solicit acquisition proposals after the signing of the agreement. In light of the concerns discussed, and the board’s belief that a post-signing go-shop process would also be available if in fact other industry participants were interested, the board concluded that exploratory discussions should not include other companies in the Company’s industry, and that contacts should be made only with a limited number of financial sponsors at this time. The board determined that the party that contacted Dr. Mario on June 9, 2011 should not be included among the financial sponsors to be contacted at this time due to the value indicated by such party in its proposal to Dr. Mario and such party’s requirement that the Company negotiate with it on an exclusive basis. Dr. Eshelman stated that he believed his interests in a transaction were aligned with the interests of shareholders, as he was a significant shareholder in the Company, and would sell all his stock in the transaction. Following further discussion, the board unanimously approved a two-to-four week exploratory process, focusing on private equity firms that were large enough to finance a transaction with the Company, had previously expressed an interest in the Company or had experience in the CRO sector and did not control competitive companies. The directors discussed several potential financial advisors, including Morgan Stanley & Co. LLC, considering their qualifications, experience and any potential conflicts of interest that could arise from representation of competitors or potential buyers. In addition, the Wyrick Robbins representative advised the directors of their duties to shareholders under applicable law in this context. Dr. Mario then updated the board on the status of the Company’s search for a new Chief Executive Officer. The board of directors discussed the candidates under consideration and the need to proceed with the search in case the exploratory process did not result in a sale of the Company.

Following the direction of the board, on July 1, 2011, the Company retained Morgan Stanley to act as its financial advisor, and to assist the Company in evaluating its strategic plan and capital structure, with a focus on unlocking value for shareholders.

After the June 28, 2011 board meeting and continuing until early July 2011, the Company, directly or through Morgan Stanley, contacted four private equity firms that were identified as meeting the criteria established by the board, including Carlyle and H&F, to communicate a process for the potential submission of confidential preliminary indications of interest for an acquisition of 100% of the Company. During the week of July 5, 2011, all of the contacted private equity firms signed non-disclosure agreements. Once the non-disclosure agreements had been executed, the Company gave Carlyle, H&F and two other private equity firms (described in this proxy statement as Bidder C and Bidder D, respectively) access to limited Company confidential information via a virtual data room beginning on July 11, 2011. Later in the week, Bidder D contacted the Company to indicate that, due to its recent acquisition of another company, it was no longer interested in moving forward with the potential submission of an indication of interest to acquire the Company.

On Sunday, July 17, 2011, The Wall Street Journal published an article online, indicating that the Company was exploring a potential sale, including a potential combination with a competitor. Following the publication of the online article, the price of PPD’s common stock, which had closed at $27.86 per share on July 15, 2011, closed at $30.74 on July 18, 2011. The article caused a considerable number of customers and employees to express concern about the impact of the reported process on the Company’s operations. As a result, later on July 18, 2011, the Company issued a press release publicly disclosing that its board of directors had asked management to review PPD’s strategic plan and capital structure with a focus on unlocking value for shareholders, but that it was not pursuing a strategic combination with a competitor.

Also on July 18, 2011, members of the Company’s senior management conducted meetings at Morgan Stanley’s offices in New York City with Carlyle, H&F and Bidder C. In these meetings, the Company reviewed its business operations, historical financial performance and the Company’s five-year financial forecast prepared by the Company’s management for these meetings, which we refer to as the management presentation case.

Following the July 17, 2011 publication of the article in The Wall Street Journal and the Company’s press release on July 18, 2011, the Company was contacted, directly or through Morgan Stanley, by six other potentially interested parties, including a competitor to the Company, a private equity firm owning a competitor to the Company, a private equity firm with prior experience in the CRO industry and three other private equity firms. The private equity firm with sector experience was the only one of the additional potentially interested parties that met the board’s criteria. That private equity firm, or Bidder E, signed a non-disclosure agreement on July 20, 2011, which included provisions substantially similar to the terms included in the previously executed non-disclosure agreements. Shortly thereafter, Bidder E received access to the virtual data room and participated in a similar informational meeting with Company management via teleconference. The other five parties were not invited to participate in the process because they did not meet the criteria previously established by the board.

In addition to the management presentation case previously disclosed to the potential bidders, following consultation with the Company’s advisors, on or about July 20, 2011, Company management completed the preparation of a sensitivity case financial forecast, which we refer to as the management sensitivity case, to assist the board of directors in understanding and evaluating (i) the risks inherent in the management presentation case and (ii) the impact on the value of the Company in the event Company management is unable to achieve the financial forecast in the management presentation case. To achieve that objective, for the management sensitivity case, Company management reduced the projected revenue growth rates in the Company’s clinical development segment by two percentage points for each year of the five-year financial forecast, reduced the gross profit rates for the clinical development segment to 50% for each year of the five-year financial forecast, maintained SG&A spending levels in the clinical development segment consistent with the management presentation case, and reduced revenue growth rates for selected laboratory businesses (but maintained the gross profit and SG&A rates for those laboratories). The management sensitivity case was not shared with Carlyle, H&F or any other potential bidders for the Company.

On July 21, 2011, Morgan Stanley requested in writing that the four potential buyers (Carlyle, H&F, Bidder C and Bidder E) submit to the Company a preliminary, non-binding indication of interest on July 25, 2011, including a proposed per share purchase price.

On July 25, 2011, Bidder C informed Morgan Stanley that it would not be submitting an indication of interest. H&F and Bidder E submitted indications of interest on July 25, 2011; after seeking a one-day extension, Carlyle submitted an indication of interest on July 26, 2011. In its indication of interest, Carlyle proposed to acquire the Company at $37.25 per outstanding share of our common stock. The other indications of interest included a range of $33.00 to $36.00 per share from H&F, and a price per share of $36.00 from Bidder E. Each of the indications of interest indicated that the proposal was subject to certain assumptions, including negotiation of satisfactory definitive documentation, completion of due diligence and obtaining committed debt financing.

On July 28, 2011, the board of directors held a meeting in Durham, North Carolina, attended by members of the Company’s senior management team and representatives of Morgan Stanley and Wyrick Robbins. Dr. Eshelman, Chief Operating Officer William J. Sharbaugh and Chief Financial Officer Daniel G. Darazsdi reviewed in detail the management presentation case that had been shared with the four potential buyers that previously had met with the Company’s management. The board was also presented with the management sensitivity case to provide the board with a more detailed perspective on the risks in the management presentation case, potential results in light of these risks and the assumptions included in the management presentation case and the impact on the value of the Company if the management presentation case is not achieved. Morgan Stanley updated the board of directors regarding certain terms of the indications of interest received on July 25, 2011 and July 26, 2011 from Carlyle, H&F and Bidder E, including the indicative price per share and related assumptions, terms and conditions. Morgan Stanley also provided the board of directors with information about Bidders C and D, which were the two other parties that had been in contact with the Company but had declined to submit indications of interest. Morgan Stanley and the board of directors also discussed the other indications of potential interest received from other parties after the July 17, 2011 publication of the article in The Wall Street Journal and the Company’s press release on July 18, 2011, and the fact that these parties did not meet the criteria that the board previously had established.

At the prior request of the board of directors, the Morgan Stanley representatives presented Morgan Stanley’s preliminary views on the value of the Company on a stand-alone public company basis, based on publicly available information and the Company’s management presentation case and management sensitivity case. The Morgan Stanley representatives also described for the board of directors stand-alone value creation alternatives, including a leveraged recapitalization or similar transaction while remaining an independent public company, and the potential costs and risks associated with the alternatives discussed in view of market developments and conditions. The Morgan Stanley representatives, the Company’s management and the board of directors discussed these alternatives and potential financing costs and debt capacity in light of recent trends in the CRO industry and the economy generally, as well as potential execution risks inherent in implementing the alternatives. The Morgan Stanley and Wyrick Robbins representatives then described for the board of directors the potential timing and process if the board determined to pursue a sale of the Company. In executive session with directors only, the board continued its detailed discussion and consideration of the merits and risks of the strategic alternatives available to PPD.

After extensive consideration of the strategic alternatives available to the Company, the board of directors directed the Company’s management and Morgan Stanley to continue exploring the potential sale of the Company and to seek a higher price from Carlyle, which was the highest bidder. Representatives of Morgan Stanley and the Company negotiated with Carlyle over the next few days, and following such negotiations, on July 31, 2011, Carlyle communicated that it would increase its July 26, 2011 indication of interest to $37.50 per share if the Company would agree to deal exclusively with Carlyle with respect to negotiation of any potential change of control transaction. During this period, each of H&F and Bidder E continued to contact Morgan Stanley to pursue discussions regarding their respective indications of interest.

The board met via telephone on the morning of August 1, 2011, and deliberated further on the Company’s alternatives and the revised Carlyle indication of interest. Senior management of the Company and representatives of Morgan Stanley and Wyrick Robbins also participated in the meeting. Dr. Eshelman updated the board of directors on negotiations with Carlyle and the most recent proposal from Carlyle, including the request for an exclusive negotiating period. Representatives of Morgan Stanley described for the directors the discussions that Morgan Stanley had with H&F, including that H&F had proposed a price range that was lower than Carlyle’s indicated price and was conditioned upon satisfactory diligence supporting certain assumptions used by it in determining that price range. Representatives of Morgan Stanley also described for the directors the discussions that Morgan Stanley had with Bidder E, including that Bidder E had not conducted a thorough diligence review and had presented a lower price in its indication of interest. Representatives of Morgan Stanley informed the board of directors that each of those potential buyers had indicated that it was unlikely at that time that it would be willing to increase the price from its previously delivered indication of interest. The board of directors discussed the risks to the Company if it were to engage in discussions with competitors in the industry regarding a potential transaction, and determined that it was not in the best interests of the Company’s shareholders to approach a broader group of potential buyers at this time. However, the board also discussed that a mechanism should be considered to allow competitors in the industry or other potential buyers to submit proposals if any transaction were to be announced by the Company. After careful deliberation, the board directed management and Morgan Stanley to inform Carlyle that the Company would verbally agree in principle that for the subsequent four weeks it would negotiate only with Carlyle regarding a potential change of control transaction, provided that any definitive agreement would include an appropriate “go shop” provision allowing the Company to seek and accept superior offers after execution of the agreement. In addition, the board determined that the Company would consent to Carlyle’s request to work with a small number of potential equity partners (which did not include H&F or Bidder E) identified by Carlyle and to Carlyle sharing Company confidential information with the potential debt financing sources and equity partners identified by Carlyle subject to non-disclosure obligations.

Also at the meeting, in order to provide additional perspective for the board to consider in connection with its analysis of any potential transaction, the board directed management to retain an additional investment bank or financial advisor to conduct analyses and, if possible, render an opinion to the board as to the fairness, from a financial point of view, to the holders of Company common stock of the merger consideration to be paid to those holders in any transaction, for a fixed fee payable upon delivery of the opinion and not contingent upon closing of a transaction.

Following the meeting, representatives of Morgan Stanley conveyed the decision of the board of directors to Carlyle, the Company invited Carlyle to conduct detailed due diligence in support of its pricing for a potential acquisition of the Company and indicated to Carlyle that Wyrick Robbins would prepare and provide a draft merger agreement that would include a “go shop” provision.

Later on August 1, H&F sent the Company a revised indication of interest at a range of $36.00 to $38.00 per share, contingent upon satisfactory diligence that supported certain assumptions used by it in determining the increased range. The board of directors reconvened via telephone on the morning of August 2, 2011, with senior management of the Company and representatives of Morgan Stanley and Wyrick Robbins to consider the revised indication of interest from H&F. The board of directors discussed the facts that 75% of the expressed range did not exceed the Carlyle fixed price, that the range had increased significantly without analysis of any new information and was conditioned upon specific further diligence assumptions, that the Company had, prior to receiving H&F’s revised indication of interest, committed to deal exclusively with Carlyle for the next four weeks and that an appropriate “go shop” provision in any definitive agreement with Carlyle would afford adequate opportunity for any potential buyer, including H&F, to acquire the Company if it were willing to do so on terms that were superior to the terms offered by Carlyle. After due deliberation, the board of directors directed senior management of the Company and Morgan Stanley to negotiate exclusively with Carlyle for the next four weeks and to seek the best terms available from Carlyle. Based on guidance given by the board, Morgan Stanley informed each of H&F and Bidder E that the Company intended to negotiate a transaction with another party at this time.

On August 2, 2011, the board of directors received a letter from the competitor of the Company that had contacted the Company after publication of the article in The Wall Street Journal, indicating an interest in acquiring the company within a price range of $34.00 to $38.00 per share, based on publicly available information. At the direction of the board, Morgan Stanley advised the competitor that it did not meet the criteria established by the board for participation in the sale process at that time.

On August 4, 2011, Wyrick Robbins sent to Latham & Watkins, counsel to Carlyle, the draft merger agreement requested by the board, which included a 40 calendar day “go shop” period, a right of the Company to terminate the agreement to accept a superior proposal if it paid a termination fee (which would be a lower amount if the agreement was with a party identified during the “go shop” period) and a termination fee to be paid to the Company if Carlyle failed to complete the merger in certain circumstances. In addition, during the first three weeks of August, Carlyle and its advisors continued their due diligence review of the Company, including through meetings, visits to certain Company facilities, teleconferences and access to additional information via the Company’s virtual data room.

On August 15, 2011, Bloomberg published an article stating that the Company, possibly advised by Morgan Stanley, was in exclusive talks with Carlyle regarding a sale of the Company after submitting an offer that was higher than bids submitted by other private equity firms, which were reported to range from $33.00 to

$38.00 per share. Spokespeople for PPD, Morgan Stanley and Carlyle declined to comment for or about the article. The Company again experienced considerable employee and customer concern about the future of the Company. After closing at $26.60 per share on Friday, August 12, 2011, the Company’s stock price rose to as high as $33.07 on August 16 after publication of the Bloomberg article.

As directed by the board of directors at the August 1, 2011 meeting, after interviewing several firms, on August 17, 2011, the Company retained Lazard Frères & Co., LLC to conduct analyses and, if possible, render a fairness opinion to the board of directors. The terms of the Company’s engagement of Lazard, and the opinion rendered by Lazard to the board of directors with respect to the fairness from a financial point of view of the merger consideration to be paid to the Company shareholders, are described below under “Opinions of the Company’s Financial Advisors”.

On August 19, 2011, Latham & Watkins, on behalf of Carlyle, submitted to Wyrick Robbins, on behalf of the Company, a mark-up of the draft merger agreement, which included, among other revisions, requirements that PPD settle its ongoing accelerated share repurchase program and repatriate cash from foreign subsidiaries prior to closing at PPD’s cost, a shorter “go shop” period, a higher break-up fee payable by PPD if PPD failed to complete the merger in certain circumstances and a lower termination fee if Parent failed to close in certain circumstances. Over the next approximately three weeks, the parties negotiated the terms of the definitive merger agreement.

The period from July 15, 2011, which was the last trading day prior to the publication of the article in The Wall Street Journal, through the end of August 29, 2011, which was the date on which Carlyle indicated it could pay only $34.00 per share as discussed below, was marked by a high level of market volatility, with the S&P 500 equity index declining by 8% and an index comprised of certain publicly traded CRO companies declining by 18%. In addition, markets were impacted by several significant macroeconomic events, including concerns over the raising of the U.S. debt ceiling, the downgrading of the U.S. credit rating and concerns over European sovereign debt and bank stability.

On August 25, 2011, representatives of Carlyle had a telephonic discussion with representatives of Morgan Stanley and indicated that Carlyle was having difficulty arranging financing for the merger and that Carlyle was no longer willing to pay $37.50 per share of the Company. Carlyle did not communicate a new price on the call and indicated that it would not be in a position to do so until the following week. On August 26, 2011 representatives of Carlyle told representatives of the Company and Morgan Stanley that one of Carlyle’s potential equity partners had indicated it would not pay more than $33.00 per share, that a second potential equity partner was unable to act on the transaction in the short time frame available, and that Carlyle needed an additional one-to-two weeks to permit Carlyle to work with another potential equity partner. On August 29, 2011, representatives of Carlyle told representatives of the Company that Carlyle had arranged for its debt financing and was prepared to pay $34.00 per share, but needed until September 12 to arrange for a commitment from another potential equity partner. Carlyle cited current stock and debt market conditions, which had deteriorated significantly since the beginning of discussions, as well as its inability to fully use PPD cash to fund a portion of the purchase price, including because of restrictions on repatriation of off-shore funds, potential costs to unwind PPD’s ongoing accelerated share repurchase program and the Company’s pre-existing commitments to invest in various venture and similar funds. In subsequent conversations with representatives of Morgan Stanley, Carlyle indicated that it likely could improve upon its offer, possibly to the level of $35.00 per share. In connection with its efforts to find a potential equity partner in the transaction, Carlyle requested permission to contact H&F, which Carlyle believed had both the financial capability and interest in the CRO industry to be a suitable equity partner.

On August 30, 2011, the board of directors held a meeting in Cary, North Carolina, which was attended by members of the Company’s senior management team and representatives of Morgan Stanley, Lazard and Wyrick Robbins and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel engaged by the Company on August 22, 2011 to provide additional strategic transaction advice and analyze foreign antitrust matters and prepare related filings. The Morgan Stanley representatives updated the board of directors on recent developments in the negotiations with Carlyle. The Morgan Stanley representatives also described for the board of directors general conditions in the stock and debt markets, noting the significant volatility and downward market trends in the last month. The Morgan Stanley representatives then reviewed Carlyle’s latest proposal and Morgan Stanley’s views on potential equity partners to support an offer by Carlyle. Representatives of Morgan Stanley also gave their views on the ability of other financial sponsors to arrange the equity and debt financing for a transaction of this size. The Morgan Stanley representatives also described certain alternatives for unlocking shareholder value, including a potential leveraged recapitalization and other independent strategies the Company could pursue. The Lazard representatives then responded to questions from various directors. Representatives of Morgan Stanley expressed the view that all of the potential buyers that had previously submitted indications of interest would likely face the same financing challenges that Carlyle had indicated it was encountering. Morgan Stanley also expressed the view that H&F continued to express interest in a transaction with the Company, but like Carlyle, was unlikely to proceed with a transaction without participation of another significant equity partner. In light of recent economic changes, the board of directors requested an update from management of the Company on the business of the Company, the performance of the Company and the risks facing the Company. After a presentation from senior management of the Company addressing these topics, the board of directors discussed with senior management of the Company the assumptions inherent in the Company’s business plan, the likelihood that the Company could achieve its business plan and the related risks, particularly in light of recent global economic developments including the downgrade of U.S. debt and concerns over European sovereign debt defaults. The Wyrick Robbins and Skadden Arps representatives advised the directors as to their duties in the context of this discussion and review. The board continued its deliberations in executive session without management or advisors present. Following discussions in executive session, the board of directors directed Dr. Eshelman to contact H&F to confirm its interest in a transaction and its ability to complete its diligence review on an expedited timeframe, and to communicate that the Company would consider a joint proposal from Carlyle and H&F, if the price were not less than $35.00 per share. Dr. Eshelman and representatives of Morgan Stanley contacted representatives of Carlyle and H&F and communicated that the board of directors would allow Carlyle and H&F to work together on the proposed transaction, and was prepared to consider a transaction if the price were at least $35.00 per share and the transaction could be signed and announced on September 12, 2011. The representatives of Carlyle and H&F indicated that they were prepared to work towards delivering a joint proposal to the Company.

During the period from September 1 through September 12, 2011, Carlyle and H&F and their advisors conducted a further due diligence review of the Company. Also during that period, negotiations of the detailed terms and conditions contained in the definitive merger agreement continued.

On the evening of September 12, 2011, representatives of H&F called representatives of Morgan Stanley to indicate that H&F had not yet been able to conclude its financial analyses or determine what price it would be willing to pay to purchase PPD’s stock. Carlyle and H&F both stated they remained interested in pursuing a transaction, but H&F required at least 7-10 additional days to finalize its analyses. At its regularly scheduled meeting in Cary, North Carolina on September 13, 2011, the PPD board received updates and advice from representatives of Morgan Stanley, Wyrick Robbins and Skadden Arps, as well as from senior management of the Company. Representatives of Morgan Stanley described for the board the H&F request for additional time to complete its due diligence, and Morgan Stanley’s views on other potential equity partners that might be interested in acquiring the Company together with Carlyle. Representatives of Morgan Stanley suggested that Bidder E, which had originally submitted an indication of interest at $36.00 per share might have the financial resources to join with Carlyle in an offer for the Company. Representatives of Morgan Stanley also updated the board on the continued weak conditions in the capital markets, and management and the board discussed the effect such conditions could potentially have on the Company’s business. The board directed management and Morgan Stanley to approach Bidder E to determine if it would be interested in conducting due diligence to support a joint proposal for the Company with Carlyle at a price per share of $35.00 or more. The board also authorized continued discussions with Carlyle and H&F, and instructed the Company’s management to facilitate the additional due diligence requests of H&F. The board also discussed the need for the Company to move forward with its business plan, and in particular the desirability of appointing a Chief Executive Officer to fill the vacancy created by the retirement of David Grange in May 2011. The board unanimously approved the hiring of

Raymond H. Hill as the Company’s new Chief Executive Officer, and appointed Mr. Hill to the board, both effective September 16, 2011. Due to the fact that the Company was engaged in discussions regarding a potential transaction with Carlyle and H&F that, if agreed, would be completed so soon after Mr. Hill’s hiring, Mr. Hill and the Company agreed that his equity awards received upon hiring would not be entitled to participate in the merger consideration.

On September 13, 2011, as directed by the board, representatives of Morgan Stanley contacted Bidder E to determine if it would be interested in conducting due diligence that would support a joint proposal for the Company with Carlyle at a price per share of $35.00 or more. On or about September 16, 2011, Bidder E contacted Morgan Stanley and indicated that it was not interested in submitting a joint proposal for the Company with Carlyle on the terms outlined by Morgan Stanley.

From September 16, 2011 to September 26, 2011, representatives of the Company and Morgan Stanley continued detailed discussions with H&F and Carlyle. In addition, during that period Wyrick Robbins and Latham & Watkins continued to negotiate provisions of the merger agreement.

On the evening of September 26, 2011, representatives of Carlyle and H&F called Morgan Stanley and stated that they were prepared to proceed with a transaction in which Carlyle and H&F would pay $33.00 per share of PPD common stock. On September 27, 2011, Carlyle and H&F delivered the proposal in writing along with a revised draft merger agreement that Carlyle and H&F indicated they were prepared to sign and a draft of their debt financing commitments. Over the next day and a half, Dr. Mario exchanged emails and phone calls with David Rubenstein, a founder of Carlyle, in which Dr. Mario expressed the Company’s dissatisfaction with the price offered by Carlyle and H&F and requested that Carlyle and H&F increase the price they would pay for PPD shares. Mr. Rubenstein responded that Carlyle and H&F would not consider any increase in the offer price until the board formally considered the offer and responded in writing.

At a special telephonic meeting on September 28, 2011, Dr. Eshelman presented the Carlyle and H&F offer to the board, and Dr. Mario described for the board his recent communications with Mr. Rubenstein. The board reviewed the Carlyle and H&F offer and, in particular, the offer price of $33.00 per share. The board also discussed, and solicited the views of Morgan Stanley and Lazard on global economic conditions and the state of capital markets, and the effect of such conditions on the willingness of Carlyle and H&F to pay a price per share in excess of $33.00. The board also requested and received from management a business update, and the views of management with respect to the outlook for the Company’s business and prospects. The board then received further input and advice from Skadden Arps and Wyrick Robbins. The board determined, after considering the views of management and its financial and legal advisors, to reject the proposal of Carlyle and H&F to acquire the Company at a price of $33.00 per share. The board instructed Drs. Eshelman and Mario to inform Carlyle and H&F that the board was rejecting the proposal. The board also discussed its willingness to consider an offer from Carlyle and H&F at a price higher than $33.00 per share. The board instructed Morgan Stanley and Dr. Mario to communicate to Carlyle and H&F that although the board was rejecting the offer of Carlyle and H&F to acquire the Company at $33.00 per share, the board remained willing to consider an offer if they increased the price to $34.00 per share. On September 29, 2011, the Company delivered to Carlyle and H&F a letter rejecting their offer to acquire the Company at $33.00 per share, and indicating the board’s willingness to consider an offer at a price of $34.00 per share. Dr. Mario communicated the same to Mr. Rubenstein.

On September 30, 2011, Mr. Rubenstein called Dr. Mario and told him Carlyle and H&F would be willing to increase their offer to $33.25 per share, but not more. A special telephonic meeting of the board was convened that evening to consider the improved offer. At this meeting, Dr. Mario updated the board on his recent communications with Mr. Rubenstein, and Dr. Mario’s belief, based on such communications, that Carlyle and H&F would not agree to increase the price offered per share beyond $33.25. The board discussed the Carlyle and H&F offer, in light of market conditions and the challenges facing the CRO industry. The board also discussed CRO market valuations, and the sensitivity of the Company’s share price in a prolonged period of economic weakness and reduced research and development spending by pharmaceutical companies. The board solicited the views of the Morgan Stanley representatives with respect to the market valuations in the CRO industry and potential trading ranges for the Company’s shares if it were to pursue a strategy to remain an independent public company. A Wyrick Robbins attorney summarized the open points in the merger agreement, including the amount of the various termination fees and timing of the marketing period for the debt financing. After considerable discussion and deliberation, the board unanimously indicated it was in favor of proceeding with a sale of the Company to Carlyle and H&F at a price of $33.25 per share, subject to negotiation of the definitive agreement and receipt of fairness opinions from Morgan Stanley and Lazard.

Later in the evening of September 30, 2011, Dr. Mario contacted Mr. Rubenstein and informed him of the board’s decision. Over the next two days representatives of Wyrick Robbins and Latham & Watkins, as well as representatives of Morgan Stanley and Carlyle and H&F, negotiated the final terms of the definitive agreement, including the amounts of the termination fees and the terms of the marketing period with respect to debt financing required for the transaction.

On Sunday, October 2, 2011, the board reconvened the September 30, 2011 special telephonic meeting to review the final proposed terms of the merger. Members of Company senior management and representatives of Morgan Stanley, Lazard, Wyrick Robbins and Skadden Arps also attended this meeting. The Wyrick Robbins representative reviewed the material terms and conditions included in the definitive merger agreement as negotiated to date, as well as a potential timeline of closing conditions following execution of the agreement. Following this review, the board of directors engaged in detailed discussion and consideration of the terms of the proposed merger and conditions in the market. Representatives of each of Morgan Stanley and Lazard made presentations to the board. Representatives of Lazard presented to the board Lazard’s financial analyses described below under “Opinions of the Company’s Financial Advisors,” and noted that, based on discussions with management of the Company regarding the risks underlying, and uncertainty of achieving, the management presentation case projections, Lazard gave greater weight to the management sensitivity case projections for purposes of its analyses. Lazard rendered its oral opinion to the board, later confirmed in writing, that as of the date of the opinion, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the price per share of the Company common stock to be paid to the holders of the Company common stock (other than certain holders specified in Lazard’s written opinion) in the proposed merger was fair, from a financial point of view, to those shareholders. Representatives of Morgan Stanley then reviewed for the board the analyses they had used in connection with the preparation of their fairness opinion. The Morgan Stanley representatives informed the board that, based on discussions with Company management regarding the risks underlying the management presentation case and the uncertainty of achieving those projections, Morgan Stanley gave less weight to the management presentation case projections and more weight to the management sensitivity case projections. Morgan Stanley rendered its oral opinion, which was confirmed in writing, to the board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the $33.25 per share cash consideration to be received by the holders of shares of the Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Each of Morgan Stanley and Lazard subsequently delivered its written opinion, dated October 2, 2011, to the board of directors confirming its oral opinion. The full text of the written opinions of Morgan Stanley and of Lazard, each of which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by each in rendering its opinion, are attached as Annexes B-1 and B-2 to this proxy statement, and are described in more detail below under “Opinions of Financial Advisors”. The board asked members of Company management to give their views on the achievability of the management presentation case projections. Members of Company management expressed the view, that although they were continuing to work toward the results set forth in the management presentation case, the management sensitivity case represented a more achievable scenario for the period through 2016, particularly in light of pricing pressure in the industry, the potential for future declines in R&D spending levels and revenue growth assumptions in the management presentation case. The board then discussed the “go shop” provisions in the merger agreement, and the potential interest that financial sponsors and other industry participants might have in making a proposal on terms superior to the terms of the Carlyle and H&F transaction. Representatives of Morgan Stanley described for the board the “go shop” process and discussed potential contacts and a proposed timeline for soliciting additional interest during the “go-shop” period. The board instructed Morgan Stanley to begin the “go-shop” process immediately following public announcement of the definitive merger agreement with Carlyle and H&F.

After additional discussions and deliberations, including discussion of the reasons for the merger described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors moved to a vote on the proposed merger. The board of directors unanimously resolved that the merger is in the best interests of the Company and its shareholders and the board approved the merger agreement and the merger and the other transactions contemplated thereby. The board of directors also unanimously recommended that the shareholders approve the merger agreement, resolved that the merger agreement be submitted for consideration by the shareholders at the special meeting of shareholders in accordance with all applicable laws and regulations and authorized management to set the record date for the special meeting to consider and vote on the approval of the merger agreement.

The parties executed the merger agreement on October 2, 2011. On the morning of Monday, October 3, 2011, prior to the opening of the Nasdaq Stock Market, the Company issued a press release announcing that it had entered into the merger agreement.

The merger agreement provides that, until 11:59 p.m., Eastern time, on November 1, 2011, the Company is allowed to initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to acquisition proposals.

At the direction of the board of directors, Morgan Stanley is conducting the “go-shop” process on behalf of the Company. In this process, through October 13, 2011, Morgan Stanley has contacted a total of 22 parties, comprised of 9 strategic parties and 13 financial parties, to determine whether they would be interested in exploring a transaction with the Company that would be superior to the merger. The contacted parties include competitors of the Company that expressed interest in participating in the sale process earlier but were not invited to do so at that time, as described in the preceding discussion. Of the parties contacted, through October 13, 2011, one party has entered into a confidentiality agreement with the Company substantially similar to the confidentiality agreements entered into between the Company and Carlyle, and the Company and H&F. As a result, we provided that party with an initial information package containing limited confidential information regarding the Company. As of October 13, 2011, such party has not submitted an acquisition proposal to the Company.

Reasons for the Merger; Recommendation of the Board of Directors

At a meeting held on October 2, 2011, the board of directors, by a unanimous vote, determined that the merger is in the best interests of the Company and our shareholders, approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated by the merger agreement, which we sometimes refer to as the merger transactions, and resolved that the merger agreement be submitted for consideration by the shareholders at the special meeting and recommended that our shareholders vote to approve the merger agreement. In making its recommendation, the board of directors consulted with our outside legal and financial advisors and our senior management team at various times, and considered a number of factors, including the following principal factors that the board of directors believes support such determinations, approvals, resolutions and recommendations:

—	the current unstable macro-economic environment, including recent activity related to U.S. governmental debt, unemployment rates, consumer sentiment and Europe’s debt crisis;

—	uncertainty in the Company’s and its customers’ industries, due to, among other factors, healthcare reform, industry consolidation and cost-cutting measures, and increasing regulatory scrutiny;

—	the directors’ knowledge of the Company’s business, financial condition, and results of operations, on both an historical and a prospective basis;

—

the process leading to the announcement of the merger agreement, including the steps taken to foster competition and the announcement by the Company over two months prior to entering into the merger agreement that it was exploring strategic alternatives, and the board’s understanding, as a result of such process, of the level of interest of private equity sponsors and other parties in a transaction with the Company;

—	that discussions had been held with, and feedback received from, multiple private equity bidders as part of the process of exploring the possibility of a transaction;

—

the directors’ evaluation of the possible alternatives to a sale to Parent, including continuing as a public Company, which alternatives the board of directors evaluated with the assistance of its financial advisor, Morgan Stanley, and determined were likely to be less favorable to the Company’s shareholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives;

—

the $33.25 per share price to be paid in cash in respect of each share of Company common stock, which represents a 29.6% premium to the closing price for the Company common stock on the Nasdaq Stock Market on September 30, 2011, the last full trading day before the merger was announced;

—

the fact that, from July 15, 2011, the last trading day prior to market rumors regarding a potential sale of the Company, when the closing price of the Company’s common stock was $27.86 per share, to September 30, 2011, the last trading day prior to the board’s approval of the merger agreement, a stock index comprising shares of certain publicly traded CRO companies declined by 27.8%, indicating that the Company’s stock price would have declined to approximately $20.12 per share if the leaks regarding a potential transaction had not occurred, the Company had not issued its July 18, 2011 press release and the Company’s stock price during that period had declined to the same degree as the index of certain publicly traded CRO companies;

—	the sale process conducted by the board of directors, with the assistance of Morgan Stanley, did not result in any definitive proposals to acquire the Company at a price higher than $33.25 per share;

—

the likelihood that it could take a considerable period of time, if ever, before the trading price of the Company common stock would reach and sustain at least the per share merger consideration value of $33.25, as adjusted for present value, based in part on discussion with Morgan Stanley of the lower recent valuation multiples of the Company common stock relative to the common stock of the Company’s peers in the public equity markets, the reasons for such lower multiples, including industry uncertainty and the Company’s new CEO and management transition, and the Company’s intrinsic valuation on a discounted cash flow basis, and whether the reasons for such lower multiples were likely to be persistent;

—

the fact that the merger consideration is to be paid in all cash, which provides value certainty to the Company’s shareholders and allows them to monetize their investment in the Company in the near future, while avoiding long-term business risk;

—

our forecasts provided to the board and our advisors and, in the case of the management presentation case, to Carlyle and H&F and other potential buyers and, in each case, summarized below under “Certain Company Forecasts,” and Wall Street analysts’ consensus expectations regarding our future performance;

—

the opinions of Morgan Stanley and Lazard to the effect that, as of October 2, 2011, and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in their respective written opinions, the consideration of $33.25 per share of the Company common stock to be paid to the holders of the Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such shareholders, as more fully described below in “Opinions of the Company’s Financial Advisors;”

—	the likelihood that the merger would be completed, based on, among other things

—	the absence of any material anti-trust risk,

—	reputation and ability of Carlyle and H&F to complete large acquisition transactions and their familiarity with the Company,

—

the fact that Parent had obtained committed debt and equity financing for the transaction, the number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the debt financing,

—	the absence of a financing condition in the merger agreement,

—

the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there were no anticipated substantive issues in connection with HSR and other anti-trust clearances and that there are no other regulatory approvals that are required to close the merger,

—

the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $251.8 million reverse termination fee, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses”, without the Company having to establish any damages, the payment of which is guaranteed, severally but not jointly, by an affiliate of Carlyle and affiliates of H&F pursuant to their respective limited guarantees,

—

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and the equity commitment letters, as described under “The Merger Agreement—Remedies” and to enforce specifically the terms of the merger agreement and the equity commitment letters; and

—	the procedural safeguards implemented by the board of directors to represent effectively the interests of the Company’s shareholders, including

—

the fact that the board of directors met, along with the Company’s financial and legal advisors, nine times between June 28 and October 2, 2011, the date the merger agreement was signed and ultimately determined unanimously (1) that the merger agreement is in the best interests of the Company and the shareholders, (2) to approve the merger agreement and the merger, (3) to recommend that the shareholders vote their shares of Company common stock in favor of adoption of the merger agreement and (4) to direct that the merger agreement be submitted to the shareholders for their adoption at a shareholders’ meeting in accordance with applicable law or regulation,

—

the fact that, other than their receipt of board of directors’ fees and their interests described under “—Interests of Certain Persons in the Merger”, members of the board of directors, including Executive Chairman Dr. Eshelman, do not have interests in the merger different from, or in addition to, those of the Company’s shareholders generally,

—

the fact that, as of the execution of the merger agreement, members of senior management had not had any discussions, and were not party to any binding agreements, with Parent regarding their post-closing employment with or equity participation in the surviving entity, including with respect to any equity roll-over,

—

the other terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including the nature of the parties’ representations, warranties and covenants and provisions regarding deal certainty, and the board of directors’ belief, after reviewing the merger agreement with its legal advisors, that the merger agreement offered reasonable assurances as to the likelihood of consummation of the merger, did not impose unreasonable burdens on the Company and would not preclude a superior proposal, noting in particular,

—

our ability, under the merger agreement, during the “go-shop” period beginning on the date of the merger agreement and continuing until 11:59 p.m., Eastern time, on November 1, 2011 to initiate, solicit and encourage alternative acquisition proposals from third parties and to provide non-public information and to engage in discussions and negotiate with third parties with respect to such proposals,

—

our ability to continue discussions after the end of the go-shop period with parties from which the Company has received during the go-shop period a written acquisition proposal that the board determines in good faith (after consultation with its outside legal counsel and a financial advisor) prior to the no-shop period start date is reasonably likely to result in a superior proposal (we refer to such parties as excluded parties),

—

after expiration of the go-shop period, the Company would have the ability to respond to persons submitting acquisition proposals that did not result from a breach by the Company of its obligations relating to the solicitation of acquisition proposals to engage in discussions or negotiations with such persons, and furnish information pursuant to an acceptable confidentiality agreement, if the board of directors determines in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal and the failure to pursue such approval would be a breach of its fiduciary duties,

—	the ability of the board of directors, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendation that its shareholders vote to approve the merger agreement,

—

the Company’s ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to have an opportunity to match the superior proposal), provided that the Company concurrently pays a $58.1 million termination fee in the event of a termination to enter into a superior transaction with an excluded party or $116.2 million if with any other party,

—

that the reverse termination fee and reimbursements payable by Parent would become payable by Parent in certain circumstances, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” and “The Merger Agreement—Remedies”, and

—	the closing conditions to the merger, including the fact that the obligations of Parent and Merger Sub under the merger agreement are not subject to a financing condition.

The board of directors also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement:

—

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;

—	the fact that the price of $33.25 is lower than the trading price for the Company’s common stock in periods prior to 2009;

—	the fact that the price of $33.25 is lower than the range of values calculated by each of Morgan Stanley and Lazard using a discounted cash flow of the management case projections;

—

the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the acquisition financing commitments, described under “—Financing of the Merger”, is not obtained;

—

the restrictions on the conduct of the Company’s business prior to the closing of the merger, which could delay or prevent the Company from undertaking business opportunities or any other action it would otherwise take with respect to the operations of the Company pending closing;

—

the potential negative effect of the pendency of the merger, or a failure to complete the merger, could have on the Company’s business and particularly on relationships with its customers, employees, clinical trial investigators and regulators;

—

the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

—	the risk that certain key members of senior management might choose not to remain employed with the Company prior to the completion of the merger;

—

the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire the Company, including the possibility of the payment of a termination fee up to $116.2 million if the Company breaches its obligations under the provisions of the merger agreement relating to the solicitation of acquisition proposals

—

the risk that Parent’s matching rights under the merger agreement in connection with the Company’s right to terminate the agreement to accept a superior competing acquisition proposal might discourage third parties from submitting a competing acquisition proposal;

—

the fact that, except in certain limited circumstances, the Company’s remedy in the event of the termination of the merger agreement due to the failure to obtain financing by Parent or Merger Sub is limited to receipt of the reverse termination fee and certain reimbursements, and that under certain circumstances the Company may not be entitled to such termination fee or reimbursements;

—	the fact that the merger will be taxable to many of the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes;

—

the fact that our shareholders, with the exception of Mr. Hill, who is required to rollover his equity pursuant to his employment agreement, and any members of senior management who receive equity awards in Parent after the merger, will have no ongoing equity participation in the Company following the merger and such shareholders will cease to participate in our future earnings, dividends or growth, if any, or to benefit from increases, if any, in the value of the Company’s stock and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders; and

—	the other risks described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [—].

In considering the recommendation of the board of directors with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers might have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the shareholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger.”

The foregoing discussion of the information and factors considered by the board of directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors might have given different weights to different factors. The board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinions of the Company’s Financial Advisors

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by the board of directors to act as its financial advisor in connection with the proposed merger. The board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. On October 2, 2011, Morgan Stanley rendered its oral opinion, which was confirmed in writing, to the board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the $33.25 per share cash consideration to be received by holders of shares of the Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the board of directors, dated October 2, 2011, is attached as Annex B to this proxy statement. Holders of Company common stock should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the board of directors and addressed only the fairness from a financial point of view of the consideration to be received by holders of Company common stock pursuant to the merger agreement as of the date of the opinion and did not address any other aspects of the merger. The opinion does not constitute advice or a recommendation to any security holder as to how such security holder should vote at any shareholders’ meeting to be held in connection with the merger or take any other action with respect to the merger.

In arriving at its opinion, Morgan Stanley, among other things:

—	Reviewed certain publicly available financial statements and other business and financial information of the Company;

—	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

—	Reviewed certain financial projections prepared by the management of the Company;

—	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

—	Reviewed the reported historical prices and trading activity for the Company common stock;

—

Compared the financial performance of the Company and historical prices and trading activity of the Company common stock with that of certain other publicly-traded companies comparable with the Company and its securities;

—	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions that Morgan Stanley deemed relevant;

—	Participated in certain discussions and negotiations among representatives of the Company and Parent and their advisors;

—	Reviewed the merger agreement, the debt commitment letter substantially in the form of the draft dated September 25, 2011 and certain related documents; and

—	Performed such other analyses and reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and that formed as substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management of the future financial performance of the Company. With the consent of the Company, Morgan Stanley gave greater weight to the management sensitivity case in its analysis. This decision was based on discussions with the Company’s management and board of directors regarding risks underlying, and uncertainty of achieving, the forecasts reflected in the management presentation case, including with respect to the fact that the management presentation case was prepared in June 2011 and failed to account for the deterioration of the macroeconomic environment since that time, including the risk to future global economic growth from issues such as such as the European sovereign debt crisis and the downgrading of the United States debt. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay in any terms or conditions, including, among other things, that Parent would obtain the required financing in accordance with the terms set forth in the debt commitment letter. Morgan Stanley also assumed, with the consent of the Company, that in connection with obtaining the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in or the timing or likelihood of completion of the merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, and was not furnished with any such appraisals. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company’s common stock or otherwise. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley, as of the date of its opinion, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Trading Range and Research Targets

Morgan Stanley reviewed the historical trading range of the Company’s common stock for various periods ended September 30, 2011. Morgan Stanley noted that, as of September 30, 2011, the closing price of the Company’s common stock was $25.66 per share, compared to the per share merger consideration of $33.25. Morgan Stanley also noted that the low and high closing prices for the Company’s common stock for the 52 week period ending September 30, 2011 was $24.25 and $32.25, respectively, compared to the per share merger consideration of $33.25.

Morgan Stanley reviewed stock price targets for the Company’s common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of the Company’s common stock and were not discounted to present value. Morgan Stanley noted a range of undiscounted stock price targets for the Company’s common stock as of September 30, 2011 of approximately $30.00 to $38.00 per share, compared to the per share merger consideration of $33.25. In order to better compare the published stock price targets with the merger consideration, Morgan Stanley discounted such stock price targets to present value (as of September 30, 2011) by applying for an illustrative one-year discount period a discount rate of 9.0%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, the Company’s assumed cost of equity calculated utilizing a capital asset pricing model, which is a financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. This calculation indicated a range of stock price targets for the Company’s common stock of approximately $27.50 to $34.75 per share, compared to the per share merger consideration of $33.25. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the Company’s common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Comparable Companies Analysis

Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for the Company corresponding to current and historical financial information, ratios and public market multiples for other companies that share similar business characteristics with the Company, which we refer to as the comparable companies. The following list sets forth the selected companies that were reviewed in connection with this analysis:

—	Charles River Laboratories International, Inc.

—	Covance Inc.

—	ICON plc

—	PAREXEL International Corporation

—	WuXi PharmaTech (Cayman) Inc.

The comparable companies were chosen based on Morgan Stanley’s knowledge of the contract research organization industry. Although none of the comparable companies is directly comparable to the Company, the comparable companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to the Company.

Based on the respective closing share prices as of September 30, 2011, historical financial information contained in their respective filings with the SEC and Wall Street analysts’ estimates, Morgan Stanley calculated and reviewed, among other things, the following statistics for comparative purposes:

—	the ratio of stock price to calendar year 2011 estimated earnings per share, referred to as EPS;

—

the ratio of the aggregate value, defined as market capitalization plus total debt and minority interest less cash and cash equivalents, to calendar year 2011 estimated earnings before interest, income taxes, depreciation and amortization (excluding equity based compensation expense), referred to as EBITDA;

—	the ratio of stock price to calendar year 2012 estimated EPS;

—	the ratio of the aggregate value to calendar year 2012 estimated EBITDA; and

—	the ratio of P/E multiple to estimated long-term earnings growth rate, or PEG ratio, for 2011.

The following table sets forth the high, low and average of the following ratios for the comparable companies, as of September 30, 2011 and as of July 15, 2011 (the last trading day prior to market rumors of a potential transaction involving the Company), in each case based on publicly available research analysts’ estimates and public filings: the ratio of the stock price to calendar year 2011 estimated EPS, the ratio of the aggregate value to calendar year 2011 estimated EBITDA, the ratio of stock price to calendar year 2012 estimated EPS, the ratio of the aggregate value to calendar year 2012 estimated EBITDA, and the PEG ratio for 2011:

Comparable Companies
	As of September 30, 2011			As of July 15, 2011
	High	Mean	Low	High	Mean	Low

2011 E P/E	16.7x	13.1x	10.8x	23.0x	19.8x	16.1x
2011 E AV/EBITDA	7.9x	7.1x	5.6x	10.8x	10.1x	9.0x
2012 E P/E	14.0x	12.1x	9.4x	18.5x	16.3x	14.2x
2012 E AV/EBITDA	7.4x	6.3x	4.9x	10.1x	8.7x	7.6x
2011 PEG Ratio	1.0x	1.0x	0.8x	1.4x	1.3x	1.2x

Based on its professional judgment and taking into consideration, among other things, the observed multiples for the comparable companies and the Company’s forecasts included in the management presentation case and the management sensitivity case, Morgan Stanley:

—

applied P/E multiples ranging from 11.0x to 14.5x to estimated EPS for 2012 and derived a reference range of implied equity value per share of the Company’s common stock of $21.00 to $27.50 based on estimated net income for 2012 included in the management presentation case compared to the per share merger consideration of $33.25; and

—

applied AV/EBITDA multiples ranging from 5.0x to 7.5x to estimated EBITDA for 2012 and derived a reference range of implied equity value per share of the Company common stock of $21.00 to $29.75 based on estimated EBITDA for 2012 included in the management presentation case compared to the per share merger consideration of $33.25.

No company utilized in this analysis is identical to the Company. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies selected for comparison. Mathematical analysis (such as determining the mean) is not in itself a meaningful method of using selected company data.

Selected Precedent Transactions Analysis

Morgan Stanley reviewed the purchase prices paid and calculated the ratio of the transaction value to the last 12 months revenue and last 12 months EBITDA, as reflected in the table below, based on publicly available information for the following publicly announced merger and acquisition transactions (resulting in a change of control of the target company) in the contract research organization industry(1):

Announcement Date	Acquiror	Target	Transaction Value ($MM)	Transaction Value /
				LTM Revenue	LTM EBITDA

17-May-11	inVentiv	PharmaNet	NA	NA	NA

4-May-11	INC Research	Kendle	360	1.1x	14.2x

7-May-10	TH Lee	inVentiv	1,100	1.0x	8.0x

3-Feb-09	JLL Partners	PharmaNet	178	0.4x	7.8x

27-Nov-07	eResearch Technology	Covance ECG Business	49	NA	NA

25-Jul-07	Genstar Capital	PRA International	790	2.2x	15.1x

13-Feb-07	Avista Capital	BioReliance	210	2.7x	9.9x

9-May-06	Kendle	CRL’s Phase II-IV Clinical Services	215	2.1x	11.6x

Mean			604	1.7x	11.1x

Median			215	2.1x	10.8x

(1)	In addition, Morgan Stanley considered four transactions for which the relevant metrics were not publicly disclosed, but which were believed, based on unverified information, to be within the 9.0x to 12.0x range selected by Morgan Stanley, as discussed in the next paragraph.

Morgan Stanley noted that the transactions with the higher transaction values were more comparable to the merger. Based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions, Morgan Stanley:

—

applied AV/LTM EBITDA multiples ranging from 9.0x to 12.0x to the Company’s EBITDA for the twelve-month period ending September 30, 2011 and derived a reference range of implied equity value per share of the Company common stock of $29.00 to $36.75, compared to the per share merger consideration of $33.25;

—

applied a premium to implied unaffected market price per share of common stock ranging from 25.0% to 40.0% and derived a reference range of implied equity value per share of the Company’s common stock of $26.25 to $29.50, compared to the per share merger consideration of $33.25. Morgan Stanley noted that the $33.25 per share merger consideration represented a 29.6% premium to the Company’s closing price on September 30, 2011, the last trading day before the announcement of the merger, and a 58.1% premium to the implied unaffected trading price of $21.03, which Morgan Stanley derived by applying the stock price performance of Covance Inc. from July 15 to September 30, 2011 to the Company’s stock price on July 15, 2011.

No company or transaction utilized in this analysis is identical to the Company or the merger. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the value of the transactions selected for comparison. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected transaction data.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated a range of implied equity values per share for the Company’s common stock based on estimates of future cash flows for calendar years 2011 through 2016. In preparing its analysis, Morgan Stanley relied upon the management presentation case and the management sensitivity case. Morgan Stanley first calculated the estimated unlevered free cash flows (which cash flows are generally calculated as EBITDA less equity-based compensation expense, less taxes assuming a projected normalized tax rate of 31%, less capital expenditures, acquisitions and other investing activities, and less increases or plus decreases in working capital and other assets and liabilities, respectively) of the Company for the period from September 30, 2011 to December 31, 2016. Morgan Stanley then calculated a terminal value for the Company by assuming a perpetuity growth rate of 1.0% to 2.0% of unlevered free cash flows, which perpetuity growth rate range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, the long-term growth prospects for the Company. These values were then discounted to present value as of September 30, 2011 assuming a range of discount rates of between 8.5% and 9.5%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, a weighted average cost of capital calculation and the Company’s assumed cost of equity calculated utilizing a capital asset pricing model. The total implied aggregate value ranges of the Company were calculated based on the present values of cash flows, and terminal values. In order to arrive at an implied per share equity value reference range for the Company’s common stock, Morgan Stanley adjusted the total implied aggregate value ranges by the Company’s estimated total debt and cash and cash equivalents as of June 30, 2011 and divided the resulting implied total equity value ranges by the Company’s diluted shares outstanding determined utilizing the treasury stock method. Based on the foregoing, Morgan Stanley derived reference ranges of implied equity values per share of the Company common stock of $35.25 to $43.75 based on the Company’s forecasts included in the management presentation case, of $32.00 to $39.75 based on the Company’s forecasts included in the management sensitivity case, and of $30.00 to $37.25 based on the forecasts in the reports prepared and published by equity research analysts, in each case compared to the per share merger consideration of $33.25. With the consent of the Company, Morgan Stanley gave greater weight to the management sensitivity case in its analysis.

Additional Information

The following analyses and information was presented to the board of directors for informational purposes only and was not material to the rendering of Morgan Stanley’s opinion.

Illustrative Leveraged Buyout Analysis

Morgan Stanley performed a hypothetical leveraged buyout analysis to determine internal rate of return, or IRR, that a financial sponsor might achieve in a leveraged buyout of the Company. Morgan Stanley assumed a transaction date of December 31, 2011; a price of $33.25 per share of the Company’s common stock; and a 5-year investment period ending on December 31, 2016. Morgan Stanley also assumed a range of 6.00x to 7.00x for the Company’s ratio of total debt to last 12 months EBITDA as at June 30, 2011 and a range of 6.00x to 10.00x for the multiple of Aggregate Value over the next twelve months EBITDA on the exit date, which ranges were selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, the Company’s potential debt capacity. In preparing its analysis, Morgan Stanley relied upon the Company’s forecasts included in the management sensitivity case. This analysis resulted in a range of implied IRR for the financial sponsor from 11.4% to 29.1%.

Miscellaneous

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of the Company and variations to such financial assumptions and methodologies may impact the results of Morgan Stanley’s analyses. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above in connection with its opinion to the board of directors as to the fairness from a financial point of view of the $33.25 per share merger consideration to be received by the holders of shares of the Company’s common stock pursuant to the merger agreement. These analyses do not purport to be appraisals or to reflect prices at which the Company’s common stock might actually trade.

The per share merger consideration was determined through negotiations between the Company and Parent and was approved by the board of directors. Morgan Stanley acted as financial advisor to the board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the board of directors was one of many factors taken into consideration by the board of directors in its evaluation of the proposed merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board of directors with respect to the merger consideration or of whether the board of directors would have been willing to recommend a different merger consideration.

The preliminary analyses provided by Morgan Stanley to the board of directors on July 28, 2011 did not constitute an opinion of, or recommendation by, Morgan Stanley with respect to a possible transaction or otherwise. The types of analyses performed by Morgan Stanley in connection with its preliminary presentation were generally similar to those contained in its final financial presentation to the board of directors on October 2, 2011 summarized above. However, Morgan Stanley continued to refine various aspects of its financial analyses, including its discounted cash flow analysis, and certain data used in, and the results of, its preliminary financial analyses may have differed from those in Morgan Stanley’s final financial presentation on October 2, 2011 given, among other factors, the different reference dates, changes in publicly available information, changes in the number of options and shares outstanding and in the cash effect of stock-based compensation, the terms of the merger and market, economic and other conditions. Morgan Stanley’s preliminary presentation was therefore superseded by its final financial presentation to the board of directors on October 2, 2011.

Morgan Stanley acted as financial advisor to the board of directors in connection with the merger and will receive a fee currently estimated to be approximately $22.5 million for its services, which fee is contingent upon the closing of the merger. In addition to such fee, the Company has agreed to reimburse Morgan Stanley for its expenses incurred in performing its services, including fees, disbursements and other charges of counsel. The Company also has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley provided financial advisory and financing services unrelated to the proposed merger to Carlyle and Hellman & Friedman and certain of their respective majority-owned affiliates and their affiliated investment funds’ respective majority-owned portfolio companies. For such services, Morgan Stanley received aggregate fees during the two-year period prior to delivery of Morgan Stanley’s opinion on October 2, 2011 of approximately $[—] million (in the case of the Carlyle entities) and approximately $[—] million (in the case of the Hellman & Friedman entities). Morgan Stanley also may seek to provide such services to Carlyle and Hellman & Friedman in the future and expects to receive fees for the rendering of these services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, Carlyle, H&F or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by Carlyle, Hellman & Friedman or any of their respective affiliates.

Opinion of Lazard Frères & Co. LLC

Under an engagement letter, dated August 18, 2011, the board of directors of the Company retained Lazard to render an opinion to the board of directors, in its capacity as such, as to the fairness, from a financial point of view, to the holders of Company common stock (other than the “sponsor holders” and the “excluded holders” described below) of the merger consideration to be paid to those holders in the merger. On October 2, 2011, Lazard delivered its oral opinion to the board of directors, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the merger consideration to be paid to the holders of Company common stock (other than the sponsor holders and the excluded holders) in the merger was fair, from a financial point of view, to those holders. The “sponsor holders” are those shareholders of the Company affiliated with Carlyle or Hellman & Friedman, and the “excluded holders” are those shareholders who are entitled to and properly demand an appraisal of their shares of Company common stock, shareholders whose shares of Company common stock will be converted into “rollover equity securities” under the merger agreement, as well as the Parent, the Company or their respective wholly owned subsidiaries.

The full text of the written opinion of Lazard, dated October 2, 2011, which sets forth the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken in connection with its opinion, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s opinion attached as Annex C to this proxy statement. We urge you to read Lazard’s opinion and this section carefully in their entirety.

Lazard’s engagement and opinion were for the benefit of the board of directors, in its capacity as such, and its opinion was rendered to the board of directors in connection with its evaluation of the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any shareholder as to how the shareholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the price at which shares of the Company common stock may trade at any time subsequent to the announcement of the merger.

In connection with rendering its opinion described above and performing its related financial analyses, Lazard:

—	reviewed the financial terms and conditions of the merger agreement;

—	reviewed certain publicly available historical business and financial information relating to the Company;

—

reviewed various financial forecasts and other data provided to Lazard by the Company relating to the business of the Company, including both the management presentation case forecast, or the “management presentation case”, and the management sensitivity case forecast, or the “management sensitivity case”;

—	held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

—	reviewed public information with respect to certain other companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

—	reviewed the financial terms of certain business combinations involving companies in lines of business that Lazard believed to be generally relevant in evaluating the business of the Company;

—	reviewed historical stock prices and trading volumes of the Company common stock; and

—	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of the information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in its analyses, Lazard assumed, with the consent of the Company, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Based on discussions with management of the Company regarding the risks underlying, and uncertainty of achieving, the forecasts reflected in the management presentation case, with the consent of the Company, Lazard gave greater weight to the management sensitivity case in its analysis. Lazard assumed no responsibility for and expressed no view as to any of the forecasts or the assumptions on which they were based.

Lazard was advised that Morgan Stanley had solicited indications of interest from certain third parties regarding a potential transaction with the Company? however, Lazard was not authorized to, and it did not, solicit indications of interest from third parties nor was Lazard involved in the negotiation or execution of the merger. In addition, Lazard was not requested to consider, and its opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the merger.

In rendering its opinion, Lazard assumed, with the consent of the Company, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on the Company, Parent or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in Lazard’s opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

In preparing its opinion, Lazard performed a variety of financial and comparative analyses that it deemed to be appropriate for this type of transaction, including those described below. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the processes underlying the opinion of Lazard. In arriving at its opinion, Lazard considered the results of all of the analyses as a whole and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

In its analyses, Lazard considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in Lazard’s analyses as a comparison is directly comparable to the Company or the merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Lazard does not assume any responsibility if future results are materially different from those forecast. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and estimates are inherently subject to substantial uncertainty.

Lazard’s opinion was one of many factors taken into consideration by the board of directors in connection with their consideration of the merger. Consequently, the analyses described below should not be viewed as determinative of the opinion of the board of directors with respect to the merger consideration or of whether the board of directors would have been willing to determine that a different merger consideration was fair. The merger consideration to be paid to the holders of shares of Company common stock pursuant to the merger was determined through arm’s length negotiations between the Company and representatives of Parent and was approved by the board of directors. Lazard did not recommend any specific merger consideration to the board of directors or that any given merger consideration constituted the only appropriate consideration for the merger.

The following is a summary of the material financial and comparative analyses that were performed by Lazard in connection with rendering its opinion and does not purport to be a complete description of the financial analyses performed by Lazard. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Lazard’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 30, 2011, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

Based upon the Company’s forecasts included in the management presentation case and management sensitivity case, Lazard performed a discounted cash flow analysis of the Company by discounting to present value as of September 30, 2011 estimated standalone, unlevered free cash flows for the Company for the fourth quarter of 2011 through 2016 and terminal values calculated for the Company as of December 31, 2016. For purpose of this analysis, unlevered free cash flow was defined as earnings (including income from equity method investments) before interest and taxes, less cash tax payments, plus depreciation and amortization, less capital expenditures, less purchases of equity investments, and less changes in working capital. Lazard calculated terminal values for the Company as of December 31, 2016 by discounting to present value as of that date estimates of the Company’s unlevered free cash flow for the period after 2016 derived by applying perpetuity growth rates ranging from 1.0% to 2.0% to estimated unlevered free cash flow of the Company for 2016. The unlevered free cash flows and the terminal values were discounted to present value using discount rates ranging from 8.0% to 10.0%, reflecting estimates of the weighted average cost of capital, or WACC, of the Company derived based on an analysis of estimates of the WACC of the selected companies listed under “Selected Companies Analysis” below. Based on the foregoing, Lazard derived reference ranges of implied equity values per share of the Company common stock of $34.24 to $48.73 based on the Company’s forecasts included in the management presentation case, and of $31.20 to $44.18 based on the Company’s forecasts included in the management sensitivity case.

Selected Companies Analysis

Lazard reviewed and analyzed certain publicly available financial information, valuation multiples and market trading data of the following publicly traded companies, or the selected companies, and compared such information to the corresponding information for the Company:

—	Charles River Laboratories International, Inc.

—	Covance Inc.

—	ICON plc

—	PAREXEL International Corporation

—	WuXi PharmaTech (Cayman) Inc.

The selected companies were chosen based on Lazard’s knowledge of the contract research organization industry. Although none of the selected companies is directly comparable to the Company, the selected companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Lazard considered similar to the Company.

Based on the closing share price of the selected companies as of September 30, 2011, historical financial information of the selected companies contained in their filings with the SEC and Wall Street analysts’ estimates for the selected companies, Lazard calculated and reviewed, among other things, with respect to each selected company:

—	enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or EV/EBITDA multiple, for 2011 and 2012;

—	share price as a multiple of estimated earnings per share, or P/E multiple, for 2011 and 2012; and

—	ratio of P/E multiple to estimated earnings growth rate, or PEG ratio, for 2011 and 2012.

The results of this analysis are summarized as follows:

Selected Companies
	High	Mean	Median	Low

2011 Estimated EV/ EBITDA Multiple	9.4x	7.7x	7.7x	5.7x
2012 Estimated EV/ EBITDA Multiple	7.4x	6.3x	6.5x	5.0x
2011 Estimated P/E Multiple	18.4x	14.4x	14.1x	11.0x
2012 Estimated P/E Multiple	14.2x	12.3x	13.9x	9.1x
2011 Estimated PEG Ratio	1.12x	0.99x	0.97x	0.90x
2012 Estimated PEG Ratio	1.06x	0.87x	0.86x	0.75x

After comparing the results of the foregoing analysis to the Company’s forecasts included in the management presentation case and the management sensitivity case and based upon its professional judgment, Lazard:

—

applied EV/EBITDA multiples ranging from 5.0x to 7.5x to estimated EBITDA for 2012 and derived a reference range of implied equity values per share of the Company common stock of $20.17 to $28.26 based on estimated EBITDA for 2012 included in the management presentation case, and of $19.80 to $27.74 based on estimated EBITDA for 2012 included in the management sensitivity case;

—

applied P/E multiples ranging from 11.0x to 14.5x to estimated net income for 2012 and derived a reference range of implied equity values per share of the Company common stock of $20.89 to $27.32 based on estimated net income for 2012 included in the management presentation case, and of $20.38 to $26.66 based on estimated net income for 2012 included in the management sensitivity case; and

—

applied PEG ratios ranging from 0.75x to 0.90x to the Company’s mean estimated long-term growth rate and estimated net income for 2012 and derived a reference range of implied equity values per share of the Company common stock of $24.69 to $29.41 based on estimated net income for 2012 included in the management presentation case, and from $24.08 to $28.70 based on estimated net income for 2012 included in the management sensitivity case.

Selected Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available information relating to the following publicly announced merger and acquisition transactions (resulting in a change of control of the target company), or the “selected transactions”, in the contract research organization industry and compared certain financial information and transaction multiples relating to those target companies to the corresponding information for the Company:

Date Announced	Acquiror	Target Company

05/04/2011	INC Research, LLC	Kendle International Inc.
12/28/2010	Warburg Pincus Private Equity X, L.P.	ReSearch Pharmaceutical Services, Inc.
05/06/2010	Thomas H. Lee Partners, L.P.	inVentiv Health, Inc.
02/12/2009	JLL Partners Inc.	PharmaNet Development Group, Inc.
01/03/2008	WuXi PharmaTech (Cayman) Inc.	AppTec Laboratory Services, Inc.
12/21/2007	Bain Capital/TPG Capital consortium	Quintiles Transactional Corp.
07/25/2007	Genstar Capital, LLC	PRA International
07/18/2007	American Capital Strategies, Ltd.	WIL Research Holding Company, Inc.
02/13/2007	Avista Capital Partners	BioReliance Corporation
05/09/2006	Kendle International Inc.	Charles River Laboratories International, Inc. – Phase II-IV Clinical Services Unit

Although none of the selected transactions or the companies party to the transactions is directly comparable to the proposed merger or to the Company, the selected transactions were chosen because they involved transactions that, for purpose of analysis, may be considered similar to the merger and/or involve publicly traded companies with operations that, for purpose of analysis, may be considered similar to certain operations of the Company.

With respect to each selected transaction and to the extent information was publicly available, Lazard calculated, among other things, the enterprise value of each target company as a multiple of such company’s EBITDA for the twelve-month period prior to the date on which the relevant transaction was announced, or EV/LTM EBITDA. The results of this analysis are summarized below:

Selected Transactions
	Mean	Median

EV/LTM EBITDA	12.8x	14.2x

Based on the results of the foregoing analysis and Lazard’s professional judgment, Lazard applied EV/LTM EBITDA multiples ranging from 10.0x to 14.0x to the Company’s EBITDA for the twelve-month period ending September 30, 2011 and derived a reference range of implied equity values per share of the Company common stock of $29.85 to $39.79.

Additional Analyses

The following analyses and information were presented to the board of directors for informational purposes only and were not material to the rendering of Lazard’s opinion.

Leveraged Buyout Return Analysis.  Lazard performed a leveraged buyout return analysis based on the Company’s forecasts included in the management presentation case and the management sensitivity case to determine the range of prices per share of the Company common stock a financial buyer would be willing pay to acquire the Company on a stand-alone basis. For purpose of this analysis, Lazard assumed a 5-year investment period ending December 31, 2016, target internal rates of return ranging from 17.5% to 22.5%, total leverage of 6.6x LTM EBITDA and a range of exit multiples from 8.0x to 10.0x LTM EBITDA at December 31, 2016. This analysis resulted in a range of per share purchase prices for the Company common stock from $31.48 to $39.40 based on forecasts included in the management presentation case, and from $29.44 to $36.43 based on forecasts included in the management sensitivity case.

Premia Paid Analysis.  Lazard performed a premia paid analysis based on the premia paid in selected acquisition transactions in the healthcare industry involving consideration consisting entirely of cash and a total transaction value of $3 billion to $5 billion. For purposes of this analysis, Lazard calculated the premia represented by the per share acquisition price in each of those transactions to the closing price of the applicable target company’s shares as of one day, one week and one month prior to the announcement of the applicable transaction. The results of these calculations are set forth below:

	Selected Healthcare Transactions
Premium to:	Mean	Median

1- Day Prior	36.6%	32.3%
1- Week Prior	36.7%	29.1%
1- Month Prior	44.1%	42.3%

Based on the foregoing results and Lazard’s professional judgment, Lazard applied a premium reference range of 25.0% to 50.0% to the closing price of the Company common stock as of July 15, 2011, the last trading day before the Company announced that its board of directors had asked Company management to review the Company’s strategic plan and capital structure, of $27.86, or the “unaffected price”, and derived a reference range of implied equity values per share of the Company common stock of $34.83 to $41.79.

In addition, based on the foregoing results and Lazard’s professional judgment, Lazard applied the same premium reference range of 25.0% to 50.0% to an implied unaffected price of $20.37, which is the product of (x) the unaffected price and (y) the sum of one plus the market-cap weighted average of the change in closing stock prices of the selected companies listed under “Selected Companies Analysis” above from July 15, 2011 to September 30, 2011, and derived a reference range of implied equity values per share of the Company common stock of $25.46 to $30.55.

Analyst Price Targets.  Lazard reviewed the 12-month target trading prices of the Company common stock published by 12 Wall Street analysts. Such target trading prices ranged from $30.00 to $38.00.

Historical Trading Prices.  Lazard reviewed the historical price performance of the Company common stock for the 52-week period ending July 15, 2011. During this period the closing prices of the Company common stock ranged from $22.97 to $31.80.

Miscellaneous

Pursuant to the terms of Lazard’s engagement letter, the Company has agreed to pay Lazard a fee of $1.3 million, all of which became payable upon Lazard’s rendering of its opinion. In addition, the Company has agreed to reimburse Lazard’s reasonable expenses, including expenses of legal counsel, in connection with this engagement and to indemnify Lazard and certain related parties against various liabilities, including certain liabilities under the U.S. federal securities laws, arising out of its engagement.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard in the past has provided, currently is providing and in the future may provide certain investment banking services to certain portfolio companies or other affiliates of Carlyle Group or Hellman & Friedman, for which Lazard received, and may receive, compensation. In the two years prior to the date of its opinion, Lazard provided financial advisory and financing services unrelated to the proposed merger to Carlyle and Hellman & Friedman and certain of their respective majority-owned affiliates and their affiliated investment funds’ respective majority-owned portfolio companies. For such services, Lazard received aggregate fees during the two-year period prior to delivery of Lazard’s opinion on October 2, 2011 of approximately $[—] million (in the case of the Carlyle entities) and approximately $[—] million (in the case of the Hellman & Friedman entities). In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of the Company and certain of its affiliates, and of certain portfolio companies and other affiliates of Carlyle or Hellman & Friedman, for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company and certain of its affiliates and on behalf of certain portfolio companies and affiliates of Carlyle or Hellman & Friedman.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as financial advisor to the board of directors because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, its independence from Carlyle and Hellman & Friedman, as well as its familiarity with the business of the Company.

Certain Company Forecasts

For the past several years, PPD has publicly announced summary guidance early in each year as to its expected financial performance for that year. In addition, in connection with the evaluation of a possible transaction involving the Company, we provided Carlyle, H&F, other bidders and their respective advisors with certain non-public financial forecasts, or the management presentation case, that were prepared by our management for the purposes of the sale process. In addition to the management presentation case, Company management prepared a management sensitivity case to assist the board of directors in understanding and evaluating (i) the risks inherent in the management presentation case and (ii) the impact on the value of the Company in the event Company management is unable to achieve the financial forecast in the management presentation case. To achieve that objective, for the management sensitivity case, Company management reduced the projected revenue growth rates in the Company’s clinical development segment by two percentage points for each year of the five-year financial forecast, reduced the gross profit rates for the clinical development segment to 50% for each year of the five-year financial forecast, maintained SG&A spending levels in the clinical development segment consistent with the management presentation case, and reduced revenue growth rates for selected laboratory businesses (but maintained the gross profit and SG&A rates for those laboratories). These forecasts were also provided to our board of directors and advisors. As discussed in more detail in “Background of the Merger” and “Opinions of the Company’s Financial Advisors”, although management is continuing to work toward the results set forth in the management presentation case, it is the view of management that the management sensitivity case represents a more achievable scenario for the period through 2016, particularly in light of pricing pressure in the industry, the potential for future declines in R&D spending levels and revenue growth assumptions in the management presentation case. Despite our historical practice and the disclosure of these forecasts, we might not announce guidance or make other forecasts public in the future.

We have included the following summary of these financial forecasts not to influence your decision whether to vote for or against the proposal to approve the merger agreement, but because these financial forecasts were provided to the board of directors in connection with their decision to approve the merger agreement and, in the case of the management presentation case forecasts, were made available to Carlyle, H&F and their advisors. These forecasts have not been updated since they were prepared, and we undertake no duty to update them, except as required by law. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or given any other form of assurance on such information or its achievability. These forecasts were not prepared in the same manner or process in which we would prepare projections for budgeting or other planning purposes.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [—] of this proxy statement. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, we cannot assure you that these financial forecasts will be realized or that our Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any shareholder regarding the information included in the financial forecasts set forth below. You are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. We have made no representation to Carlyle, H&F, Parent or Merger Sub in the merger agreement concerning these financial forecasts.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page [—].

The following is a summary of the financial forecasts for the full fiscal year 2011 and for fiscal years 2012 through 2016 prepared by our management for use in obtaining indications of interest from parties interested in potentially acquiring the Company. These forecasts were provided to our board of directors and advisors and, in the case of the management presentation case, to Carlyle, H&F, other bidders and their respective advisors. These forecasts were prepared in early July 2011 based on the assumptions of our management as of that time.

Management Presentation Case

(In thousands, except EPS)	2011	2012	2013	2014	2015	2016

Net revenue	$1,523,000	$1,714,000	$1,914,000	$2,124,000	$2,359,000	$2,621,000
EBITDA (1)	$341,000	$407,000	$487,000	$559,000	$633,000	$726,000
Free cash flow (2)	$94,000	$191,000	$272,000	$318,000	$356,000	$410,000
Earnings per share	$1.57	$1.85	$2.22	$2.57	$2.93	$3.37

(1)	EBITDA is net income before interest, tax, depreciation and amortization, and excludes non-cash equity compensation expense.

(2)	Free cash flow is calculated as cash flow from operations minus capital expenditures investments.

Management Sensitivity Case

(In thousands, except EPS)	2011	2012	2013	2014	2015	2016

Net revenue	$1,523,000	$1,710,000	$1,880,000	$2,070,000	$2,270,000	$2,490,000
EBITDA (1)	$341,000	$398,000	$456,000	$520,000	$581,000	$655,000
Free cash flow (2)	$94,000	$151,000	$216,000	$297,000	$323,000	$369,000
Earnings per share	$1.57	$1.84	$2.11	$2.44	$2.76	$3.13

(1)	EBITDA is net income before interest, tax, depreciation and amortization, and excludes non-cash equity compensation expense.

(2)	Free cash flow is calculated as cash flow from operations minus capital expenditures investments.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

—

pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of September 30, 2011, would be approximately $3.9 billion; and

—	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

—

equity financing of up to approximately $1.76 billion in the aggregate to be provided by investment funds affiliated with Carlyle and investment funds affiliated with Hellman & Friedman, or other parties to which they assign a portion of their commitments;

—	borrowings of $1.325 billion under a senior secured term loan facility;

—

the issuance of up to $700 million in aggregate principal amount of senior unsecured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, borrowings of up to $700 million under a senior unsecured bridge credit facility); and

—	excess cash on hand of the Company.

Parent has obtained the equity commitment letters and the debt commitment letter described below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters, together with excess cash on hand of the Company, will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including any financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company the Parent fee and expense reimbursements, as described under “The Merger Agreement — Termination Fees” beginning on page [•]. That obligation is guaranteed by the guarantors referred to below.

Equity Financing

Parent has entered into equity commitment letters with the guarantors, each dated October 2, 2011, pursuant to which the guarantors have committed to make capital contributions to Parent at or prior to the closing of the merger of up to approximately $1.76 billion in the aggregate. Each of the guarantors may assign all or any portion of its equity commitment to other investors. However, the assignment by any guarantor of any portion of its equity commitment to other investors will not affect such guarantor’s commitment to make capital contributions pursuant to the equity commitment letter.

The guarantors’ obligation to fund the financing contemplated by the equity commitment is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the substantially simultaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement. The Company is a third-party beneficiary of the equity commitment letters to the extent that the Company is entitled to seek specific performance of Parent’s obligation to cause the guarantors to fund the equity commitment in certain circumstances in accordance with the terms of the merger agreement.

The obligation of the guarantors to fund their equity commitments will terminate upon the earliest to occur of (i) the valid termination of the merger agreement in accordance with its terms, (ii) the date on which the Company or any of its affiliates or, at the direction of the Company, Parent or any of its affiliates asserts in any proceeding a claim against the guarantors or any of the Parent related parties relating to the equity commitment letters, the merger agreement or any of the transactions contemplated by the equity commitment letters or the merger agreement (including in respect of any oral representations), other than a claim against any guarantor (A) under its limited guarantee pursuant to the terms and limitations set forth in such limited guarantee or (B) seeking specific performance of the guarantors’ obligation to contribute equity to Parent and to fund its equity commitment in accordance with the terms of its equity commitment letter pursuant to, and subject to the limitations described in, the merger agreement and (iii) any judgment against Parent or Merger Sub in any action permitted under clause (ii) above that includes any aware of money damages or the payment of any amount due pursuant to the guarantor’s limited guarantee.

Debt Financing

In connection with the entry into the merger agreement, Parent and Merger Sub received a debt commitment letter, dated October 2, 2011, which we refer to as the debt commitment letter, from Credit Suisse AG, Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Goldman Sachs Bank USA, UBS Loan Finance LLC and UBS Securities LLC, which we refer to collectively as the commitment parties. Pursuant to the debt commitment letter, Credit Suisse AG, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and UBS Loan Finance LLC, which we refer to collectively as the lenders, have committed to provide, severally but not jointly, the aggregate of $2.2 billion in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $1,325 million, (ii) a senior secured revolving credit facility with a maximum availability of $175 million (provided that only proceeds to be used for a specified purpose may be drawn at the closing of the merger) and (iii) $700 million of senior unsecured bridge loans to the extent that the senior unsecured notes referred to in the next sentence are not issued (in whole or in part) at or prior to the closing of the merger, or to the extent the gross proceeds of such senior unsecured notes is not at least $700 million. It is expected that at the closing of the merger, $700 million principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act of 1933, as amended, or the Securities Act, or another private placement exemption in lieu of the senior unsecured bridge loans.

The obligation of the lenders to provide debt financing under the debt commitment letter is subject to a number of conditions, including the absence of a material adverse effect (defined substantially similar as the definition of “Company material adverse effect” in the merger agreement, which is described under “The Merger Agreement — Representations and Warranties” beginning on page [—]), the execution of definitive documentation, the accuracy of certain specified representations and warranties in the loan documents, receipt of equity financing consistent with the equity commitment letter, consummation of the merger, delivery of certain customary closing documents, payment of applicable costs, fees and expenses, delivery of certain information relevant to the marketing of the debt financing and expiration of a “marketing period.” The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow lenders not to fund their commitments if the overall financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

The final termination date for the debt commitment letter is the same as the termination date under the merger agreement, but in no event later than March 30, 2012.

Limited Guarantees

Pursuant to limited guarantees delivered by the guarantors in favor of the Company, each dated October 2, 2011, the guarantors have agreed, severally, but not jointly, to guarantee the performance and discharge of (a) the payment obligations of Parent with respect to the Parent fee of $251,773,004 (less amounts payable under the expense reimbursement and indemnification obligations described in clause (d) of this sentence) to the Company (plus the costs and expenses incurred by the Company in connection with certain suits to enforce the payment of the Parent fee) if, as and when due, (b) the reimbursement obligations of Parent with respect to certain cash repatriation actions pursuant to the merger agreement, (c) the reimbursement obligations of Parent for certain losses incurred in connection with the Company’s sale of auction rate securities as may be required by Parent pursuant to the merger agreement, and (d) the expense reimbursement and indemnification obligations of Parent and Merger Sub in connection with the arrangement of the financing of the merger (we refer to clauses (a) through (d) above as the guaranteed obligations). See “The Merger Agreement — Termination Fees” beginning on page [—]. Each guarantor’s obligations under its limited guarantee is subject to a cap equal to its proportionate share (based on the respective equity commitments of the guarantors) of the guaranteed obligations, minus any amount actually paid by Parent or Merger Sub to the Company in respect of the guaranteed obligations.

Each limited guarantee will terminate upon the earliest of (a) the effective time of the merger, (b) receipt by the Company of all payments due to the Company under such limited guarantee, (c) termination of the merger agreement in a circumstance in which Parent is not required to pay the Parent fee, and (d) the six-month anniversary of the termination of the merger agreement in a circumstance in which Parent is required to pay the Parent fee, except, in the case of the foregoing clause (d), if the Company has provided written notice to the guarantor asserting a claim by the Company prior to such anniversary, in which case the relevant date will be the date that such claim is finally resolved by agreement of the Company and the guarantor or a final, non-appealable judgment of a governmental entity of competent jurisdiction. If the Company or any of its affiliates assets in any proceeding that certain of the limitations in the limited guarantees are illegal, invalid or unenforceable or asserts that a guarantor is liable for payment obligations in excess of the cap described above or asserts any theory of liability against the guarantors or any of the Parent related parties (other than Parent and Merger Sub) with respect to the transactions contemplated by the merger agreement, other than liability of the guarantors’ affiliates under the confidentiality agreements with the Company, the guarantors under their limited guarantee or the guarantors for specific performance under their equity commitment letters on the terms and subject to the limitations in such equity commitment letters, then the limited guarantees will terminate, the Company will be required to return any payments previously made under the limited guarantees and neither the guarantors or any of the Parent related parties (other than Parent and Merger Sub) will have any liability to the Company with respect to the transactions contemplated by the merger agreement or the limited guarantees.

Closing and Effective Time of Merger

The closing of the merger will take place on the later of (x) the second business day following the satisfaction or waiver in accordance with the merger agreement of the conditions to closing of the merger (described under “The Merger Agreement — Conditions to the Merger” beginning on page [—]) other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions and (y) the first business day following the final day of the marketing period (as described under “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period” beginning on page [—]), or an earlier date as may be specified by Parent on no less than two business days’ prior notice to the Company.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the fourth quarter of 2011. The effective time of the merger will occur on the closing date of the merger upon the filing of articles of merger with the Secretary of State of the State of North Carolina (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be mailed a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of shares of Company common stock, whether certificated or represented by book-entry, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates, or book-entry shares, to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If you are a beneficial owner of Company common stock holding your shares in “street name” through your bank, broker or other nominee, you will receive the per share merger consideration in accordance with the procedures of your bank, broker or other nominee.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that might be different from, or in addition to, the interests of our shareholders generally, as more fully described below. Our board of directors was aware of these interests and considered them, among other matters, in reaching the decision to approve the merger agreement and recommend that our shareholders vote in favor of approving the merger agreement. For the purposes of all the agreements and plans to which the Company is a party described below and that contain a change in control provision, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Treatment of Stock Options

The merger agreement provides that, as of the effective time of the merger, each of the outstanding options (except for the awards recently granted to our new CEO, Mr. Hill, that are required to be rolled over pursuant to the terms of his employment agreement and for any other award that Parent and any optionee may agree to roll over), whether vested or unvested, will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than five business days after the effective time), an amount in cash equal to the product of (i) the total number of shares subject to the option immediately prior to the effective time times (ii) the excess, if any, of the per share merger consideration over the exercise price per share under such option, less any required withholding taxes.

The following table sets forth, as of September 30, 2011, for (1) each of our executive officers and former Chief Executive Officer listed in the Summary Compensation table in the proxy statement for our 2011 annual meeting of shareholders in May 2011, which we refer to as our named executive officers, (2) our directors, and (3) all our current executive officers and directors as a group, holding stock options:

—	the aggregate number of shares of Company common stock subject to vested stock options and the value of such vested stock options, on a pre-tax basis, at the per share merger consideration;

—

the aggregate number of unvested stock options that will vest in connection with the merger, assuming the director or executive officer remains with the Company at the effective time of the merger, and the value of those unvested stock options, on a pre-tax basis, at the per share merger consideration;

—

the aggregate number of shares of Company common stock subject to vested and unvested stock options for each individual, assuming the director or executive officer remains employed by the Company at the effective time of the merger; and

—	the aggregate amount of consideration that we expect to pay to all such individuals with respect to their stock options in connection with the merger, on a pre-tax basis.

	Vested Stock Options		Unvested Stock Options		Aggregate Stock Options

	Shares	Value (1)	Shares	Value (1)	Shares	Value (1)

Named Executive Officers (2)
Frederic N. Eshelman	924,650	$7,838,462.30	210,760	$1,910,060.74	1,135,410	$9,748,523.04
Executive Chairman

Raymond H. Hill (3)	0	$0.00	0	$0.00	0	$0.00
Chief Executive Officer

David L. Grange	59,904	$524,386.95	205,845	$2,269,959.10	265,749	$2,794,346.04
Former Chief Executive Officer

William J. Sharbaugh	249,099	$889,994.92	145,737	$1,210,640.47	394,836	$2,100,635.39
Chief Operating Officer

Daniel G. Darazsdi	242,889	$848,670.48	142,631	$1,189,971.59	385,520	$2,038,642.07
Chief Financial Officer, Treasurer and Assistant Secretary

Christine A. Dingivan	144,673	$445,047.06	101,464	$822,676.84	246,137	$1,267,723.90
Executive Vice President/ Chief Medical Officer

Non-Employee Directors (4)
Stuart Bondurant, M.D.	56,233	$393,916.77	0	$0.00	56,233	$393,916.77
Vaughn D. Bryson	9,095	$43,019.35	0	$0.00	9,095	$43,019.35
Frederick Frank	104,806	$1,323,633.92	6,060	$54,479.40	110,866	$1,378,113.32
Robert A. Ingram	9,095	$43,019.35	0	$0.00	9,095	$43,019.35
Terry Magnuson, Ph.D.	104,806	$1,323,633.92	6,060	$54,479.40	110,866	$1,378,113.32
Ernest Mario, Ph.D.	59,263	$421,156.47	6,060	$54,479.40	65,323	$475,635.87
Ralph Snyderman, M.D.	9,095	$43,019.35	0	$0.00	9,095	$43,019.35
All Current Executive Officers and Directors as a Group	1,973,608	$14,137,960.82	824,617	$7,566,746.94	2,798,225	$21,704,707.76

(1)	Calculated for each stock option by multiplying (i) the excess of the $33.25 per share merger consideration over the per share exercise price of the stock option by (ii) the number of shares of Company common stock subject to such stock option.

(2)	These stock option grants have been made under our Equity Compensation Plan.

(3)	Mr. Hill holds options to purchase 150,000 shares of PPD common stock with an exercise price of $28.54 per share, vesting one-third on each of September 16, 2012, 2013 and 2014, which the merger agreement provides will roll-over into a similar option with respect to equity interests of Parent or one of its affiliates as required by Mr. Hill’s employment agreement.

(4)	Directors’ fees have been paid with a combination of cash, and under our Equity Compensation Plan, stock options and shares of Company common stock in lieu of cash.

Treatment of Restricted Shares and Restricted Stock Units

The merger agreement provides that, as of the effective time of the merger (except for the awards recently granted to our new CEO, Mr. Hill, that are required to be rolled over pursuant to the terms of his employment agreement and for any other awards that Parent and any optionee may agree to roll over), each outstanding share of restricted stock and each restricted stock unit issued by the Company under the Company’s equity plans or otherwise, whether vested or unvested, will become fully vested and free of any forfeiture restriction and be converted into the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than five business days after the effective time of the merger), an amount in cash, for each share of restricted stock, equal to $33.25, less any applicable withholding taxes. At the time of vesting in connection with the merger, under the terms of the applicable RSU and restricted stock agreements, the holders of such RSUs and restricted shares will also be entitled to receive a cash payment with respect to accrued dividends on such shares and RSUs.

The following table sets forth, as of September 30, 2011, for each of our directors and executive officers with outstanding restricted shares and RSUs and our former Chief Executive Officer: (1) the aggregate number of restricted shares that will vest in connection with the merger; (2) the aggregate number of RSUs that will vest in connection with the merger; and (3) the sum of pre-tax value of such restricted shares and RSUs at the $33.25 per share merger consideration plus the amount of dividends that have accrued on such unvested restricted shares and RSUs.

	Aggregate Number of Restricted Shares	Aggregate Number of RSUs (1)	Value of Restricted Shares and RSUs (2)
Executive Officers (3)
Frederic N. Eshelman	0	30,000	$997,500
Executive Chairman

Raymond H. Hill (4)	0	0	$0.00
Chief Executive Officer

David L. Grange	25,711	0	$854,890.75
Former Chief Executive Officer

William J. Sharbaugh	0	15,000	$498,750.00
Chief Operating Officer

Daniel G. Darazsdi	0	15,000	$498,750.00
Chief Financial Officer, Treasurer and Assistant Secretary

Christine A. Dingivan	0	15,000	$498,750.00
Executive Vice President/ Chief Medical Officer

Non-Employee Directors

Stuart Bondurant, M.D.	0	0	$0.00

Vaughn D. Bryson	0	0	$0.00

Frederick Frank	0	0	$0.00

Robert A. Ingram	0	0	$0.00

Terry Magnuson, Ph.D.	0	0	$0.00

Ernest Mario, Ph.D.	0	0	$0.00

Ralph Snyderman, M.D.	0	0	$0.00

All Current Executive Officers and Directors as a Group	25,711	75,000	$3,348,640.75

(1)	Includes performance-based RSUs granted in 2011.

(2)	Calculated by multiplying the $33.25 per share merger consideration by the number of restricted shares and RSUs.

(3)	Executive officers are granted RSUs (including performance-based RSUs) on an annual basis as part of their long-term incentive compensation. Grants of restricted shares and RSUs have been made under our Equity Compensation Plan.

(4)	Mr. Hill holds 30,000 shares of PPD restricted stock vesting one-third on each of September 16, 2012, 2013 and 2014, which the merger agreement provides will roll-over into a similar award with respect to equity interests of Parent or one of its affiliates as required by Mr. Hill’s employment agreement.

Non-Qualified Deferred Compensation Plans

In connection with the merger, we expect to terminate and liquidate our deferred compensation plans for executives and directors. Accordingly, shares of common stock that had previously vested but had been deferred under these plans will be deemed distributed to the executives and directors and will be treated as common stock in the merger, entitling certain of our executives and directors to cash payments equal to $33.25 per share within three days following the effective time of the merger. In addition, upon the final liquidation of the deferred compensation plans, which we expect to occur within 12 months following the effective time of the merger, such executives and directors will be entitled to receive cash payments in respect of their deferred cash accounts, which amounts are fully vested. As a result of the termination and liquidation of our deferred compensation plans in connection with the merger, the executives and directors who participate in the plans will be entitled to payment of the amounts deferred under such plans earlier than otherwise would result if the merger were not consummated. The following table sets forth the value of the payments that our executives and directors who participate in the deferred compensation plans and our former Chief Executive Officer will receive with respect to their vested deferred shares and cash accounts in connection with the termination and liquidation of such plans, assuming a liquidation date of September 30, 2011.

Executive Officers	Value of Previously Vested Deferred Shares (1)	Value of Cash Account
Frederic N. Eshelman	$2,978,542.85	$1,546,749.09
Executive Chairman

Raymond H. Hill	$0.00	$0.00
Chief Executive Officer

William J. Sharbaugh	$0.00	$0.00
Chief Operating Officer

Daniel G. Darazsdi	$0.00	$274,033.22
Chief Financial Officer, Treasurer and Assistant Secretary

Christine A. Dingivan	$0.00	$0.00
Executive Vice President/Chief Medical Officer

David L. Grange	$371,170	$0.00
Former Chief Executive Officer

Non-Employee Directors

Stuart Bondurant, M.D.	$139,472.84	$6,145.49

Vaughn D. Bryson	$0.00	$344.05

Frederick Frank	$349,505.78	$510,579.80

Robert A. Ingram	$0.00	$14,533.97

Terry Magnuson, Ph.D.	$456,816.16	$73,773.44

Ernest Mario, Ph.D.	$282,674.68	$70,686.32

Ralph Snyderman, M.D.	$0.00	$14,433.97

(1)	Amounts shown do not include unvested restricted stock units that will vest in connection with the merger, which amounts are reflected in the prior tables.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation to which the following individuals, each a named executive officer of the Company, are entitled under existing agreements with the Company that is based on or that otherwise relates to the merger. Included among the named executive officers is the former CEO, David L. Grange, who terminated employment May 19, 2011 but continues as a consultant through the end of 2011. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable by the Company to these individuals is subject to a non-binding, advisory vote of the Company’s shareholders, is described under “Proposal No. 2 – Advisory Vote on Golden Parachute Compensation” on page      and assumes the following:

—	the price per share of Company common stock paid by Parent in the merger is $33.25 per share;

—	the merger closed on September 30, 2011; and

—	the named executive officers of the Company experience qualifying terminations of employment at the effective time of the merger.

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (3)	Other ($) (4)	Total ($)
Frederic N. Eshelman	3,774,000	2,907,561	0	36,784	0	6,718,345
Raymond H. Hill	3,008,688	0	0	56,680	0	3,065,368
William J. Sharbaugh	1,200,310	1,709,390	0	26,440	0	2,936,141
Daniel G. Darazsdi	1,147,749	1,688,722	0	56,680	0	2,893,151
Christine A. Dingivan	1,037,999	1,321,427	0	19,864	0	2,379,290
David Grange	0	3,124,850	0	20,241	370,968	3,516,059

(1)	Represents cash lump sum in an amount equal to three times (for Dr. Eshelman and Mr. Hill) or two times (for Mr. Sharbaugh, Mr. Darazsdi and Dr. Dingivan) the sum of (i) annual base salary at the rate in effect immediately preceding the merger plus (ii) the greater of (A) the executive officer’s target incentive award under the Company’s incentive compensation plan in effect immediately prior to termination of employment or (B) the average of the cash award received by the executive officer in the two successive 12-month periods immediately prior to termination of employment. These amounts would result from change in control agreements with a “double trigger” and are applicable only if an executive’s employment is terminated within one year of the date of the merger.

(2)	Represents the total aggregate value of stock options, restricted stock and restricted stock units outstanding as discussed in the tables on pages [•] and [•]. Such values result from “single trigger” arrangements and are applicable regardless of whether or not the executive’s employment is terminated. Such values consist of the following: for Dr. Eshelman, the value of the vesting of the stock options is $1,910,061, and the value of the acceleration of the restricted stock units is $997,500; for Mr. Sharbaugh, the value of the vesting of the stock options is $1,210,640, and the value of the acceleration of the restricted stock units is $498,750; for Mr. Darazsdi, the value of the vesting of the stock options is $1,189,972, and the value of the acceleration of the restricted stock units is $498,750; for Dr. Dingivan, the value of the vesting of the stock options is $822,677, and the value of the acceleration of the restricted stock units is $498,750; and for General Grange, the value of the vesting of the stock options is $2,269,959, and the value of the acceleration of the restricted stock is $854,891.

(3)	For all but General Grange, represents the estimated value of two years of health, dental, vision, wellness, accidental death and dismemberment, disability and group term life insurance benefits to the same extent to which executives were covered under the Company’s group plans, policies and programs on the date immediately preceding the date of the merger. These amounts would result from change in control agreements with a “double trigger” and are applicable only if any executive’s employment is terminated within one year of the date of the merger. For General Grange, represents the value of 18 months of COBRA coverage under the Company’s group health plan.

(4)	The Company is not obligated to “gross up” an executive officer’s compensation for any excise, income or other tax due with respect to the severance benefits payable upon a change in control. The amount shown for General Grange is the entire amount he is entitled to receive for consulting services for the period May 19, 2011 through December 31, 2011.

Rollover Awards

At the effective time and pursuant to his employment agreement dated September 16, 2011, our new chief executive officer Raymond H. Hill’s stock options and restricted stock will be rolled over into similar equity grants of Parent or one of its affiliates.

Change in Control Severance Agreements

We have entered into change in control severance agreements with our current named executive officers. Each agreement provides for a severance payment upon termination of the executive officer’s employment, other than for cause, within one year after a change in control of the Company, including constructive termination of employment due to a substantial diminution in duties, reduction in base salary or required relocation. These severance arrangements are commonly known as “double trigger” agreements because severance benefits are only payable by the Company upon the occurrence of two events or triggers: (1) a change of control of the Company; and (2) the subsequent termination of the executive officer’s employment within one year of the change of control. The amount of the severance payment equals a factor times the sum of (i) the executive officer’s base salary for the 12-month period prior to termination of employment plus (ii) the greater of (A) the executive officer’s target incentive award under the Company’s incentive compensation plan in effect immediately prior to termination of employment or (B) the average of the cash awards received by the executive officer in the two successive 12-month periods immediately prior to termination of employment. Dr. Eshelman and Mr. Hill are entitled to a severance payment equal to three times the severance amount as calculated above. Mr. Darazsdi, Mr. Sharbaugh and Dr. Dingivan are entitled to a severance payment equal to two times the severance amount calculated above. The current base salaries of Dr. Eshelman, Messrs. Hill, Sharbaugh and Darazsdi, and Dr. Dingivan are $740,000, $575,000, $406,825, $387,972 and $381,367, respectively. If triggered, the Company is obligated to make the severance payment to the executive officer in a lump sum within 30 days following the termination of employment with the Company.

In addition to the severance payment, all outstanding unvested stock options and unvested restricted stock granted at least six months prior to the executive officer’s termination of employment will vest upon termination. The Company is also obligated to continue to pay for and provide the benefits that the executive officer was receiving immediately prior to termination of employment, including health, dental, vision, wellness, accidental death and dismemberment, disability, and group term life insurance benefits for two years following termination of employment. If triggered, the Company may discontinue providing these benefits to any executive officer on the date on which he or she becomes eligible for similar coverage under another employer’s plan. The Company will also pay all legal expenses incurred by an executive officer in successfully enforcing the change in control severance agreement. The Company is not obligated to “gross up” an executive officer’s compensation for any excise, income or other tax due with respect to the severance benefits payable under these agreements.

Parent has expressly agreed to honor these severance agreements after the merger.

Other Employee-Related Interests

In addition to the other rights and interests in the merger described in this section, the Company’s executive officers and directors who are employees are entitled to receive the same benefits under the merger agreement as all other employees of the Company. Parent has agreed to provide certain levels of compensation and benefits until December 31, 2012, and to undertake certain obligations with respect to benefits provided under the Company’s plans after the merger. A more complete description of the benefits provided to Company employees under the merger agreement is under the heading “Employee Benefits Matters.”

Indemnification and D&O Insurance

Parent has agreed that it and the surviving corporation in the merger will indemnify and hold harmless the present and former officers and directors of the Company against certain costs, liabilities, and expenses arising out of or related to such officer’s or director’s service as a director or officer at or before the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby and actions to enforce such indemnification or advancement rights) to the fullest extent permitted by law. The Company also is required to obtain a six-year “tail” insurance policy with respect to the currently existing officers’ and directors’ liability insurance policy and fiduciary liability insurance policy, and such “tail” policy must meet certain specific requirements as to its terms and conditions as are set forth in the merger agreement. If the Company or the surviving corporation, as applicable, fails to purchase such policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger and subject to certain limitations set forth in the merger agreement. The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third party beneficiaries of the merger agreement solely for this purpose. A more complete description of the indemnification and insurance rights provided to the Company’s directors and officers under the merger agreement is under the heading “Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”

New Management Arrangements

As of the date of this proxy statement, none of the Company’s executive officers has entered into any amendments or modifications to his or her existing severance agreement with the Company in connection with the merger, nor has any been offered terms of employment by, or entered into any employment or other agreement with Parent or its affiliates.

Parent anticipates that certain executive officers and key employees of the Company will be offered the opportunity to invest some or all of the proceeds they receive in the merger with respect to their currently owned equity (including stock options and restricted stock) of the Company (assuming that all such current equity will be accelerated and cashed-out in connection with the merger) for shares of Parent common stock. As of the date of this proxy statement, Parent has not made any such offers to any executive officers or key employees of the Company. Any equity interests held after the merger by executive officers and key employees of the Company are expected to be subject to the terms of a stockholders’ agreement or other similar agreement that will contain customary transfer restrictions and drag-along rights, as well as repurchase rights that are applicable in specified circumstances.

Intent to Vote in Favor of the Merger

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (not including any shares of Company common stock deliverable upon exercise or conversion of any options or that might be earned as RSUs), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

—	an individual citizen or resident of the United States;

—	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

—

a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

—	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Department of Treasury regulations promulgated thereunder, and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. This discussion applies only to beneficial owners who hold shares of Company common stock as capital assets (within the meaning of Section 1221 of the Code), and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, shareholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, shareholders who validly exercise their rights under the NCBCA to object to the merger or to certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks or other financial institutions, tax-exempt organizations, broker-dealers, partnerships, S corporations or other pass-through entities, passive foreign investment companies, mutual funds, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, shareholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, shareholders that hold Company common stock as part of a hedge, straddle or conversion transaction, regulated investment companies, real estate investment trusts or shareholders deemed to sell Company common stock under the constructive sale provisions of the Code). This discussion also does not address the U.S. tax consequences to any shareholder that is, for U.S. federal income tax purposes, a nonresident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any matters relating to equity compensation or benefit plans. This discussion does not address any state, local, foreign, gift, estate or alternative minimum tax consequences of the merger.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will generally be treated as long-term capital gain or loss if the U.S holder’s holding period in the shares of Company common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

U.S. federal backup withholding tax (currently at the rate of 28%) may apply to cash payments to a U.S. holder under the merger agreement, unless the U.S. holder either (i) provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules or (ii) otherwise establishes an exemption from backup withholding.

The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult its own tax advisor regarding the applicability of the rules discussed above to such shareholder and the particular U.S. federal income tax consequences to such shareholder of the merger in light of such shareholder’s particular circumstances and the application of state, local, foreign, gift, estate and alternative minimum tax laws.

Regulatory Approvals and Notices

Under the merger agreement, the merger cannot be completed until (a) the applicable waiting period under the HSR Act has expired or been terminated and (b) all required approvals or clearances by the European Commission and antitrust or merger control authorities in South Africa and Israel applicable to the merger have been obtained or any applicable waiting period thereunder has been terminated or has expired.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on October 7, 2011 and requested early termination of the waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could seek to enjoin the completion of the merger, or part of it, and seek divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminating existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could seek similar remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the EU Merger Regulation, the merger may not be completed until a notification has been filed with the European Commission and clearance has been received or the applicable waiting period has expired. Parent filed such a notification on [—], 2011. The European Commission could prohibit the completion of the merger or seek divestiture of substantial assets of the Company or Parent as a condition for allowing the completion of the merger.

Under the applicable merger laws in Israel and South Africa the merger may not be completed until notifications have been filed with the appropriate antitrust authority and clearances, approvals or authorizations have been obtained or the applicable waiting periods have expired. On [—], 2011, certain of the parties filed requisite notifications in Israel and South Africa. While a notification is required to be filed in Brazil by October 21, 2011, and Parent intends to file such required notification by such date, the merger can be completed without waiting for the expiration of a waiting period or clearance or authorization from the Brazilian antitrust authorities. In addition, notification of the merger must be provided to the antitrust authority in South Korea within 30 days following the closing of the merger.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

Legal Proceedings Regarding the Merger

Following the announcement of the merger on October 3, 2011, three purported shareholders of the company initiated legal proceedings challenging the merger. On October 5, 2011, a putative class action lawsuit was commenced against us, our directors, Carlyle, H&F, Parent and Merger Sub in the General Court of Justice, Superior Court Division, of New Hanover County, North Carolina. The lawsuit is captioned Hilary Coyne v. Pharmaceutical Product Development, Inc., et al., 11 CVS 4186. On October 10, 2011, a putative class action lawsuit was commenced against us, our directors, Carlyle and H&F in the General Court of Justice, Superior Court Division, of New Hanover County, North Carolina. The lawsuit is captioned The Edward J. Goodman Life Income Trust et al. v. Pharmaceutical Product Development, Inc., et al., 11 CVS 4252. On October 11, 2011, a putative class action lawsuit was commenced against us and our directors in the United States District Court for the Eastern District of North Carolina. The lawsuit is captioned Mark Hendriks v. Pharmaceutical Product Development, Inc., et al, Case 4:11-cv-00176-BO. The plaintiff in each lawsuit alleges generally that our directors breached their fiduciary duties by participating in an unfair sales process and entering into a merger agreement containing preclusive terms at a price that undervalues the Company, and the Coyne and Goodman state court actions both allege that Carlyle and H&F aided and abetted the alleged breaches of duties. Each plaintiff purports to bring its lawsuit on behalf of the public shareholders of the Company. Each lawsuit seeks equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and attorneys’ fees and costs, among other relief. The Company believes that the claims raised in each lawsuit are without merit.

PROPOSAL 1 – VOTE TO APPROVE THE AGREEMENT AND PLAN OF MERGER

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page [—].

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the exceptions letter that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

The articles of incorporation of the surviving corporation will be in the form of the articles of incorporation attached as an exhibit to the merger agreement, until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be in the form of the bylaws of the Company in effect immediately prior to the merger.

Following the completion of the merger, the Company common stock will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

Unless otherwise mutually agreed by the Company and Parent, and subject to the satisfaction or waiver of the conditions to closing of the merger (described under “– Conditions to the Merger” below), the closing of the merger will take place on the later of (x) the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (y) the final day of the marketing period (as described below), or an earlier date as may be specified by Parent on no less than two business days’ prior notice to the Company.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the fourth quarter of 2011. The effective time of the merger will occur on the closing date of the merger upon the filing of articles of merger with the Secretary of State of the State of North Carolina (or at such later date as we and Parent may agree and specify in the articles of merger).

The marketing period is the first period of 18 consecutive business days after the date of the merger agreement throughout which (a) Parent has the essential marketing information described below and (b) the conditions to closing of the merger have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger) and nothing has occurred and no condition exists that would cause any of the conditions to closing of the merger to fail to be satisfied if the closing of the merger were to occur within such 18 consecutive business day period; provided that such 18 consecutive business day period will be reduced to 15 consecutive business days if Parent has the essential marketing information at least three business days prior to commencement of the marketing period. If the marketing period has not ended on or prior to November 22, 2011, then November 23, 2011, November 24, 2011 and November 25, 2011 will not be included in the consecutive business day period. If the marketing period has not ended on or prior to December 19, 2011, it shall not commence prior to January 4, 2012. If the marketing period is not reduced to 15 consecutive business days as described above, then the marketing period will be reduced to 16 consecutive business days if such marketing period begins on or after November 28, 2011 and is completed on or before December 19, 2011. In addition, the marketing period will not be deemed to have commenced if, before the completion of the marketing period, (i) Deloitte & Touche LLP withdraws its audit opinion with respect to any financial statements contained in any of the Company’s required SEC filings made on or after December 31, 2008 or the essential marketing information, (ii) the financial statements contained in the essential marketing information available to Parent on the first day of such marketing period would not be sufficiently current to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such marketing period, in which case the marketing period will not be deemed to commence until Parent receives updated essential marketing information that would permit a registration statement using the financial statements contained therein to be declared effective by the SEC on the last day of such new marketing period, (iii) the Company issues a public statement indicating our intent to restate any of our historical financial statements or that any such restatement is under consideration or may be a possibility, in which case the marketing period shall not be deemed to commence until such restatement has been completed and the relevant SEC filing containing such financial statements have been amended or the Company announces that we have concluded that no such statement shall be required, or (iv) the Company is delinquent in filing any quarterly report on Form 10-Q or any annual report on Form 10-K, in which case the marketing period shall not be deemed to commence until such delinquencies have been cured. Further, the marketing period will end on any earlier date on which the debt financing otherwise is obtained.

Essential marketing information consists of, as of any date, (i) such financial statements, financial data and other information regarding the Company and its subsidiaries of the type required in registration statements on Form S-1 by SEC Regulation S-X and SEC Regulation S-K for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A to consummate a notes offering (including, even if not required by SEC Regulation S-X or S-K, pro forma and other financial data for the pertinent last twelve month periods), and (ii) such other information required by the debt financing commitment letter, including information and data as is otherwise necessary in order to receive customary “comfort” letters, including “negative assurance” comfort letters, from independent auditors with respect to the information referred to in clause (i) of this paragraph and drafts of such “comfort” letters which the independent auditors are prepared to issue. If the Company in good faith reasonably believes it has delivered the essential marketing information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the marketing period will be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the essential marketing information and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which essential marketing information Parent reasonably believes the Company has not delivered).

Treatment of Company Common Stock, Options, Restricted Stock and Restricted Stock Units

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares and restricted shares of Company common stock held by Mr. Ray Hill, which the merger agreement provides will be treated in the manner described below) will convert into the right to receive $33.25, less any applicable withholding taxes. The excluded shares include Company common stock owned by Parent, Merger Sub, the Company or any of their respective subsidiaries (and in each case not held on behalf of third parties), which will be cancelled without payment of consideration. Excluded shares also include Company common stock owned by shareholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the NCBCA, which will be cancelled without payment of consideration. Shareholders holding such shares will instead be entitled to the appraisal rights provided under the NCBCA as described under “Appraisal Rights.”.

Options

At the effective time of the merger, except for options to purchase shares of Company common stock held by Mr. Ray Hill, which the merger agreement provides will be treated in the manner described below, each outstanding and unexercised option to purchase shares of Company common stock issued by the Company under the Company’s equity plans or otherwise, whether vested or unvested, will become fully vested, be cancelled and thereafter will only entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than five business days after the effective time of the merger), an amount in cash equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $33.25 exceeds the exercise price per share of such option, less any applicable withholding taxes.

Restricted Stock

At the effective time of the merger, except for restricted shares of Company common stock held by Mr. Ray Hill, which the merger agreement provides will be converted into restricted shares of the surviving corporation, as described below, each outstanding share of restricted stock issued by the Company under the Company’s equity plans, whether vested or unvested, will become fully vested and free of any forfeiture restriction and be converted into the right to receive $33.25, less any applicable withholding taxes, similar to other shares of Company common stock as described above.

Restricted Stock Units

At the effective time of the merger, each outstanding restricted stock unit issued by the Company under the Company’s equity plans, whether vested or unvested, will become fully vested, be cancelled and thereafter will only entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash, for each restricted stock unit, equal to $33.25, less any applicable withholding taxes.

Rollover Awards

As required pursuant to the terms of the employment agreement entered into between the Company and Mr. Ray Hill on September 16, 2011, at the effective time of the time of the merger, the merger agreement provides that each option to purchase shares of Company common stock and each share of restricted stock of the Company held by Mr. Ray Hill at that time will be converted into an option to purchase shares of, or shares of restricted stock of, Parent or, at the election of Parent, an affiliate of Parent that, immediately following the later of (i) the effective time of the merger or (ii) the consummation of any related restructuring transactions, controls the surviving corporation. The substitute options and shares of restricted stock will have the same vesting schedules as were applicable to the options and shares of restricted stock so converted.

Exchange and Payment Procedures

Parent will, with the Company’s prior approval, appoint a paying agent for payment of the per share merger consideration to the Company’s shareholders. At the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock (except for holders of excluded shares), and thereafter will make available or cause to be made available to the paying agent any additional amounts necessary to make payments to such shareholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the NCBCA. With respect to shares of Company common stock held by The Depository Trust Company, or DTC, Parent and the Company shall cooperate to establish procedures with the paying agent and DTC such that, if the closing of the merger occurs at or prior to 11:30 a.m., Eastern time, on the date of the closing of the merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of Company common stock (other than excluded shares) held of record by DTC immediately prior to the effective time of the merger multiplied by the per share merger consideration, which we refer to as the DTC payment, and if the closing of the merger occurs after 11:30 a.m., Eastern time, on the date of the closing of the merger, the paying agent will transmit the DTC payment to DTC on the first business day after the date of the closing of the merger.

Promptly, and in any event within two business days, after the date of the closing of the merger, each record holder of shares of Company common stock (other than with respect to excluded shares) will be sent a letter of transmittal describing how it may exchange its certificated shares of Company common stock for the per share merger consideration or, with respect to book-entry shares of Company common stock, surrender such book-entry shares in exchange for the per share merger consideration. If any excluded shares cease to be excluded shares, each record holder of such shares of Company common stock will promptly, and in any event within two business days after such shares cease to be excluded shares, be sent the letter of transmittal described in the preceding sentence.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates to the paying agent or, with respect to book-entry shares, follow the procedures set forth in the letter of transmittal. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your delivery of your letter of transmittal. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any certificate or uncertificated share of Company common stock represented by book-entry is presented to the surviving corporation, Parent or the paying agent for transfer, it will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of Company common stock for 180 days after the effective time of the merger will be delivered to the surviving corporation. Record holders of Company common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures will thereafter look only to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Parent will use its reasonable best efforts to obtain the debt financing for the merger on the terms and conditions described in the debt financing commitment letter and will not permit any amendment or modification to be made to the debt financing commitment letter, or any waiver of any provision or remedy thereunder, if such amendment, modification or waiver (x) reduces the aggregate amount of the debt financing (including by changing the amount of fees to be paid or the original issue discount of the debt financing) unless the equity financing is increased by a corresponding amount or (y) imposes new or additional conditions or otherwise amends, modifies or expands any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to (i) delay or prevent the closing of the merger, (ii) make the funding of the debt financing (or satisfaction of the conditions thereto) less likely to occur or (iii) adversely impact the ability of Parent to enforce its rights against the other parties to the debt commitment letter or the definitive agreements with respect thereto, the ability of Parent to consummate the transactions contemplated by the merger agreement or the likelihood of the consummation of the transactions contemplated by the merger agreement.

Parent and Merger Sub will use their reasonable best efforts to:

—	maintain in effect the debt financing commitments in accordance with their terms;

—

satisfy all conditions and covenants applicable to Parent and Merger Sub in the debt financing commitment letter (including by consummating the financing pursuant to the terms of the equity financing commitment letters) and otherwise comply with their obligations under the commitment letters, in each case, to the extent that such is within Parent’s or its affiliates’ control;

—	enter into definitive agreements with respect to the debt financing commitment letter on the terms and conditions contained in the debt financing commitment letter;

—	consummate the financing at the closing of the merger;

—	enforce their rights under the debt financing commitment letter; and

—

subject to the satisfaction or waiver of conditions set forth in the debt commitment letter, cause the lenders and any other persons providing debt financing to fund, on the date of the closing of the merger, the debt financing required to consummate the merger and the other transactions contemplated by the merger agreement.

Parent and Merger Sub acknowledge in the merger agreement that the obtaining of any financing is not a condition to the closing of the merger, such that if any financing (or any alternative financing) has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger.

If any portion of the debt financing becomes unavailable on substantially the terms contemplated in the debt financing commitment letter (including the flex provisions related thereto), Parent is required to use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable to Parent (taking into account the flex provisions related to the debt financing commitment letter) than those set forth in the debt financing commitment letter, in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event but in no event later than the last business day of the marketing period.

Parent has agreed to keep us informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the debt financing. We have agreed to use our reasonable best efforts to provide to Parent and Merger Sub (at Parent’s sole expense) all cooperation reasonably requested by Parent that is necessary in connection with the debt financing for the merger, including providing the essential marketing information (and other financial information regarding the Company that may be reasonably requested by Parent) to Parent, Merger Sub and their debt financing sources, participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions with third parties and sessions with rating agencies, assisting Parent and its debt financing sources in the preparation of customary offering memoranda, bank information memoranda, authorization letters, confirmations and undertakings in connection with the essential marketing information, the offering memoranda and the bank information memoranda, rating agency presentations and lender presentations relating to the debt financing, cooperating with the marketing efforts of Parent and its debt financing sources for all or any portion of the debt financing, providing and executing documents as may be reasonably requested by Parent, executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, using reasonable best efforts to satisfy the conditions precedent set forth in the debt commitment letter or any definitive agreements with respect thereto (to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company) and to reasonably cooperate with the financing sources’ due diligence investigation, and using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent and customary for financings similar to this financing. Parent has agreed to indemnify us from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and to reimburse us for all documented and reasonable out-of-pocket expenses, in each case incurred by us in connection with the arrangement of the debt financing.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the exceptions letter delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

—	due organization, existence, good standing and authority to carry on our businesses;

—	our capitalization;

—	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

—	the absence of preemptive or other similar rights or any debt securities that give their holders the right to vote with our shareholders;

—	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

—	the declaration of advisability of the merger agreement and the merger by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

—	the receipt of fairness opinions by the board of directors from each of Morgan Stanley and Lazard;

—	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement;

—	the required governmental consents, approvals, notices and filings;

—	our SEC filings since December 31, 2008 and the financial statements included therein;

—	compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the Nasdaq Stock Market;

—	our disclosure controls and procedures and internal controls over financial reporting;

—	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since December 31, 2010 through the date of the merger agreement;

—	the conduct of business in accordance with the ordinary course consistent with past practice since December 31, 2010 through the date of the merger agreement;

—	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

—	the absence of certain undisclosed liabilities;

—	employee benefit plans;

—	compliance with applicable laws, government orders, licenses, and permits, including, but not limited to, the Foreign Corrupt Practices Act of 1977;

—	the inapplicability of any anti-takeover law to the merger;

—	environmental matters;

—	tax matters, including in relation to our spin off of Furiex Pharmaceuticals on June 14, 2010;

—	certain employment and labor matters;

—	intellectual property;

—	insurance policies;

—	real property;

—	material contracts and the absence of any default under any material contract;

—	the absence of any suspension or debarment (or, to our knowledge, any proposed or threatened suspension or debarment or proceedings related thereto) from doing business with a governmental entity;

—	the absence of any undisclosed brokers’ or finders’ fees;

—	regulatory matters;

—	the absence of a customer or supplier relationship with persons on the U.S. Department of Treasury Office of Foreign Assets Control list of specially designated nations and blocked persons;

—	absence of certain unlawful business practices; and

—	customers and suppliers of the Company.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect,” which means a change, event, occurrence or effect that has a material adverse effect on (i) the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to timely perform its obligations under the merger agreement or consummate the merger; provided that none of the following will constitute or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur pursuant to clause (i) above:

—

changes generally affecting the economy, credit, capital or financial markets or political conditions, including changes in credit ratings, interest and exchange rates, provided that such changes do not materially and disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and its subsidiaries operate;

—

changes or effects from the entry into, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including any litigation arising from allegations of any breach of duty or violation of law, or compliance by the Company with the terms of the merger agreement (other than compliance with the obligations regarding conduct of the business prior to the merger);

—	changes resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their affiliates;

—

any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries with its customers, employees, third party contractors, financing sources or suppliers caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

—

any action taken by the Company or its subsidiaries at Parent’s written request, or failure to take any action that is prohibited by the conduct of business covenant in the merger agreement to the extent that Parent fails to give its consent after receipt of a written request therefor;

—

changes resulting from factors generally affecting the industries in which the Company and its subsidiaries operate or in which the products or services of the Company and its subsidiaries are used, provided that such changes do not materially and disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating primarily in the same industry in which the Company and its subsidiaries operate;

—

changes or prospective changes in law or GAAP or the interpretation or enforcement thereof after the date of the merger agreement, provided that such changes do not materially and disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and its subsidiaries operate;

—

changes resulting from acts of war (whether or not declared), armed hostilities, sabotage or terrorism or any escalation or worsening thereof, or from epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters, provided that such changes do not materially and disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and its subsidiaries operate;

—

a decline in the market price or trading volume of Company common stock on the Nasdaq Stock Market (provided that this exception shall not affect a determination that any change underlying such failure has contributed to a Company material adverse effect); or

—

any failure by the Company to meet any internal or public forecasts, projections or estimates of revenues or earnings for any period (provided that this exception shall not affect a determination that any change underlying such failure has contributed to a Company material adverse effect).

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

—	their due organization, existence, good standing and authority to carry on their businesses;

—	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

—	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of their entering into and performing under the merger agreement;

—	required governmental consents, approvals, notices and filings;

—	the absence of legal proceedings and investigations against Parent and Merger Sub;

—	sufficiency of funds;

—	validity and enforceability of the commitment letters;

—	the absence of any breach or default under the commitment letters;

—	the absence of contingencies related to the funding of the financing other than as set forth in the equity financing commitment letter or the debt financing commitment letter;

—	the capitalization of Merger Sub;

—	the absence of any undisclosed brokers’ or finders’ fees;

—	solvency of Parent and the surviving corporation immediately following consummation of the merger;

—	no engagement in competing businesses;

—	delivery of the executed limited guarantees;

—	ownership of Company capital stock;

—	the absence of certain agreements or compensation, financing or employee arrangements; and

—	acknowledgment as to the absence of any representations and warranties with respect to any estimates, forecasts, projections, forward-looking statements or business plans provided by the Company.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions set forth in the merger agreement and the matters contained in the exceptions letter delivered by the Company in connection therewith or as required by applicable law, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will cause our businesses to be conducted in the ordinary course and, to the extent consistent therewith, we and our subsidiaries will use our reasonable best efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates.

Subject to certain exceptions set forth in the merger agreement and the matters contained in the exceptions letter delivered by the Company in connection therewith or as required by law, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld, delayed or conditioned):

—	make changes to organizational documents;

—	merge or consolidate the Company or our subsidiaries with any other person or restructure, reorganize or liquidate the Company or any subsidiary;

—

acquire any corporation, partnership, or other business organization or assets for a purchase price in excess of $5 million, individually or in the aggregate, other than the purchase of inventory and other assets in the ordinary course of business;

—

issue, sell, pledge, dispose of, grant, transfer or encumber shares of capital stock (or equity interests in or securities convertible or exchangeable into capital stock, or any options, warrants or other rights to acquire shares of capital stock or convertible or exchangeable securities) of the Company or our subsidiaries (with customary exceptions);

—

make any loans, advances, capital contributions or investments in any person other than the Company or our wholly owned subsidiaries in excess of $5 million in the aggregate, other than as previously committed pursuant to the Company’s material contracts;

—

declare, set aside or pay any dividends or other distributions (other than regular quarterly dividends not to exceed $0.15 per share of Company common stock and dividends paid by wholly owned subsidiaries to the Company or to our other wholly owned subsidiaries) or enter into any agreement with respect to voting of our capital stock;

—

reclassify, split, combine, subdivide, redeem, purchase or acquire, directly or indirectly, any of its capital stock, or securities convertible or exchangeable into or exercisable for any shares of capital stock (with customary exceptions);

—

incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, except for indebtedness for borrowed money under our existing line of credit in the ordinary course of business consistent with past practice, not to exceed $5 million in the aggregate;

—	make any material changes to any method of tax or accounting policies or procedures, except as required by GAAP;

—

settle or compromise any litigation, audit, claim or action for more than $5 million individually or $15 million in the aggregate, or where any material equitable relief is imposed on the Company or our subsidiaries;

—

make any material tax election, file any material amended tax return, settle or compromise any material tax liability other than settlements or compromises where the amount paid in settlement or compromise does not exceed $5 million individually or $15 million in the aggregate, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

—

transfer, sell, pledge, lease, license, mortgage, surrender, encumber or otherwise dispose of any assets, product lines or businesses with a value in excess of $5 million in the aggregate, subject to certain exceptions;

—

grant or provide any severance or termination payments or benefits to any director, consultant or employee of the Company or any of its subsidiaries except to employees who are not senior employees in the ordinary course of business consistent with past practices, increase in any manner the compensation, fringe or other benefits of or bonus of, or grant any bonuses to, any director, consultant or employee of the Company or any of its subsidiaries, except employees who are not senior employees in the ordinary course of business consistent with past practices, make or amend in any respect any equity awards to any person, establish, adopt, terminate or amend any benefit plan (other than routine and non-material changes to welfare plans), accelerate or modify the vesting or conditions of any compensation for the benefit of any person, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, consultants, officers or employees or any of their beneficiaries, enter into or amend any employment or consulting agreement with any current or former director or senior employee, terminate or give notice to terminate the employment of any senior employee, or hire or commit to hire any executive officer;

—

make any capital expenditures in excess of $5 million in the aggregate other than as set forth in the capital budget contained in the exceptions letter delivered by the Company in connection with the merger agreement;

—

except in the ordinary course of business consistent with past practice, modify, amend, terminate, cancel or extend any material contract or expressly waive the material benefits under any material contract or enter into any contract that, if in effect on June 30, 2011 or the date of the merger agreement, would be a material contract; or

—	agree, authorize or commit to do any of the foregoing.

Parent and Merger Sub are prohibited from knowingly taking or permitting any of their affiliates to take any action that is, to the Parent’s knowledge, reasonably likely to prevent or delay the consummation of the merger.

The Company will cause to be delivered to Parent an affidavit, which we refer to as the FIRPTA affidavit, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement as described below, we have agreed in the merger agreement that the board of directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to do so) in a manner adverse to Parent, the Company recommendation with respect to the merger, or adopt, authorize, approve or recommend or otherwise declare advisable (or publicly propose or resolve to do so) an acquisition proposal (as defined below); or (ii) cause or permit the Company to enter into any alternative acquisition agreement relating to an acquisition proposal.

Until 11:59 p.m., Eastern time, on November 1, 2011, we are permitted to:

—

initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties with non-public information pursuant to confidentiality agreements that are not materially more favorable to such third parties than those entered into with Carlyle and Hellman & Friedman (provided that we promptly, and in any event, within 24 hours thereafter, make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to any such third parties if not previously made available to Parent or Merger Sub); and

—	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal.

From and after 12:00 a.m., Eastern time, on November 2, 2011, the no-shop period start date, we are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals, except with respect to any excluded parties. At any time from and after the no-shop period start date and until the effective time of the merger or, if earlier, the termination of the merger agreement, we, our subsidiaries and our respective officers and directors may not:

—	initiate, solicit or knowingly encourage any inquiry or the making of any acquisition proposals;

—	engage in, continue or otherwise participate in or cooperate with discussions or negotiations with any person with respect to any acquisition proposal;

—	provide any non-public information or data concerning the Company and its subsidiaries to any person relating to an acquisition proposal;

—	enter into any agreement or agreement in principle with respect to any acquisition proposal; or

—	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding the foregoing, the Company, following the no-shop period start date, may continue to engage in the activities described above with any party, which we refer to as an excluded party, from whom the Company has received prior to the no-shop period start date a written acquisition proposal that the board of directors determines in good faith (after consultation with its legal counsel and financial advisor) prior to the no-shop period start date is reasonably likely to result in a superior proposal.

However, at any time from and after the no-shop period start date and prior to the time our shareholders approve the merger agreement, if the Company receives an unsolicited written acquisition proposal from any person that did not result from a breach of the Company’s obligations under the preceding paragraphs, we may:

—	contact such person to clarify the terms and conditions of such proposal;

—

engage in discussions or negotiations with such person, and, after giving written notice to Parent, provide non-public information concerning the Company and our subsidiaries requested by such person subject to a confidentiality agreement that is not materially more favorable to such person than those entered into with Carlyle and Hellman & Friedman (provided that we promptly and, in any event, within 24 hours, make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to such person if not previously made available to Parent or Merger Sub), if our board of directors prior to taking any such actions, (x) determines in good faith (after consultation with outside legal counsel) that failure to take such action is reasonably likely to constitute a breach of the directors’ duties under applicable law and (y) determines in good faith (after consultation with outside legal counsel and an independent financial advisor) that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal (as defined below); and

—

authorize, approve, adopt, recommend or otherwise declare advisable an acquisition proposal or propose to do any of the foregoing (publicly or otherwise) if our board of directors determines in good faith (after consultation with outside legal counsel and an independent financial advisor) that such acquisition proposal is a superior proposal and that failure to authorize, approve, adopt, recommend or otherwise declare advisable such acquisition proposal is reasonably likely to be inconsistent with its duties under applicable law.

At any time before the merger agreement is approved by our shareholders, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “ – Termination Fees” below. In addition, at any time prior to the time our shareholders approve the merger agreement, our board of directors may effect a change of recommendation if it believes in good faith, after consultation with outside counsel and an independent financial advisor, that failure to do so is reasonably likely to be inconsistent with its duties under applicable law.

However, prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

—

we must notify Parent at least 72 hours in advance of our intention to effect a change of recommendation in respect of a superior proposal or to terminate the merger agreement in respect of a superior proposal specifying the identity of the person making such superior proposal and the material terms of such superior proposal and attaching the most current version of such agreement;

—

after providing such notice and prior to taking any such action, we must negotiate with Parent and Merger Sub in good faith (to the extent Parent desires to negotiate) during such 72 hour period to make revisions in the terms of the merger agreement as would permit our board of directors not to take any such action with respect to such a superior proposal; and

—

our board of directors must have considered in good faith any changes to the merger agreement, the commitment letters and the limited guarantees offered in writing by Parent in a manner that would form a contract if accepted by the Company and must have determined in good faith (after consultation with outside legal counsel and an independent financial advisor) that the superior proposal would still constitute a superior proposal if such changes were given effect.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our shareholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our shareholders.

In this proxy statement we refer to (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or (ii) any acquisition by any person or group of persons, whether by tender offer or share exchange or in any manner which, if consummated, would result in any person or group of persons becoming the beneficial owner of more than 20% of all outstanding equity securities of the Company (by vote or value), or more than 20% of the consolidated total assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated in the merger agreement, as an “acquisition proposal.”

In this proxy statement we refer to any acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that our board of directors has determined in its good faith judgment (after consultation with its outside legal counsel and independent financial advisor) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory, timing and other aspects of the proposal (including the financing thereof) and the person making the proposal, and would result in a transaction more favorable to our shareholders from a financial point of view than the transaction contemplated by the merger agreement (taking into account the conditionality and timing and likelihood of consummation of such proposal as compared to the transaction contemplated by the merger agreement as it may be amended or proposed to be amended) as a “superior proposal.”

Shareholders Meeting

We are required to take all reasonable action necessary to convene a meeting of our shareholders as promptly as practicable (and in any event no more than 21 business days) after the mailing of this proxy statement to consider and vote upon the approval of the merger agreement. We may postpone or adjourn the shareholders meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that our board of directors has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by our shareholders prior to the shareholders meeting, (iv) to allow reasonable additional time to solicit additional proxies to the extent we reasonably believe necessary to obtain the requisite shareholder vote, (v) if required by law or (vi) in the event we have provided timely written notice to Parent and Merger Sub of our intention to effect a change of recommendation or terminate the merger agreement in light of a superior proposal and the deadline with respect to such notice has not been reached. Subject to the provisions of the merger agreement discussed above under “– Solicitation of Acquisition Proposals,” we agreed that our board of directors would recommend that our shareholders vote to approve the merger agreement, to include such recommendation in this proxy statement and to take all reasonable lawful action to solicit approval of the merger agreement.

Filings; Other Actions; Notification

We and Parent will cooperate with each other and use (and will cause our respective affiliates to use) our respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including effecting the regulatory filings described under “The Merger – Regulatory Approvals and Notices,” and to obtain as promptly as practicable the expiration or termination of any applicable waiting period, and to obtain all necessary actions, nonactions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement. We and Parent will use our good faith efforts to consummate the merger on or prior to December 30, 2011, if practicable and subject to the terms and conditions of the merger agreement.

We and Parent have agreed, subject to certain exceptions and applicable law, to:

—

furnish the other, upon request, with all information concerning itself, its affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or their respective affiliates in connection with the merger and the transactions contemplated by the merger agreement;

—

keep the other apprised of the status of matters relating to completion of the transactions contemplated in the merger agreement. Neither the Company nor Parent will permit any of its affiliates, officers or any other representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry with respect to the merger and the other transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by that governmental entity, gives the other party the opportunity to attend and participate;

—

subject to the terms and conditions of the merger agreement, provide any information, document or filing or any supplementary information, document or filings reasonably requested or required by any governmental entity with jurisdiction over any applicable antitrust laws, which we refer to as a governmental antitrust entity, as promptly as practicable;

—

cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry or proceeding, judicial or administrative, including any proceeding initiated by a governmental antitrust entity or private party;

—

use reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement; and

—

contest, resist, defend and resolve any lawsuit or other legal proceeding, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated thereby, and, if any injunction, decision, order, judgment, determination, decree or law is or becomes reasonably foreseeable to be entered, issued or enacted in any proceeding, review or inquiry that would make consummation of the merger in accordance with the terms of the merger agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement, use reasonable best efforts to take all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit the consummation of the merger on a schedule as close as possible to that contemplated by the merger agreement.

Notwithstanding anything to the contrary in the merger agreement, the obligations of Parent include Parent committing to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or after the effective time of the merger; (iii) permitting us to sell, divest, or otherwise convey particular of our and our subsidiaries’ assets, categories, portions or parts of assets or businesses prior to the effective time of the merger; and (iv) licensing, holding separate or entering into similar arrangements with respect to Parent’s respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any governmental antitrust entity, in each case to the extent such action is reasonably necessary to avoid, prevent, eliminate or remove the actual or threatened commencement of any investigation or proceeding in any forum or the issuance or enactment of any order, decree, decision, determination, judgment or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and the other transactions contemplated by the merger agreement by any governmental antitrust entity.

Employee Benefit Matters

Parent has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

—

during the period commencing at the effective time of the merger and ending on December 31, 2012, provide our employees and the employees of our subsidiaries with (i) while employed by the surviving corporation or its subsidiaries, base salary or hourly wage not less than, and other compensation and benefits that are substantially comparable in the aggregate to, the base salary or hourly wage and other compensation and benefits provided to such employees at the effective time of the merger (other than equity compensation incentives and bonus performance targets) and (ii) upon termination, severance benefits no less favorable than the severance benefits under the plans and agreements identified in the exceptions letter delivered by the Company in connection with the merger agreement;

—

cause any employee benefit plans in which our employees and the employees of our subsidiaries are entitled to participate to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plans), service by our employees and the employees of our subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its subsidiaries (except to the extent it would result in a duplication of benefits); and

—

cause the surviving corporation and any successor thereto to honor the Company’s and its subsidiaries’ obligations under agreements identified in the exceptions letter delivered by the Company in connection with the merger agreement in accordance with their terms.

The Parent has agreed to have the surviving corporation pay employees, including each of Dr. Eshelman, Mr. Hill, Mr. Sharbaugh, Mr. Darazsdi and Dr. Dingivan, annual bonuses for fiscal year 2011 in amounts determined in a manner that is substantially consistent with past practice. Approximate annual bonus payments to Dr. Eshelman, Mr. Hill, Mr. Sharbaugh, Mr. Darazsdi and Dr. Dingivan could be as much as the following, if we achieve all our targets: $518,000 for Dr. Eshelman, $107,813 for Mr. Hill, $203,412 for Mr. Sharbaugh, $193,986 for Mr. Darazsdi, and $151,384 for Dr. Dingivan.

Certain Other Covenants

The Company and its subsidiaries have certain other obligations under the merger agreement, including the following:

—

the Company will, and will cause its subsidiaries to, take certain actions, including repayment of intercompany loans, payment of intercompany payable and payment of dividends, to effect the repatriation of cash held outside the United States, as requested in writing by Parent; and

—

the Company will, to the extent requested by Parent, sell certain investment securities held by the Company at any time after the expiration or earlier termination of the waiting period under the HSR Act applicable to the merger.

In the event the merger agreement is terminated in any circumstance in which Parent is required to pay a reverse termination fee, Parent has agreed to reimburse the Company for certain costs, expenses and losses incurred in connection with the actions described above.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

—	the merger agreement must have been duly approved by holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;

—

(i) the waiting period applicable to the consummation of the merger under the HSR Act has expired or been earlier terminated and (ii) all required antitrust approvals or clearances by the EC and any other applicable governmental antitrust entity, in each case, applicable to the merger under applicable antitrust law, have been obtained or the waiting period applicable thereunder has expired or been terminated; and

—

as of the date of the closing of the merger, no court or governmental entity of competent jurisdiction has enacted, issued, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

—

certain of our representations and warranties must be true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except for such inaccuracies that are de minimis relative to our capitalization representation taken as a whole, and for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date);

—

our representations and warranties regarding takeover statutes and brokers fees must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date);

—

our other representations and warranties set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or Company material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (or, if given as of an earlier date, at and as of such earlier date), except where the failure to be true and correct does not and is not reasonably likely to have, individually or in the aggregate, a Company material adverse effect;

—	the Company must have performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

—

the Company must have delivered to Parent a certificate signed by our Chief Financial Officer certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied;

—	the Company must have delivered a FIRPTA affidavit; and

—

from the date of the merger agreement until the effective time of the merger, there has not occurred any change, event, effect or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Company material adverse effect.

Our obligation to effect the merger is subject to the satisfaction or waiver (in writing) by us at or prior to the effective time of the merger of the following additional conditions:

—

the representations and warranties of Parent and Merger Sub set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as though made on and as of such date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as of such earlier date) except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not materially and adversely affect the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

—	each of Parent and Merger Sub must have performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger; and

—

Parent must have delivered to the Company a certificate signed by a senior executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

—	by either Parent or the Company, if:

—	the merger has not been consummated by March 30, 2012;

—	our shareholders meeting has been held and completed and our shareholders have not approved the merger agreement at such meeting or any adjournment or postponement of such meeting; or

—	an order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable.

However, none of the termination rights described in the preceding bullet points will be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that was the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the merger to have been satisfied on or before the termination date.

—	by written notice of the Company to Parent, if:

—

at any time prior to the approval of the merger agreement by our shareholders, (i) our board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) we pay Parent a termination fee as discussed under “– Termination Fees” below (provided that this right will not be available to us unless we have complied with the notice and other requirements described under “– Solicitation of Acquisition Proposals” beginning on page [—]);

—

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 25 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is three business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreement, and such breach would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger not to be satisfied); or

—

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within three business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger on that date and had given Parent written notice irrevocably confirming that fact.

—	by Parent, if:

—	the board of directors makes a change of recommendation or approves or recommends an acquisition proposal to our shareholders;

—

following a written request by Parent, our board of directors fails to publicly reaffirm its recommendation in favor of the merger within ten business days following such request or, if sooner, two business days prior to the date of the shareholder meeting; or

—

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 25 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is three business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements, and such breach would result in the conditions to the obligation of the Company to consummate the merger not to be satisfied).

Termination Fees

We are required to pay affiliates of Carlyle (or its designee) and affiliates of Hellman & Friedman (or its designee) a termination fee (as allocated between Carlyle and Hellman & Friedman in the merger agreement) if:

—

(x) before approval of the merger agreement by our shareholders, the merger agreement is terminated due to the failure to consummate the merger by the termination date or the failure of our shareholders to approve the merger agreement at the shareholders meeting, (y) any person makes a bona fide acquisition proposal after the date of the merger agreement but prior to such termination, and (z) within 12 months of such termination, we enter into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is consummated (provided that references to “20%” in the definition of “acquisition proposal” shall be deemed to be references to “50%”);

—

Parent terminates the merger agreement due to the board of directors having made a change of recommendation or having failed to reaffirm their recommendation of the merger following on the terms required by the merger agreement; or

—

we terminate the merger agreement prior to the approval of the merger agreement by our shareholders, the board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal and we enter into an alternative acquisition agreement with respect to a superior proposal.

The termination fee will be (i) $58,101,463 in the event that the Company enters into an alternative acquisition agreement with an excluded party, if Parent terminates the agreement due to a change of recommendation with respect to a superior proposal submitted by an excluded party, or in connection with a payment of a termination fee under the circumstances described in the first bullet above if the party who consummates the acquisition proposal is an excluded party, and (ii) $116,202,925 in all other circumstances.

Reverse Termination Fee

Parent must pay us a reverse termination fee of $251,773,004 (less the amount of any indemnification or expense reimbursement obligations of Parent with respect to expenses of the Company in connection with the financing of the merger) in the event we terminate the merger agreement because:

—

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 25 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is three business days prior to the termination date; or

—

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within three business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger and had given Parent written notice irrevocably confirming that fact on such date.

The guarantors have agreed, severally, but not jointly, to guarantee the obligation of Parent to pay the Parent fee and to guarantee the performance and discharge of certain expense reimbursement and indemnification obligations of Parent and Merger Sub, in each case pursuant to the limited guarantees described in “The Merger – Limited Guarantees”.

Expenses

The surviving corporation will pay all charges and expenses in connection with the exchange and payment procedures (including those of the paying agent) and receipt of amounts due to equity holders. All costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement and the financing thereof will be paid by the party incurring such expense, except Parent will reimburse and indemnify the Company for expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the merger.

Remedies

Our receipt of the Parent fee and reimbursement for any expenses incurred in connection with certain actions to enforce the payment of any such Parent fee, the reimbursement obligations of Parent for the costs and expenses, including taxes, incurred in connection with certain cash repatriation actions pursuant to the merger agreement, the reimbursement obligations of Parent for certain losses incurred in connection with the Company’s sale of auction rate securities as may be required by Parent pursuant to the merger agreement, the expense reimbursement and indemnification obligations of Parent in connection with the arrangement of the financing of the merger, including the several but not joint guarantees of each of such obligations by the guarantors pursuant to the limited guarantees, our rights under the confidentiality agreements previously executed with certain affiliates of each of Carlyle and Hellman & Friedman and our limited rights to specific performance under the merger agreement and the equity commitment letters in certain circumstances (discussed below) are our sole and exclusive remedies against Parent, Merger Sub, the guarantors, the financing sources and any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, affiliates, representatives or agents or any former, current, or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, affiliate, representative or agent of any of the foregoing, which we refer to collectively as the Parent related parties, for any losses suffered with respect to the merger agreement, the limited guarantees, the transactions contemplated by the merger agreement and the limited guarantees (including any breach by Parent or Merger Sub), the termination of the merger agreement, the failure of the merger to be consummated or any breach of the merger agreement by Parent or Merger Sub. Upon payment of the Parent fee and the other amounts described in the preceding sentence, none of the Parent related parties will have any further liability or obligation to the Company (other than under the confidentiality agreements described above) relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Except in the event of a willful and material breach of the merger agreement by the Company, receipt by the guarantors or their designees of the termination fee and reimbursement for any expenses incurred in connection with certain actions to enforce the payment of any such termination fee and Parent’s rights to specific performance under the merger agreement (discussed below under “Merger Agreement – Remedies”) are the sole and exclusive remedies of the Parent related parties against the Company, any of its subsidiaries and any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, affiliates, representatives or agents or any former, current, or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, affiliate, representative or agent of any of the foregoing, which we refer to collectively as the Company related parties, for any loss suffered with respect to the merger agreement, the transactions contemplated by the merger agreement (including any breach by the Company), the termination of the merger agreement, the failure of the merger to be consummated or any breach of the merger agreement by the Company. Except in the event of a willful and material breach of the merger agreement by the Company, upon payment of the termination fee and the other amounts described in the preceding sentence, none of the Company related parties will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity, except that the Company’s right to specific performance of Parent’s obligation to consummate the merger or to cause the equity financing to be funded pursuant to the equity commitment letters may only occur if and only in the event that (i) all of the conditions of Parent and Merger Sub under the merger agreement generally have been satisfied, (ii) the debt financing pursuant to the debt commitment letter (or any alternative debt financing being used) has been funded or will be funded at the closing of the merger if the equity financing is funded and (iii) the Company has irrevocably confirmed in writing to Parent and the providers of the debt financing that if specific performance is granted and the equity financing and the debt financing are funded, then the closing of the merger will occur.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, the surviving corporation will indemnify and hold harmless (and the surviving corporation will advance expenses to) our and our subsidiaries’ present and former officers and directors against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such officer’s or director’s service as a director or officer of the Company or its subsidiaries (or services performed at our request) at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby and actions to enforce such indemnification or advancement rights) to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain six-year “tail” insurance policies for the extension of currently existing officers’ and directors’ liability insurance and fiduciary liability insurance policies. Such policies must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and must have terms, conditions, retentions and limits of liability that are at least as favorable to the insured parties as our existing policies with respect to any matter claimed against our and our subsidiaries’ present and former officers serving in such capacity that existed or occurred at or prior to the effective time of the merger, as long as the cost does not exceed 300% of the annual premiums currently paid for the Company’s insurance policies. If we or the surviving corporation, as applicable, fail to purchase such policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable commercial efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger and subject to the 300% cap on the annual premium described above.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third party beneficiaries of the merger agreement solely for this purpose.

Access

Subject to certain exceptions, we will, upon reasonable prior written notice, afford Parent and its authorized representatives reasonable access to the Company and furnish Parent information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the Nasdaq Stock Market under the symbol “PPDI.” The table below shows, for the periods indicated, the high and low prices for the Company common stock, as reported by the Nasdaq Stock Market.

	Common Stock Price
	High			Low

Fiscal Year Ended December 31, 2009
First Quarter ended March 31		$29.53			$20.00
Second Quarter ended June 30		$24.24			$17.97
Third Quarter ended September 30		$23.46			$18.77
Fourth Quarter ended December 31		$23.80			$20.27

Fiscal Year Ended December 31, 2010
First Quarter ended March 31		$22.87			$19.69
Second Quarter ended June 30		$28.03			$22.13
Third Quarter ended September 30		$27.99			$22.71
Fourth Quarter ended December 31		$28.00			$24.00

Fiscal Year Ending December 31, 2011
First Quarter ended March 31		$30.36			$26.74
Second Quarter ended June 30		$32.26			$25.54
Third Quarter ended September 30		$33.07			$23.95
Fourth Quarter ending December 31 (through October , 2011)	$	[—	]	$	[—	]

The closing price of Company common stock on the Nasdaq Stock Market on September 30, 2011, the last trading day prior to the Company’s press release announcing the signing of the merger agreement, was $25.66 per share. On [—], the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company common stock on the Nasdaq Stock Market was $[—] per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

The table below sets forth information as to the beneficial ownership of Company common stock (i) as of September 30, 2011 (except as otherwise specified) by all current directors and named executive officers of the Company as well as by current directors and executive officers of the Company as a group and (ii) to the best knowledge of the Company’s management, based on filings with the SEC pursuant to Section 13(d) or (g) under the Exchange Act, beneficial owners of more than 5% of the outstanding Company common stock. Unless otherwise specified, the address of each person in the table below is in care of the Company. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after September 30, 2011 for purposes of computing the percentage of common stock owned by the person named. Options owned by a person are not included for purposes of computing the percentage owned by any other person.

Name	Shares Beneficially Owned	Percentage Owned

BlackRock, Inc.(1)	9,376,944	7.9%
Stuart Bondurant, M.D.(2)	69,623	*
Vaughn D. Bryson(3)	9,095	*
Daniel G. Darazsdi(4)	271,286	*
Christine A. Dingivan, M.D.(5)	149,850	*
Fredric N. Eshelman, Pharm.D.(6)	8,244,506	7.3%
Frederick Frank(7)	162,967	*
Raymond H. Hill	0	*
Robert A. Ingram(3)	9,095	*
Terry Magnuson, Ph.D.(8)	104,806	*
Ernest Mario, Ph.D.(9)	524,772	*
William J. Sharbaugh(10)	281,312	*
Ralph Snyderman, M.D.(3)	9,095	*
Wellington Management Company, LLP(11)	9,851,535	8.3%
All current directors and current executive officers as a group (11 persons)	9,836,407	8.7%

* Less than one percent.

(1)

Amount reported on Schedule 13G Amendment No. 1 filed on February 8, 2011. The Schedule 13G filed by BlackRock, Inc. does not list any natural persons having voting or investment powers over the shares beneficially owned by BlackRock, Inc. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(2)	Includes 56,233 shares of common stock issuable pursuant to options. Does not include 8,089 shares of restricted stock that Dr. Bondurant deferred under the Company’s deferred compensation plan for non-employee directors.

(3)	Consists of shares of common stock issuable pursuant to options. Does not include 1,139 shares of restricted stock deferred under the Company’s deferred compensation plan for non-employee directors.

(4)	Includes 258,415 shares of common stock issuable pursuant to options and 10,000 shares of restricted stock granted on October 1, 2007.

(5)	Consists of shares of common stock issuable pursuant to options.

(6)	Includes 394,500 shares of common stock held in trust, 11,258 shares of common stock held in a limited liability company and 1,685 shares of common stock held by Mrs. Eshelman. Also includes 941,902 shares of common stock issuable pursuant to options and 3,850,000 shares that Dr. Eshelman has pledged to secure personal loans from independent financial institutions. Does not include 89,580 shares of restricted stock that Dr. Eshelman deferred under the Company’s deferred compensation plan for executives.

(7)	Includes 104,806 shares of common stock issuable pursuant to options. Does not include 14,406 shares of restricted stock that Mr. Frank deferred under the Company’s deferred compensation plan for non-employee directors.

(8)	Consists of shares of common stock issuable pursuant to options. Does not include 17,633 shares of restricted stock deferred under the Company’s deferred compensation plan for non-employee directors.

(9)	Includes 6,000 shares of common stock held in trust for Mrs. Mario; 6,000 shares of common stock held in trust for Dr. Mario; 58,244 shares of common stock held in a family trust; 193,069 shares of common stock held by Mrs. Mario; and 59,263 shares of common stock issuable pursuant to options. Does not include 12,374 shares of restricted stock that Dr. Mario deferred under the Company’s deferred compensation plan for non-employee directors.

(10)	Includes 261,731 shares of common stock issuable pursuant to options and 10,000 shares of restricted stock granted on May 31, 2007.

(11)	Amount reported on Schedule 13G filed on February 14, 2011. The Schedule 13G filed by Wellington Management Company, LLP does not list any natural persons having voting or investment powers over the shares beneficially owned by Wellington Management Company, LLP. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

APPRAISAL RIGHTS

Under North Carolina law, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock, excluding any appreciation or depreciation in anticipation of the merger, as determined in accordance with the applicable provisions of the NCBCA. The “fair value” of your shares of Company common stock as so determined might be more or less than, or the same as, the $33.25 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s shareholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal of their shares in compliance with the provisions of Article 13 of the NCBCA will be entitled to appraisal rights. Strict compliance with the statutory procedures in Article 13 is required. Failure to follow precisely any of the statutory requirements will result in the loss of any appraisal rights that may apply.

This section is intended only as a brief summary of the material provisions of the North Carolina statutory procedures that a shareholder must follow in order to seek and perfect appraisal rights. This summary is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the NCBCA, and is qualified in its entirety by reference to Article 13 of the NCBCA, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders exercise appraisal rights under Article 13.

Under Article 13, all shareholders entitled to appraisal rights in the merger must be notified in the meeting notice relating to the merger that the Company has concluded that shareholders are entitled to assert appraisal rights. The notice of special meeting together with this proxy statement constitutes that notice, and Article 13 is attached as Annex D to this proxy statement. If a shareholder wishes to assert appraisal rights that shareholder should review the following discussion and Annex D carefully and is urged to consult a legal advisor before electing or attempting to assert these rights.

If you desire to assert appraisal rights and receive cash payment of the fair value of your shares of Company common stock, you must:

—	deliver to us, prior to the shareholder vote on the merger agreement and the merger, a written notice of your intent to demand payment if the merger is completed; and

—	not vote your shares in favor of the merger (a failure to vote or a vote against the merger proposals will satisfy this requirement).

No earlier than the date the merger is completed and no later than 10 days after the merger is completed, we will deliver an appraisal notice to those shareholders who have properly delivered their notice to assert appraisal rights and otherwise complied with the requirements of Article 13. This appraisal notice will include a form that specifies the first date on which the principal terms of the merger were announced to shareholders of the Company and will require a shareholder asserting appraisal rights to certify that beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form will also require a shareholder to certify that the shareholder did not vote for the merger. The appraisal notice will also disclose: (i) where the form must be sent and where certificates for certificated shares must be deposited and the date by which such certificates must be deposited; (ii) the date by which we must receive the payment demand (not fewer than 40 days nor more than 60 days after the appraisal notice and form is sent); (iii) our fair estimate of the fair value of the shares of Company common stock; (iv) that, if requested, we will provide to any requesting shareholder the number of shareholders who return forms and the total number of shares of Company common stock owned by them; and (v) the date by which a notice to withdraw appraisal rights must be received by us. The notice will also include a copy of Article 13 of the NCBCA. A shareholder who wishes to assert appraisal rights must sign and return the form we send and deposit any share certificates in accordance with the terms of the appraisal notice. Also, the shareholder must certify on the form whether beneficial ownership of the shares was acquired before the applicable date. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, the shareholder will lose all rights as a shareholder unless the demand for appraisal rights is properly withdrawn. A shareholder who has made a demand for appraisal rights may nevertheless decline to exercise such rights and withdraw from the appraisal process by notifying us in writing prior to the date stated in the appraisal notice. If a shareholder does not sign and return the form and deposit his, her or its share certificates where required, each by the date set in the appraisal notice, such shareholder will not be entitled to payment under Article 13 of the NCBCA.

Within 30 days after the form required to be sent to us is due, we will pay in cash to the shareholders who have complied with the appraisal requirements the amount that we estimate to be the fair value of their shares, plus interest. The payment will be accompanied by:

—	our annual financial statements and latest available quarterly financial statements;

—	a statement of our estimate of the fair value of the shares, which we believe is $33.25, the price per share under the merger agreement; and

—

a statement that the shareholders receiving payment have the right to demand further payment under Section 55-13-28 of the NCBCA and a failure to make such a demand will be deemed an acceptance of the payment received in full satisfaction of our obligations under Article 13 of the NCBCA.

We have the right to withhold payment from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice. If payment is withheld, we must, within 30 days after the form required to be sent to us is due, provide the shareholders from whom payment is withheld with the following:

—	our annual financial statements and latest available quarterly financial statements;

—	a statement of our estimate of the fair value of the shares;

—

a statement that the shareholders may accept our estimate of fair value, plus interest, in full satisfaction of their demands for appraisal and that notification of such acceptance must be given to us within 30 days of such offer; and

—

a statement that the shareholders have the right to demand further payment under Section 55-13-28 of the NCBCA and a failure to make such a demand will be deemed an acceptance of the offer described above.

Within 10 days after we receive a shareholder’s acceptance of the offer described above, we will pay in cash the amount offered to each shareholder who agreed to accept such offer in full satisfaction of the shareholder’s demand for appraisal. Within 40 days after we send to shareholders from whom payment was withheld the information described above, we will pay in cash the amount offered to each shareholder who fails to make a demand for payment under Section 55-13-28 of the NCBCA.

The shareholder paid in accordance with Section 55-13-25 of the NCBCA who is dissatisfied with the amount of the payment must notify us in writing of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment previously made to the shareholder. A shareholder offered payment in accordance with Section 55-13-27 who is dissatisfied with the offer must reject the offer and demand payment of the shareholder’s estimate of fair value plus interest.

A shareholder who fails to notify us in writing of the shareholder’s demand to be paid the shareholder’s stated estimate of fair value, plus interest, within 30 days after receiving payment or an offer of payment waives the right to demand payment and will only be entitled to the payment made or offered.

If a shareholder makes a demand for payment that remains unsettled, we must, within 60 days after receiving the payment demand, file a complaint in the Superior Court Division of the North Carolina General

Court of Justice requesting that the fair value of the shares and the accrued interest be determined. There will not be any right to a jury trial. We will make all shareholders whose demands remain unsettled parties to the proceeding. If we do not begin the proceeding within the 60-day period, we must pay in cash to each shareholder the amount demanded by such shareholder, plus interest.

Each shareholder made a party to the proceeding will be entitled to judgment either (i) for the amount, if any, by which the court finds that the fair value of the shareholders’ shares, plus interest, exceeds the amount paid by us or (ii) for the fair value, plus interest, of the shareholder’s shares for which we had previously withheld payment. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

The court will assess the court costs of a proceeding described above, including the compensation and expenses of appointed appraisers, against us, except that the court may assess costs against all or some of the shareholders seeking appraisal, in amounts the court finds equitable, to the extent the court find any shareholders acted arbitrarily, vexatiously or not in good faith with respect to the appraisal rights provided under Article 13. With respect to the expenses of the parties to the proceeding, the court may assess such costs: (a) against us and in favor of any or all shareholders demanding appraisal if it finds that we did not substantially comply with the above-described procedures; or (b) against either us or a shareholder demanding appraisal or in favor of any other party, if it finds that the party against whom such expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the appraisal rights provided under Article 13. In addition, if the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against us, then the court may direct that such expenses be paid out of the amounts awarded to the shareholders who were benefited. To the extent any amount required to be paid pursuant to Article 13 is not paid, a shareholder may bring suit against us directly for the amount owed.

Shareholders should note that cash paid in satisfaction of the fair value of their shares will be recognized by such shareholders for purposes of determining gain or loss for federal income tax purposes.

Failure by a shareholder to follow precisely the steps required by the NCBCA for exercising appraisal rights could result in the loss of those rights. If a shareholder withdraws such shareholder’s rights or becomes ineligible to exercise such rights, then such shareholder’s shares will thereupon be converted into and will represent only the right to receive $33.25 per share in cash, without interest thereon, under the merger agreement, upon surrender of the certificate or certificates representing such shares. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you are considering exercising appraisal rights under the NCBCA you should consult your legal advisors.

All written communications from shareholders with respect to the exercise of appraisal rights should be mailed before or after completion of the merger to B. Judd Hartman, Secretary, Pharmaceutical Product Development, Inc., 929 North Front Street, Wilmington, North Carolina 28401.

In view of the complexity of Article 13 of the NCBCA, the Company’s shareholders who wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, Company common stock will be delisted from the Nasdaq Stock Market and deregistered under the Exchange Act and therefore we will no longer file periodic reports with the SEC on account of Company common stock.

PROPOSAL 2 – ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

The Dodd Frank Wall Street Reform and Consumer Protection Act, and Rule 14a-21(c) under the Exchange Act, require that the Company provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that might be received by the Company’s named executive officers in connection with the merger (also known as “golden parachute” compensation). The Company is requesting the Company’s shareholders’ approval, on a non-binding, advisory basis, of the compensation that might be received by the Company’s named executive officers in connection with the merger and therefore is asking shareholders to adopt the following resolution:

“RESOLVED, that the compensation that might be paid or become payable to Pharmaceutical Product Development, Inc.’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute” Compensation pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation might be paid or become payable, are hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger agreement. Accordingly, you may vote to approve this Proposal 2 on executive compensation and vote not to approve Proposal 1 on the merger agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent regardless of whether the merger is approved. Approval of the non-binding, advisory proposal with respect to the “golden parachute” compensation that might be received by the Company’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to adopt this advisory matter will have no effect on the vote to approve the merger. In addition, because the Company is contractually obligated to pay such compensation to these individuals, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved.

Vote Required for Approval

Assuming there is a quorum, approval, on a non-binding, advisory basis, of the compensation that might be received by the Company’s named executive officers in connection with the merger requires a vote “FOR” Proposal 2 by a majority of the votes cast at the meeting with respect to such proposal.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Company knows of no other matter to be brought before the special meeting. If any other matter requiring a vote of the shareholders should come before the special meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

Future Shareholder Proposals

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we expect to hold a 2012 annual meeting of shareholders next year. Under Rule 14a-8 of the Securities Exchange Act, shareholder proposals to be included in the proxy statement for our next annual meeting of shareholders must be received by the Company not later than December 2, 2011. Under the Company’s bylaws, shareholder proposals to be considered at our next annual meeting must be received by the Company not more than 90 and not less than 50 days prior to that meeting. All submissions must comply with all of the requirements of the Company’s bylaws and Rule 14a-8. Proposals should be mailed to B. Judd Hartman, Secretary, Pharmaceutical Product Development, Inc., 929 North Front Street, Wilmington, North Carolina 28401. Such proposals must meet the requirements set forth in the rules and regulations of the SEC, as well as the informational requirements and the other requirements related to shareholder proposals set forth in the Company’s bylaws in order to be eligible for inclusion in the Company’s proxy statement for its 2012 annual meeting of shareholders.

Shareholders Sharing the Same Address

If you share an address with another shareholder, you may receive only one set of proxy materials (including the Company’s annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call the Company to request a separate copy of these materials from: Pharmaceutical Product Development, Inc., 929 North Front Street, Wilmington, North Carolina 28401, Attention: [—], telephone [—]. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call the Company at the above address and phone number to request delivery of a single copy of these materials.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the [—] page of our corporate website at www.ppdi.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

1.	Annual Report on Form 10-K for the year ended December 31, 2010, as amended;

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2011;

3.	Current Reports on Form 8-K filed on February 9, February 15, February 24, May 19, September 22 and October 3, 2011;

4.	Our definitive proxy solicitation materials filed with the SEC on March 31, 2011, for our 2011 Annual Meeting of Stockholders held on May 18, 2011; and

5.	The description of our stock contained in our registration statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary, at the Company’s headquarters at 929 North Front Street, Wilmington, North Carolina 28401; [from our proxy solicitor, [—] (shareholders call toll-free: [—]; banks and brokers call collect: [—]; email: [—]);] or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.,

JAGUAR HOLDINGS, LLC

and

JAGUAR MERGER SUB, INC.

Dated as of October 2, 2011

A-i

A-ii

A-iii

A-iv

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of October 2, 2011, among Pharmaceutical Product Development, Inc., a North Carolina corporation (the “Company”), Jaguar Holdings, LLC, a Delaware limited liability company (“Parent”), and Jaguar Merger Sub, Inc., a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Merger Sub and the Company and the manager and members of Parent have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Carlyle Partners V, L.P., Hellman & Friedman Capital Partners VII, L.P., Hellman & Friedman Capital Partners VII (Parallel), L.P., HFCP VII (Parallel-A), L.P. and H&F Executives VII, L.P. (collectively, the “Guarantors”) is entering into a limited guarantee with the Company (collectively, the “Guarantees”) pursuant to which such Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement as specified therein; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the North Carolina Business Corporation Act (the “NCBCA”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in this Agreement and the applicable provisions of the NCBCA.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing for the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, at 10:00 a.m. (Eastern Time) on the later of (x) the second business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement and (y) the final day of the Marketing Period, or such earlier date as may be specified by Parent on no less than two (2) business days’ prior notice to the Company. The date on which the Closing actually occurs is referred to as the “Closing Date.” For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in the City of New York.

1.3. Effective Time. On the Closing Date, the Company and Parent will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of North Carolina as provided in Section 55-11-05 of the NCBCA, in such form as required by and executed in accordance with the relevant provisions of the NCBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of the State of North Carolina or at such later time as may be agreed by the parties in writing and specified in the Articles of Merger (the “Effective Time”).

ARTICLE II

Articles of Incorporation and

Bylaws of the Surviving Corporation

2.1. Articles of Incorporation. The articles of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law (subject to Section 6.11(e)).

2.2. Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take, or cause to be taken, all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole shareholder of Merger Sub:

(a) Merger Consideration. Except as provided in Section 4.3(d), each share of the common stock, par value $0.05 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) issued and outstanding Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and in each case not held on behalf of third parties and (ii) Shares that are owned by shareholders (“Dissenting Shareholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Article 13 of the NCBCA, if applicable, with respect to such Shares (the “Dissenting Shares,” and together with the Shares referred to in the immediately preceding clause (i), the “Excluded Shares”)) shall be converted into the right to receive $33.25 per Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest, in accordance with this Section 4.1 and Section 4.2 hereof.

(b) Treatment of Excluded Shares.

(i) Except as set forth in clause (ii) below, each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist subject to the right of the Record Holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 4.2(g). As used in this Article IV, the term “Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

(ii) Each Share held by a direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding and shall be converted into that number of Surviving Corporation Shares that bears the same ratio to the aggregate number of outstanding Surviving Corporation Shares as the number of Shares held by such Subsidiary bore to the aggregate number of outstanding Shares immediately prior to the Effective Time.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation (each, a “Surviving Corporation Share”).

4.2. Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the Record Holders of Shares (other than Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Article 13 of the NCBCA with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which the Dissenting Shareholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Article 13 of the NCBCA and (y) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in short-term obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(e). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a).

(b) Exchange Procedures. Promptly (and in any event within two business days) after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each Record Holder of Shares (other than with respect to Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates or uncertificated Shares represented by book-entry (“Book-Entry Shares”) shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) to the Paying Agent or, in case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) or Book-Entry Shares in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a). If any Excluded Shares cease, pursuant to Section 4.2(a), to be Excluded Shares, the Surviving Corporation shall cause the Paying Agent promptly (and in any event within two business days) after the date on which such Excluded Shares cease to be Excluded Shares to mail to the Record Holder of such Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Shares. Upon delivery of such letter of transmittal by any Record Holder of Shares (other than with respect to Excluded Shares), duly completed and duly executed in accordance with its instructions, and such other documents as the Paying Agent may reasonably require, and (other than with respect to Book-Entry Shares) the surrender to the Paying Agent of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 4.2(f)), such Record Holder shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (x) the number of Shares formerly represented by such Certificate (or subject to such affidavit of loss in lieu thereof as provided in Section 4.2(f)) or Book-Entry Share and (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required by the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of Shares (other than Excluded Shares) held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 4.2(b), exchanged for the cash amount to which the Record Holder thereof is entitled pursuant to this Article IV (less any required Tax withholdings as provided in Section 4.2(h)) to be paid by check or wire transfer of immediately available funds to an account designated by such holder.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of the Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a) (less any required Tax withholdings as provided in Section 4.2(h)), without any interest thereon, upon (i) due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) or Book-Entry Shares and (ii) if requested by the Surviving Corporation, delivery of a letter of transmittal in customary form that is provided promptly to such Record Holder by the Surviving Corporation and such other documents as reasonably required, in each case, to the Surviving Corporation. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate (other than a Certificate formerly representing Excluded Shares) and (ii) the Per Share Merger Consideration.

(g) Dissenting Shares. No Person who has perfected a demand for appraisal rights pursuant to Article 13 of the NCBCA with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or lost its right to, appraisal under the NCBCA with respect to such Dissenting Shares. Unless and until a Dissenting Shareholder shall have effectively withdrawn its demand for, or lost its right to, appraisal under the NCBCA with respect to Dissenting Shares, each Dissenting Shareholder shall be entitled to receive only the payment provided by Article 13 of the NCBCA with respect to such Dissenting Shares. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to shareholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Shares, Company Options, Restricted Shares and RSUs cancelled in the Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), any regulation promulgated thereunder by the United States Department of Treasury (a “Treasury Regulation”) or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options, Restricted Shares or RSUs in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3. Treatment of Outstanding Options, Restricted Stock and Restricted Stock Units.

(a) Options. Except as provided in Section 4.3(d), at the Effective Time, each outstanding and unexercised option to purchase Shares issued under the Stock Plans (as defined in Section 5.1(b)) or otherwise, vested or unvested (each a “Company Option”), shall become fully vested, and shall be cancelled and thereafter only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time), an amount in cash equal to (i) the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less (ii) applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, except as provided in Section 4.3(d), if the exercise price per share of any Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall, to the extent permitted by the terms of the applicable Stock Plan and Company Option, be cancelled without consideration.

(b) Restricted Stock. Except as provided in Section 4.3(d), at the Effective Time, each outstanding share of restricted stock granted under the Stock Plans, vested or unvested (each a “Restricted Share”), shall become fully vested and free of any forfeiture restriction and be treated as provided in Section 4.1.

(c) Restricted Stock Units. At the Effective Time, each outstanding Restricted Stock Unit issued under the Stock Plans or otherwise, vested or unvested (each an “RSU”), shall become fully vested, be cancelled and thereafter only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash, for each RSU, equal to the Per Share Merger Consideration plus all cash dividend equivalents accrued thereon, less applicable Taxes required to be withheld with respect to such payment.

(d) Rollover Awards.

(i) Without any action on the part of the holders thereof, each Company Option and Restricted Share set forth on Section 4.3(d) of the Company Exceptions Letter that is issued and outstanding immediately prior to the Effective Time (each, an “Excepted Equity Award”) shall be assumed or substituted by Parent or, at the election of Parent, the Equity Rollover Designee and converted automatically at the Effective Time into an option or restricted share award, as the case may be (each, an “Assumed Award”), denominated in shares of common stock or other equity securities of Parent or, at the election of Parent, the Equity Rollover Designee (“Rollover Equity Securities”). The Assumed Awards shall be subject to such terms and conditions as may be determined by Parent or the Equity Rollover Designee in its sole discretion, subject to Section 4.3(d)(ii). For the avoidance of doubt, no Excepted Equity Award shall be entitled to the treatment described in Sections 4.3(a), (b) or (c). For purposes of the foregoing, the “Equity Rollover Designee” means a Subsidiary of Parent or any Affiliate or permitted assignee of Parent designated by Parent that, immediately following the later of (i) the Effective Time or (ii) the consummation of any related restructuring transactions, controls the Surviving Corporation.

(ii) Each Assumed Award shall have a vesting schedule that is the same as the vesting schedule of the related Excepted Equity Award and shall provide that unless determined otherwise by Parent or the Equity Rollover Designee, the receipt of Rollover Equity Securities from such Assumed Award shall be conditioned on the holder executing and delivering to Parent or the Equity Rollover Designee, as applicable, a stockholders’ agreement (or similar agreement) in the form prepared by Parent or the Equity Rollover Designee. The number of Rollover Equity Securities subject to each Assumed Award shall be determined by multiplying the number of Shares subject to the related Excepted Equity Award immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share). With respect to each Assumed Award that is an option to purchase Rollover Equity Securities, the exercise price per share or unit of Rollover Equity Securities (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise price for the Shares otherwise purchasable pursuant to the related Excepted Equity Award immediately prior to the Effective Time divided by (y) the Exchange Ratio. The “Exchange Ratio” shall be equal to the quotient of (1) the Per Share Merger Consideration, divided by (2) the fair market value of a share or unit of Rollover Equity Securities immediately following the Effective Time, as determined by Parent consistent with the price paid by the equityholders of Parent (or the Equity Rollover Designee) for (including contributions by such equityholders with respect to) their respective equity interests in Parent or the Equity Rollover Designee, as applicable.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and will take such other appropriate actions to implement the provisions of Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d) and to terminate the Stock Plans at the Effective Time. Without limiting the foregoing, the Company shall cooperate with Parent with respect to the foregoing and shall take all reasonable actions in relation to the termination of the Stock Plans and the cancellation or assumption, as applicable, of the awards thereunder that may be requested by Parent and shall otherwise use its reasonable best efforts to ensure that holders of Company Options, Restricted Shares and RSUs will have no rights from and after the Effective Time with respect to such Company Options, Restricted Shares and RSUs other than the right to receive, as applicable, the cash payments specified in Sections 4.3(a), 4.3(b) and 4.3(c) or the Assumed Awards as provided under Section 4.3(d).

4.4. Employee Stock Purchase Plan. If the Closing shall occur prior to the end of the offering period in existence under the Company’s Employee Stock Purchase Plan (the “ESPP”) as of the date of this Agreement (the “Current Offering Period”), the Company shall take all actions necessary to (i) terminate the ESPP in its entirety as of immediately prior to the Effective Time and (ii) cause a new exercise date to be set under the ESPP, which date shall be the business day immediately prior to the anticipated Closing Date. The Company has not, following the start of the Current Offering Period, allowed any participant to increase his or her payroll deduction election under the ESPP, and, following the date of this Agreement, the Company shall not permit any participant in the ESPP to increase the amount of such participant’s current payroll deduction election. If the Closing does not occur prior to the end of the Current Offering Period and the Company permits a new offering period to begin under the ESPP, (x) the Company shall take all actions necessary to terminate the ESPP in its entirety prior to the Effective Time and shall cause the entire amount credited to the stock purchase account of each participant thereunder as of the date of such termination to be distributed to the participant in accordance with Section 7.2 of the ESPP, such that no participant in the ESPP shall be entitled to purchase any Shares in respect of such offering period under the ESPP, and (y) the Company shall, within a reasonable period of time prior to the commencement of such new offering period, notify all actual or potential participants in the ESPP of the impact the Closing will have with respect to participation in the ESPP for such offering period (including the fact that the Closing will have the impact described in clause (x) above). Following the date of this Agreement, the Company shall provide Parent an opportunity to review and comment on any written notices, communications or other documents provided to actual or potential participants in the ESPP that relate to the ESPP and their participation therein pursuant to clause (y) of the preceding sentence (excluding informal communications with individual participants) and shall consider in good faith any comments reasonably proposed by Parent.

4.5. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and, as so adjusted, shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in (i) the Company Reports filed with the U.S. Securities and Exchange Commission (the “SEC”) after December 31, 2010 and prior to the date hereof ((A) excluding any risk factor disclosure set forth under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer and any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns and (B) solely to the extent it is reasonably apparent solely on the face of that disclosure in such Company Reports that such disclosure would qualify the representations and warranties contained herein), provided that nothing in the Company Reports shall be deemed to modify or qualify the representations set forth in Section 5.1(b), 5.1(c), 5.1(j) or 5.1(r) or the second sentence of Section 5.1(f), or (ii) the corresponding sections or subsections of the exceptions letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Exceptions Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Exceptions Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent solely on the face of that disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure on the part of the Company or any Subsidiary to be so qualified and in good standing, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ articles of incorporation and bylaws or comparable organizational and governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, the terms:

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act; provided, however, that, for the purposes of Sections 6.1(b) and 6.5(d), and the first use of such term in Section 6.5(b), the term “Affiliate” shall not include (A) the direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of Parent, (B) the credit alternatives investment funds or any other investment fund associated with or affiliated with one or more Affiliates of Parent the primary purpose of which is to invest in debt securities, (C) any fund advised by Riverstone Investment Group LLC or any of its Affiliates, (D) any fund associated with AlpInvest Holdings N.V. or its Affiliates, or (E) any hedge fund or funds associated or affiliated with one or more Affiliates of Parent (collectively, the “Excluded Affiliates”), so long as, in each case, neither Parent, Merger Sub nor any Affiliate of either of them that is not an Excluded Affiliate causes such Excluded Affiliate to take any of the actions prohibited by Sections 6.1(b) or 6.5(d);

(ii) “Securities Act” means the Securities Act of 1933, as amended;

(iii) “Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries;

(iv) “Exchange Act” means the Securities Exchange Act of 1934, as amended; and

(v) “Company Material Adverse Effect” means a change, event, occurrence or effect that has a material adverse effect on (x) the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole or (y) the ability of the Company to timely perform its obligations in this Agreement or consummate the Merger; provided, however, that none of the following, and no changes, events, occurrences or effects, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur pursuant to clause (x) above:

(A) (1) changes generally affecting the economy, credit, capital or financial markets or political conditions of or in the United States or elsewhere in the world, including changes in credit ratings, interest and exchange rates, (2) changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism or (3) epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters, provided, however, that the exception in this clause with respect to changes in credit ratings shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect,

(B) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate or in which the products or services of the Company are used,

(C) any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, third party contractors, financing sources or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement,

(D) changes or effects from the entry into, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement (including any litigation arising from allegations of any breach of duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement), or compliance by the Company with the terms of this Agreement (other than Section 6.1(a)),

(E) changes or prospective changes in any Law or GAAP or interpretation or enforcement thereof after the date hereof,

(F) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect,

(G) (1) any action taken by the Company or its Subsidiaries at Parent’s written request or (2) the failure to take any action by the Company or its Subsidiaries if that action is prohibited by Section 6.1(a) of this Agreement to the extent that Parent fails to give its consent after receipt of a written request therefor,

(H) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, and

(I) a decline in the price or trading volume of the Company common stock on the Nasdaq Stock Market (“Nasdaq”), provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, event, occurrence or effect underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; and

provided, further, that (x) with respect to clauses (A), (B) and (E), such changes, events or occurrences do not materially and disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and its Subsidiaries operate and (y) clauses (C) and (D) shall not apply to the use of Company Material Adverse Effect in Section 5.1(d) (or Section 7.2(a) as it applies to Section 5.1(d)).

(b) Capital Structure. The authorized capital stock of the Company consists of 190,000,000 Shares, of which 113,596,899 Shares were outstanding (including issued shares of unvested restricted stock) as of the close of business on September 30, 2011. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of September 30, 2011, other than 17,484,412 Shares reserved for issuance under the Company Equity Compensation Plan and the ESPP (together, the “Stock Plans”), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Exceptions Letter contains a correct and complete list as of the date of this Agreement of outstanding Company Options, Restricted Shares and RSUs, including for each award (as applicable) the holder (the specific identity of whom may be redacted to the extent required by applicable Laws), type of award, number of Shares, the country in which the holder resides, applicable Stock Plan, vesting commencement date, vesting schedule and exercise price with respect to Company Options. Except as set forth in Section 5.1(b) of the Company Exceptions Letter, each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares listed in Section 5.1(b) of the Company Exceptions Letter, owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws. Except as set forth above or as described in Section 5.1(b) of the Company Exceptions Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary, other than director qualifying shares listed in Section 5.1(b) of the Company Exceptions Letter, are owned by the Company (or a wholly owned Subsidiary of the Company).

(c) Corporate Authority.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(k) are true and correct, adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, the Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present (which directors constituted not less than two thirds of the members of the Board of Directors of the Company then in office) (A) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved, subject to Section 6.2, to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption at a shareholders’ meeting duly called and held for such purpose and (C) received the opinion of each of its financial advisors, Morgan Stanley & Co. LLC and Lazard Freres & Co., LLC, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the Merger by the holders of Shares is fair, from a financial point of view, to such holders. It is agreed and understood that such opinions are for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub. An executed copy of such opinions will be delivered to Parent and Merger Sub promptly after execution of this Agreement.

(iii) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(k) are true and correct, the Company Requisite Vote is the only vote of the Shares necessary to adopt this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (B) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder, (C) the applicable requirements of Nasdaq, (D) the filing with the Secretary of State of the State of North Carolina of the Articles of Merger as required by the NCBCA, (E) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”), (F) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR and (G) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger by the Company and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing documents of any of the Company’s Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, contract, note, bond, mortgage, indenture or other instrument or obligation not otherwise terminable by any party thereto on 180 calendar days’ or less notice (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination (or right of termination), default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act on or after December 31, 2008 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company Reports.

(ii) Since the Applicable Date, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of Nasdaq.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and comprehensive income and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the financial position, results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be noted therein.

(iv) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company has disclosed, based on the most recent evaluation of its principal executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or, to the Knowledge of the Company, any allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, neither the Company nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or its Subsidiary has engaged in questionable accounting or auditing practices.

(f) Absence of Certain Changes. Since December 31, 2010 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in accordance with the ordinary course of such businesses, consistent with past practices, except in connection with the activities related to the preparation for, and negotiation of the terms of, the transactions contemplated by this Agreement. Since December 31, 2010 through the date of this Agreement, there has not occurred any Company Material Adverse Effect or any change, event, occurrence or effect, that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(ii) None of the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against in a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto other than liabilities and obligations (A) set forth or reflected or reserved against in the Company’s consolidated balance sheets or disclosed in the notes thereto included in the Company Reports filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since December 31, 2010, (C) arising or incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (D) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g)(iv) of the Company Exceptions Letter without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

(h) Employee Benefits.

(i) As used herein, “Benefit Plans” shall mean all benefit and/or deferred compensation plans, contracts, policies or arrangements relating to or covering current or former employees of the Company and its Subsidiaries (the “Employees”) and/or current or former directors or other service providers of the Company, in each case under which there is or may be any liability or obligation of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any and all other deferred compensation, severance, equity compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, change in control, bonus, health insurance, fringe benefits, profit sharing and pension plans. All material Benefit Plans are listed on Section 5.1(h)(i) of the Company Exceptions Letter and are categorized by country. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Exceptions Letter have been made available to Parent, and with respect to each such U.S. Benefit Plan and each Non-U.S. Benefit Plan that provides for any pension, severance or post-retirement benefits, the Company has made available to Parent (A) the most recently prepared actuarial report or financial statement, if any, (B) the most recent summary plan description, and all material modifications thereto, (C) copies of any material written correspondence with a Governmental Entity regarding audits or noncompliance with applicable Law with respect to any material Benefit Plan, (D) any funding arrangements related to any Benefit Plan, and (E) all written legal opinions relating to the administration or funding of any Non-US Benefit Plan. As used herein, “Non-U.S. Benefit Plans” shall mean Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States.

(ii) All Benefit Plans, other than Non-U.S. Benefit Plans (“U.S. Benefit Plans”), have been maintained in compliance with ERISA, the Code and other applicable Laws, and all contributions required to be made under the terms of any of the U.S. Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected in the financial statements in accordance with GAAP prior to the date of this

Agreement, except for such failures that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each U.S. Benefit Plan, which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received an advisory, notification or determination letter from the Internal Revenue Service (the “IRS”) that confirms that the language of such Plan meets the requirements for qualification under Section 401(a) of the Code, and to the Knowledge of the Company, no circumstances exist as of the date hereof that are likely to result in the loss of the qualification of such ERISA Plan under Section 401(a) of the Code. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material.

(iii) Neither the Company, any of its Subsidiaries nor any other entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, a “Company ERISA Affiliate”) maintains or contributes or has within the past six years maintained or contributed to a Pension Plan that is subject to subtitles C or D of Title IV of ERISA. None of the U.S. Benefit Plans is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and neither the Company nor any Company ERISA Affiliate has at any time within the past six years contributed to or been obligated to contribute to any Multiemployer Plan.

(iv) There is no (and during the past two years there has been no) material proceeding, claim or suit pending or, to the Knowledge of the Company, threatened relating to the Benefit Plans, other than routine claims for benefits. None of the Benefit Plans provides for medical, life or death benefits beyond termination of service or retirement, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, any similar state or local Law or any foreign Law.

(v) Neither the execution of this Agreement, the adoption of this Agreement by holders of Shares constituting the Company Requisite Vote nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) entitle any employee, officer, director or individual consultant of the Company or any Subsidiary of the Company to severance pay (other than severance pay required by any Law) or any increase in severance pay upon any termination of employment, (B) except as required by any Law, result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or benefit to any employee, officer, director or individual consultant of the Company or any Subsidiary of the Company or result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan, or (C) accelerate the time of payment or vesting or exercisability, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans.

(vi) No amount that has been or could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), by any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise.

(vii) All Company Options, Restricted Shares and RSUs can be cancelled by their terms in accordance with Sections 4.3(a), 4.3(b) and 4.3(c) and the ESPP can be terminated by its terms in accordance with Section 4.4.

(viii) Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case, that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance with Section 409A of the Code.

(ix) All Non-U.S. Benefit Plans have been maintained in compliance with applicable local Law, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except as is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. No Non-U.S. Benefit Plans are defined benefit pension plans and none of the Company or any of its Subsidiaries is or has at any time been the employer, or connected or associated with the employer (as those terms are used in the UK Pensions Act 2004) of a UK defined benefit pension plan.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (each, a “Law”, and collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received written notice from any Governmental Entity stating an intention of such Governmental Entity to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which or the non-compliance with which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries, has at any time during the past five years committed any knowing and willful violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company and as of the date of this Agreement, neither the Company nor any of its Subsidiaries is currently or has been within the past five years the target of any inquiry, investigation, settlement, plea agreement or enforcement action by a U.S. Governmental Entity involving an alleged or suspected violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act, except for such inquiries, investigations, settlements, plea agreements or enforcement actions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(j) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. As of the date hereof, the Company does not have in effect any shareholder rights plan or “poison pill”.

(k) Environmental Matters.

(i) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are in compliance with applicable

Environmental Laws; (B) the Company and its Subsidiaries possess all Licenses required under applicable Environmental Laws for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received from any Governmental Entity or any other Person any written claim, notice of violation or citation concerning any violation or alleged violation of, or liability or alleged liability under, any applicable Environmental Law during the two years preceding the date hereof; (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any Subsidiary with, or liability of the Company or any Subsidiary under, any Environmental Law; (E) there have been no releases by the Company or any Subsidiary of Hazardous Substances at any properties currently or formerly owned or operated by the Company which would reasonably be expected to result in liability under any Environmental Law; and (F) neither the Company nor any Subsidiary is conducting or paying for in whole or in part any investigation, response or corrective action pursuant to any Environmental Law.

(ii) Notwithstanding any other representation or warranty in Section 5.1 of this Agreement, the representations and warranties contained in this Section 5.1(k) constitute the sole representations and warranties of the Company relating to any Environmental Law (except for matters addressed in Section 5.1(d)) or the compliance of any Owned Real Property or Leased Real Property with any Environmental Law.

(iii) As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity concerning (I) the protection of human health as it relates to exposure to any Hazardous Substance, (II) the protection of the environment, including air (both ambient air and indoor air), surface water, ground water, drinking water, soil, wildlife and natural resources), or (III) the production, use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect on the date hereof.

(iv) As used herein, the term “Hazardous Substance” means material, chemical, waste, pollutant or contaminant, substance, constituent or compound in any form regulated under any applicable Environmental Law, including asbestos, polychlorinated biphenyls, petroleum and petroleum products, infectious, bio-hazardous and medical waste.

(l) Taxes.

(i) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, all Tax Returns required to have been filed by the Company and each of its Subsidiaries have been timely filed (taking into account any applicable extensions), and each such Tax Return is complete and accurate in all respects. All Taxes due and payable by the Company and each of its Subsidiaries that are in an amount material to the Company and its Subsidiaries taken as a whole (whether or not shown on any Tax Return) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in their financial statements in accordance with GAAP. The Company and each of its Subsidiaries has made adequate provision in their financial statements in accordance with GAAP for payment of all material amounts of Taxes that are not yet due and payable.

(ii) There is no material audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Taxes. There are no material Liens on any of the material assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and adequately reserved for in the latest audited financial statements included in the Company Reports.

(iii) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency.

(v) Neither the Company nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement or any material Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes), other than (1) between the Company and Furiex Pharmaceuticals, Inc. (“Furiex”) in connection with the Company’s spin off of Furiex, and (2) between the Company and other entities that were or are members of its “affiliated group” within the meaning of Section 1504(a) of the Code, (B) except in the case of the Company’s spin off of Furiex on June 14, 2010, has at any time since December 31, 2003, been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law), (C) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax return, (D) has any material liability for the Taxes of any other Person (other than the Company and its Subsidiaries or former Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes), (E) will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as a result of (1) a change in method of accounting occurring prior to the Closing Date, (2) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (3) a prepaid amount received, or paid, prior to the Closing Date or (4) deferred gains arising prior to the Closing Date, (F) has engaged in any listed transaction described in Treasury Regulation § 1.6011-4(b)(2) or (G) has received written notice from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction (except for any claims that would not reasonably be expected to be material).

(vi) The spin off of Furiex on June 14, 2010 qualified at both the corporate and shareholder levels as a tax-free distribution under Section 355 of the Code. The Company will not recognize gain under Section 355(e) of the Code in connection with the Company’s distribution of Furiex to its shareholders on June 14, 2010 as a result of the consummation of the Merger.

(vii) As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes any and all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, estimated, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of a tax imposed by a Governmental Entity or tax authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, claims for refund and any amendment thereof) required to be supplied to a Tax authority relating to Taxes.

(m) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is (A) a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization, employee organization or works council, or (B) as of the date of this Agreement, engaged in any negotiation with any labor union, labor organization, employee organization or works council. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union, labor organization, employee organization or works council nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the

Applicable Date any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Since the Applicable Date, to the Knowledge of the Company, there have been no activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries.

(ii) The number of all employees of the Company and its Subsidiaries (the “Current Employees”) who are employed as of August 31, 2011 in each country has been provided to Parent. Section 5.1(m)(ii) of the Company Exceptions Letter sets forth all employment, severance, change in control and retention contracts, agreements or offer letters with Current Employees who are either (A) at, or are senior to, the level of “Vice President” at the Company or a Subsidiary or (B) listed on Section 5.1(m)(ii) of the Company Exceptions Letter (the individuals described in clauses (A) and (B), collectively, “Senior Employees”) that are not terminable upon 60 days notice or less without penalty or the obligation to pay severance or termination pay, other than severance or termination pay required by any Law.

(n) Intellectual Property.

(i) To the Knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all material Intellectual Property used in their business as conducted on the date hereof. No unresolved written claim has been asserted, or to the Knowledge of the Company threatened against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property which is reasonably likely to result in a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing upon or otherwise violating any Intellectual Property owned by the Company except as is not reasonably likely to result in a Company Material Adverse Effect. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe upon or otherwise violate, and within the applicable statute of limitations periods has not infringed upon or otherwise violated, any Intellectual Property owned by a third party, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(ii) Section 5.1(n)(ii) of the Company Exceptions Letter lists all material Trademarks, Copyrights and Patents owned by the Company or its Subsidiaries as of the date hereof that are currently registered with or subject to a pending application for registration before any Governmental Entity or internet domain name registrar. Such items are owned exclusively by the Company or its Subsidiaries free and clear of any Liens, are subsisting and, to the Knowledge of the Company, are valid and enforceable, in each case except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) For purposes of this Agreement, “Intellectual Property” means all (A) trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) patentable inventions and discoveries (whether or not reduced to practice), and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, renewals, extensions and reissues (collectively, “Patents”); (C) trade secrets and other proprietary confidential information and know-how, including the trade secrets in processes, business methods, customer lists and supplier lists; (D) copyrights in original works of authorship (including, databases and other compilations of information), registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (E) all other intellectual property recognized under any jurisdiction worldwide.

(o) Insurance. All material fire and casualty, general liability, errors and omissions, business interruption, clinical trial, product liability, sprinkler and water damage and other material insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, in each case with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(p) Real Property.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company or its applicable Subsidiary has good and valid title to each parcel of real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), free and clear of all Encumbrances. Section 5.1(p)(i) of the Company Exceptions Letter contains a true and complete list of all Owned Real Property as of the date hereof.

(ii) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company or its applicable Subsidiary holds good and valid leasehold interests in the real property which is leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”), free and clear of all Encumbrances. Section 5.1(p)(ii) of the Company Exceptions Letter contains a true and complete list of all Leased Real Property material to the Company and its Subsidiaries taken as a whole as of the date hereof (the “Material Leased Real Property”). Each Contract of the Company or its applicable Subsidiary for the Material Leased Real Property (a “Material Lease”) is valid and binding on the Company and each of its Subsidiaries that is a party thereto (but in each case subject to the Bankruptcy and Equity Exception) and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. There is no default under any Material Lease by the Company or any of its Subsidiaries that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of each Material Lease have been made available to Parent prior to the date hereof.

(iii) For purposes of this Section 5.1(p) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 5.1(p)(iii) of the Company Exceptions Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable; (C) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; (D) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (E) easements, covenants, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report; and (F) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

(q) Contracts.

(i) Except for those Contracts (I) filed as exhibits to the Company Reports or (II) that have expired (with no further force or effect) as of the date of this Agreement and other than this Agreement, Material Leases and the Contracts set forth in Section 5.1(q) of the Company Exceptions Letter, none of the Company or any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement:

(A) that would be required to be filed by the Company with the SEC pursuant to Item 601(b) (10) of Regulation S-K under the Securities Act;

(B) containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, industry or geographical area in which the Company or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto;

(C) with any Affiliate that would be required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act;

(D) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is not material to the Company or any of its Subsidiaries;

(E) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $20 million;

(F) containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(G) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, that is a partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $10 million without regard to percentage voting or economic interest;

(H) that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business of the Company and its Subsidiaries, taken as a whole, or of any Subsidiary of the Company;

(I) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Subsidiary thereof;

(J) evidencing indebtedness of the Company or any Subsidiary for borrowed money (including (1) obligations under capital leases and (2) guarantees or similar obligations with respect to indebtedness for borrowed money of any other person) in excess of $1 million individually or $5 million in the aggregate;

(K) (i) entered into after January 1, 2010, or not yet consummated, for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $5 million individually, or $10 million in the aggregate, other than purchases of inventory or similar assets in the ordinary course of business, or (ii) for any acquisition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment or indemnification obligations (but excluding indemnification obligations with respect to any retained liabilities);

(L) that is (i) an agreement pursuant to which the Company or any of its Subsidiaries licenses or is otherwise permitted by a third party to use any material Intellectual Property (other than any “shrink wrap”, “commercially available software package”, or “click through” license), or (ii) an agreement pursuant to which a third party licenses or is otherwise permitted to use any material Intellectual Property owned by the Company or any of its Subsidiaries, in each case of clauses (i) and (ii) where such agreement is material to the business of the Company and its Subsidiaries, taken as a whole;

(M) with any customer that was among the 30 largest customers of the Company (on a consolidated basis, measured by backlog) as of June 30, 2011; or

(N) with any supplier that was among the 10 largest suppliers of the Company (on a consolidated basis, measured by dollar-value of total purchases) for the twelve months ended December 31, 2010 and for the six months ended June 30, 2011.

Each such Contract described in clauses (A) through (N) is referred to herein as a “Material Contract”. Notwithstanding the foregoing, project addenda, work orders, purchase orders, task orders or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any customer or supplier referred to in clause (M) or (N) of this Section 5.1(q), on the other hand, shall not be required to be listed in Section 5.1(q) of the Company Exception Letter but shall constitute Material Contracts for all other purposes hereunder.

(ii) For purposes of this Agreement, “Permitted Lien” means (i) a Lien imposed by Law, including a carrier’s, warehousemen’s, landlord’s, a mechanic’s, materialmen’s or similar Lien with respect to any amount not yet due and payable or which is being contested in good faith through appropriate proceedings, (ii) a Lien for current Taxes, assessments or other charges of a Governmental Entity not yet due and payable or which is being contested in good faith through appropriate proceedings, (iii) a Lien securing rental payments under capital lease agreements, (iv) an encumbrance and restriction on real property (including an easement, covenant, right of way and similar restriction of record) that does not materially interfere with the present uses of such real property or with the operation of the Company as conducted consistent with past practice, (v) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided that such liens and restrictions were incurred prior to the date hereof and do not, individually or in the aggregate, materially interfere with the use of such real property or the Company’s or its Subsidiaries’ operation of their respective businesses as currently operated), (vi) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, and (vii) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records.

(iii) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of each Material Contract have been made available to Parent prior to the date hereof, except for any Contracts (x) where the terms thereof prohibit its disclosure to any third party or (y) that have expired as of the date hereof.

(iv) Except as set forth in Section 5.1(q)(iv) of the Company Exceptions Letter, (A) neither the Company nor any of its Subsidiaries has been or is suspended or debarred from doing business with a Governmental Entity, (B) to the knowledge of the Company, no such debarment or suspension has been proposed or threatened by any Governmental Entity and no suspension or debarment proceeding has been instituted with respect to the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received a show cause order that relates to, or could reasonably be expected to relate to or result in, any such suspension or debarment or (D) neither the Company nor any of its Subsidiaries has been or is the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity

(r) Brokers and Finders. Neither the Company, its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Morgan Stanley & Co. LLC and Lazard Freres & Co., LLC as its financial advisors. The Company has furnished to parent true and complete copies of the engagement letters of such financial advisors.

(s) Regulatory Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:

(i) Each service provided by the Company or any of its Subsidiaries that is subject to the United States’ Federal Food, Drug, and Cosmetic Act, as amended (“FDCA”), the Public Health Service Act, as amended, (“PHSA”) the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Controlled Substances Act and all applicable rules and regulations of the Drug Enforcement Administration (“DEA”), or similar legal provisions in any foreign jurisdiction, including the EU Data Protection Directive 95/46/EC (“DPD”) and national implementations thereof (each such service, a “Company Service”) is, as of the date of this Agreement, being provided in compliance with all applicable requirements of such statutes, and any regulations promulgated thereunder, and any similar applicable Laws.

(ii) Since the Applicable Date, (x) neither the Company nor any of its Subsidiaries has received any written notice or other communication from the United States Food and Drug Administration (“FDA”) or any other Governmental Entity in any domestic or foreign jurisdiction alleging any violation by the Company or any of its Subsidiaries of any Law applicable to any Company Service, and (y) no Governmental Entity in any domestic or foreign jurisdiction having legal responsibility for the regulation of a Company Service has served any written notice, warning letter, FDA Form 483 or any other similar written communication on the Company or any of its Subsidiaries stating that their businesses were or are in violation of any Law or were or are the subject of any pending or threatened Governmental Entity investigation, proceeding or inquiry, or threatening to revoke, suspend or refuse to renew any of the Licenses held by the Company or any of its Subsidiaries that are necessary to conduct its business as presently conducted, nor is the Company aware of any facts that could reasonably give rise to such a communication, notice, investigation, proceeding or inquiry.

(iii) All laboratory facilities owned, leased, or employed by the Company or its Subsidiaries at which a Company Service is provided are, to the extent required by applicable Law, being operated in compliance with the FDA’s current good laboratory practices regulations, FDA’s current good manufacturing practices regulations, the Clinical Laboratory Improvement Amendments of 1988, as amended, and equivalent applicable requirements of any state or local law and equivalent applicable requirements in any foreign jurisdiction, in each case as in effect as of the date hereof.

(iv) Each Company Service involving human research is, to the extent required by applicable Law, being conducted in compliance with the FDA’s current good clinical practices regulations, the Department of Health and Human Services’ “Common Rule” (45 C.F.R. Part 46), and equivalent applicable requirements in any foreign jurisdiction, in each case as in effect on the date hereof.

(v) The Company has not been excluded or suspended from participation in any state or federal healthcare program, as defined in 42 U.S.C. Section 1320a-7b(f) for the provision of items or services for which payment may be made by a federal healthcare program and has not contracted with any employee, contractor, agent, vendor or vendor’s affiliate knowing that the contracting party is excluded or suspended from participation in any state or federal healthcare program.

(vi) To the Knowledge of the Company, the Company does not employ or contract with any individuals or firms that are disbarred pursuant to section 306 of the FDCA, or that are disqualified pursuant to 21 C.F.R. 312.70.

(vii) To the Knowledge of the Company, no individual or company for whom the Company has conducted research has been subject to the FDA’s Application Integrity Policy, or otherwise investigated by any Governmental Entity in any domestic or foreign jurisdiction, with regard to the integrity of data provided by the Company.

(viii) The Company possesses all the licenses, permits, and accreditations by any local, state, federal, or foreign jurisdiction that are necessary to conduct its business as presently conducted.

(t) Business Relationships. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has a customer or supplier relationship with or is a party to any Contract with any person or entity that is (i) on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked persons; (ii) owned or controlled or acting on behalf of a Person on the OFAC’s Specifically Designated Nationals List; (iii) otherwise the target of economic sanctions administered by OFAC; or (iv) owned or controlled by, or acting on behalf of, a Person that is otherwise the target of economic sanctions administered by OFAC, in each case to the extent prohibited by Law.

(u) Absence of Certain Business Practices. Since the Applicable Date, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or its Subsidiaries has, directly or indirectly, used any corporate funds or, to the Knowledge of the Company, any personal funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, made any unlawful payment to domestic government officials or employees, or to domestic political parties or campaigns, from corporate funds or violated any provision of the Foreign Corrupt Practices Act.

(v) Customers and Suppliers. Section 5.1(v) of the Company Exceptions Letter sets forth a list of (a) the 30 largest customers of Company (on a consolidated basis, measured by backlog) as of June 30, 2011 and (b) the 10 largest suppliers of the Company (on a consolidated basis, measured by dollar-value of total purchases) for the twelve months ended December 31, 2010 and for the six months ended June 30, 2011. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written communication or notice from any of such customers of (i) its intention to terminate or materially reduce its relationship with the Company or any of its Subsidiaries or (ii) any material dispute, claim, or planned action against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries.

5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws or comparable organizational and governing documents of Merger Sub, each as amended on the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement.

(b) Corporate Authority. No vote of holders of membership interests in Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement (other than adoption of this Agreement by Parent as the sole shareholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement pursuant to Section 6.13(b)) and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (A) the filing with the Secretary of State of the State of North Carolina of the Articles of Merger as required by the NCBCA, (B) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder, (C) the filing with the European Commission of a merger notification under the ECMR, (D) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR and (E) the applicable requirements of any antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or articles of incorporation, bylaws or comparable governing documents of Parent or any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound, or (C) a violation of any Laws to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(e) Financing.

(i) Parent has delivered to the Company a true, complete and correct copy of the fully executed commitment letter, dated as of October 2, 2011, between Parent and Credit Suisse AG, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, UBS Loan Finance LLC and UBS Securities LLC (the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Exchange Fund) and related fees and expenses (such committed financing, together with, unless the context requires otherwise, any debt securities to be issued in lieu thereof, the “Debt Financing”). Parent has delivered to the Company a true, complete and correct copy of the respective fully executed commitment letters, dated as of the date hereof, between Parent and each Guarantor (collectively, the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). None of the

Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof no such amendment or modification is contemplated and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect and, to the Knowledge of Parent, no withdrawal or rescission is contemplated. Except for fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to the Company, with fee amounts, pricing caps and certain economic terms of the market flex (none of which would adversely affect the amount or availability of the Debt Financing) redacted) and engagement letters with respect to the Debt Financing, as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than (i) the limited liability company agreement of Parent and (ii) as expressly set forth in or expressly contemplated by the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and, as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, and, to the Knowledge of Parent, each of the other parties thereto subject to the Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments delivered to the Company prior to the date hereof. Assuming the accuracy of the representations and warranties set forth in Section 5.1, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the Knowledge of Parent, any other party thereto under any of the Financing Commitments. Assuming the accuracy of the representations and warranties set forth in Section 5.1(b), the performance in all material respects by the Company of its obligations under this Agreement and satisfaction of the conditions set forth in Sections 7.1, 7.2 and 7.3, as of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied. Assuming the Financing is funded in accordance with the Financing Commitment, and satisfaction of Parent’s and Merger Sub’s conditions to Closing, the accuracy of the representations and warranties set forth in Section 5.1(b) and performance by the Company in all material respects of its obligations under this Agreement, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(ii) The term “Knowledge” when used in this Agreement with respect to Parent shall mean the actual knowledge of the individuals set forth on Schedule A attached hereto.

(iii) The term “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby and their respective Affiliates, including the parties to the Debt Financing Commitments and any joinder agreements or credit agreements relating thereto.

(f) Capitalization. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which shares are outstanding and all of which have been duly authorized and are validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or an affiliate of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the outstanding equity interests of Parent are, and at the Effective Time will be, owned by the Guarantors or affiliates or designees of the Guarantors. Parent has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than the Financing Commitments, those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability if the Closing does not occur.

(h) Solvency. Assuming (i) the accuracy of the representations and warranties set forth in Section 5.1, (ii) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and (iii) the most recent financial forecasts of the Company and its Subsidiaries made available to Parent have been prepared in good faith upon assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including a reasonable estimate of contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(i) No Competing Businesses. As of the date of this Agreement, to the Knowledge of Parent, none of Parent’s Affiliates are engaged in, and neither Parent nor any of its Affiliates “beneficially owns” (as such phrase is defined in Rule 13d-3 of the Exchange Act), as of the date hereof, any equity securities (including any securities that may be acquired through the exchange or exercise of rights, warrants or options) constituting more than 5% of the outstanding capital stock of any Person primarily engaged, as of the date hereof, in the businesses of providing drug discovery, drug development or drug lifecycle management services anywhere in the world (a “Competing Business”).

(j) Guarantees. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantees. Each of the Guarantees is in full force and effect and is a valid, binding and enforceable obligation of the applicable Guarantor, subject to the Bankruptcy and Equity Exception. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under its Guarantee.

(k) Ownership of Shares. As of the date of this Agreement, neither Parent nor Merger Sub nor, to the Knowledge of Parent, any of their Affiliates “beneficially owns” (as such phrase is defined in Rule 13d-3 of the Exchange Act) shares of capital stock of the Company representing more than 5% of the outstanding shares of capital stock of the Company.

(l) Absence of Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal; (ii) any third party (other than limited partners and other investors and co-investors of Guarantors and their affiliates) has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Financing Commitment) to Parent or the Company to finance in whole or in part the Merger; or (iii) except as expressly contemplated by this Agreement, any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Shares, Company Options, Restricted Shares and/or RSUs to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(m) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Except as expressly provided in this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement.

(n) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and might continue to receive from the Company estimates, projections, forecasts and other forward-looking information, as well as business plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that, except as expressly provided in this Agreement, Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Except as (x) required by applicable Law, (y) otherwise expressly contemplated or expressly required by this Agreement or (z) otherwise set forth in Section 6.1 of the Company Exceptions Letter, the Company covenants and agrees that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course consistent with past practices and, to the extent consistent therewith, it shall, and shall cause its Subsidiaries, to use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except as (A) required by applicable Law, (B) otherwise expressly contemplated or expressly required by this Agreement, (C) Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned) or (D) set forth in Section 6.1 of the Company Exceptions Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in its articles of incorporation or bylaws or other applicable governing instruments;

(ii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iii) acquire by merger, consolidation, acquisition of stock or assets or otherwise any corporation, partnership or other business organization or any property or assets from any other Person with a value or purchase price in excess of $5 million individually or in the aggregate other than the purchase of inventory and other assets in the ordinary course of business or pursuant to existing Contracts which have been made available to Parent prior to the date hereof;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of, or other equity interests in, the Company or any its Subsidiaries (other than (A) the issuance of Shares upon the exercise of vested Company Options or vesting of, or distribution under, RSUs (and dividend equivalents thereon, if applicable), in each case, in accordance with the terms in effect on the date hereof, or (B) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock or equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such equity interests or such convertible or exchangeable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $5 million in the aggregate, except those previously committed to pursuant to Material Contracts which have been made available to Parent prior to the date hereof;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (x) regular quarterly dividends on Company common stock not to exceed $0.15 per share of such Company common stock and (y) dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any shares tendered by current or former employees or directors in order to pay Taxes in connection with the exercise or vesting of Company Options, Restricted Shares or RSUs, provided that any such acquisition is in the ordinary course of business);

(viii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness drawn on the Company’s existing line of credit in the ordinary course of business consistent with past practice, not to exceed $5 million in the aggregate;

(ix) make any material changes with respect to any method of Tax or financial accounting policies or procedures, except as required by changes in GAAP or by a Governmental Entity;

(x) subject to Section 6.17, settle or compromise any litigation, audit, claim or action against the Company or any of its Subsidiaries other than settlements or compromises of any litigation, audit, claim or action where the amount paid in settlement or compromise does not exceed $5 million individually or $15 million in the aggregate and where no material equitable relief is imposed on the Company, its Subsidiaries or any of their respective assets;

(xi) make any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability other than settlements or compromises where the amount paid in settlement or compromise does not exceed $5 million individually or $15 million in the aggregate, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, with a value in excess of $5 million in the aggregate, except for (A) sales and services of the Company and its Subsidiaries in the ordinary course of business, (B) dispositions of obsolete or worthless assets and (C) transfers among the Company and its wholly owned Subsidiaries;

(xiii) (A) grant or provide any severance or termination payments or benefits to any director, consultant or employee of the Company or any of its Subsidiaries except to any employee who is not a Senior Employee in the ordinary course of business consistent with past practices; (B) increase in any manner the compensation, bonus, fringe or other benefits of, or grant any bonuses to, any director, consultant or employee of the Company or any of its Subsidiaries, except in respect of any employee who is not a Senior Employee in the ordinary course of business consistent with past practices (including in connection with promotions of such employees in the ordinary course of business consistent with past practice); (C) make or amend in any respect any equity or equity based award or compensation to any officer, director, employee, consultant or other Person; (D) establish, adopt, terminate or amend any Benefit Plan (other than routine and non-material changes to welfare plans) or accelerate or modify the vesting or conditions of any compensation for the benefit of any Person; (E) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, consultants, officers or employees or any of their beneficiaries; (F) enter into or amend any employment or consulting agreement with any current or former director or Senior Employee; (G) terminate or give notice to terminate the employment of any Senior Employee; or (H) hire or commit to hire, or engage a search firm to seek candidates to be hired as, an executive officer;

(xiv) except as set forth in the capital budgets set forth in Section 6.1(a)(xiv) of the Company Exceptions Letter, make or authorize any capital expenditures in excess of $5 million in the aggregate;

(xv) (i) modify or amend in any material respect, terminate (other than in accordance with its terms), cancel or extend any Material Contract (or any Contract described in clause (ii)) or expressly waive any material benefits under any Material Contract (or any Contract described in clause (ii)) or (ii) enter into any Contract that if in effect on June 30, 2011 or the date hereof would be a Material Contract; provided, however, that the Company and its Subsidiaries shall be permitted to take the actions restricted in this subsection (xv) if such actions are taken in the ordinary course of business consistent with past practice; or

(xvi) agree, authorize or commit to do any of the foregoing.

(b) Neither Parent nor Merger Sub shall knowingly take or permit any of their Affiliates to take any action that is, to the Knowledge of Parent, reasonably likely to prevent or delay the consummation of the Merger.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals; Go-Shop Period.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 30th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreements (it being understood that such confidentiality agreements need not prohibit the making or amendment of an Acquisition Proposal); provided that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub; and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2 and except as may relate to any Person, group of Persons or group that includes any Person or group of Persons from whom the Company has received during the Go-Shop Period a bona fide written Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel and independent financial advisor) prior to the No-Shop Period Start Date is reasonably likely to result in a Superior Proposal (any such Person or group of Persons, an “Excluded Party”), the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, (i) at 12:00 a.m. on the 31st calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and request promptly that such Persons return or destroy all confidential information concerning the Company and its Subsidiaries provided by or on behalf of the Company or its Subsidiaries and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information concerning the Company or its Subsidiaries to, or otherwise cooperate with, any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(c)), or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. Notwithstanding the foregoing, a Person or group shall cease to be an Excluded Party when the ultimate equityholder(s) of such Person or group, as of the No-Shop Period Start Date, cease to provide (directly or indirectly) at least 50% of the equity financing (measured by voting power and value) of such Person or group at any time following the No-Shop Period Start Date and the Company receives actual notice or obtains actual knowledge thereof.

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this Section 6.2(c), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a bona fide written Acquisition Proposal from any Person that did not result from a material breach of Section 6.2(b), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and, subject to compliance with this Section 6.2 and after giving written notice to Parent, (i) the Company and its Representatives may provide non-public information concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreements (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal); provided that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent or Merger Sub; (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (iii) after having complied with Section 6.2(e), the Board of Directors of the Company or any committee thereof may authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action is reasonably likely to constitute a breach of the directors’ duties under applicable Law, (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its outside legal counsel and independent financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (z) in the case referred to in clause (iii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel and independent financial advisor and after complying with Section 6.2(e)) that such Acquisition Proposal is a Superior Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.2(a) with respect to any Excluded Party, including with respect to any amended proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 6.2(b) shall not apply with respect thereto.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to (i) a merger, consolidation, business combination or similar transaction involving the Company and/or any of its Subsidiaries or, (ii) any acquisition by any Person or group of Persons, whether by tender offer or share exchange or in any other manner, which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, more than 20% of the total voting power or of any class of equity securities of the Company, or more than 20% of the consolidated total assets (including, equity securities of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (after consultation with its outside legal counsel and independent financial advisor) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including the financing thereof) and the Person making the proposal, and (ii) would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transaction contemplated by this Agreement (taking into account the conditionality and the timing and likelihood of consummation as compared to the transactions contemplated under this Agreement as it may be amended or proposed to be amended by Parent in accordance with Section 6.2(e) below).

(iii) “Excluded Party Superior Proposal” means any Superior Proposal made by an Excluded Party.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.2(e), Section 6.2(f), Section 8.3(a) or Section 8.3(c), the Board of Directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or adopt, authorize, approve or recommend or otherwise declare advisable, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (it being understood that the Board of Directors of the Company may take no position with respect to an Acquisition Proposal until the close of business on the 10th business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof believes in good faith is a Superior Proposal (including any Excluded Party Superior Proposal) made after the date hereof, if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that, solely as a result of (x) an event, development, occurrence, or change in circumstances or facts (in each case, other than an Acquisition Proposal) occurring or arising after the date hereof, which event, development, occurrence, or change in circumstances or facts did not exist or was not actually known by the Board of Directors of the Company as of the date of this Agreement, or (y) a Superior Proposal, the failure to do so is reasonably likely to be inconsistent with its duties under applicable Law (a “Change of Recommendation”) and may also take action pursuant to Section 8.3(a) or Section 8.3(c); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (x) the Company notifies Parent in writing, 72 hours in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of the agreement reflecting such terms and conditions; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such 72 hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to effect a Change of Recommendation in connection with a

Superior Proposal or to take such action pursuant to Section 8.3(a) in response to a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Guarantees offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith (after consultation with its outside legal counsel and independent financial advisor) that the Superior Proposal, would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal, prior to the time that is 72 hours after it has provided the written notice required by clause (x) above; provided further that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.2(e), except that the deadline for such new written notice shall be reduced to 24 hours (rather than the 72 hours otherwise contemplated by this Section 6.2(e)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, shall be reduced to the time that is 24 hours after it has provided such written notice (rather than the time that is 72 hours otherwise contemplated by this Section 6.2(e)).

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company); provided, that in no event shall this Section 6.2(f) affect the obligations of the Company specified in Sections 6.2(b), (d), (e) and (g) (and for the avoidance of doubt, nothing in this Section 6.2(f) shall effect a determination that a Change of Recommendation has occurred).

(g) Notice. Within three business days following the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any Excluded Party (which material terms and conditions shall include the identity of the Person or group of Persons making the Acquisition Proposal). From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed of the status of any such discussions or negotiations. In the event that any party modifies its Acquisition Proposal in any material respect, the Company shall notify Parent orally and in writing within 24 hours of receipt of such modification of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). The Company agrees that it and its Subsidiaries will not enter any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information. The Company shall promptly (and in any event within two business days thereafter) notify Parent of the identity of any Person with which the Company enters into such a confidentiality agreement.

6.3. Proxy Filings; Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable and, in any event on or before the date that is 15 business days after the date hereof, a proxy statement in preliminary form relating to the Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees that at the date of mailing to shareholders of the Company and at the time of the Shareholders Meeting, (i) the Proxy Statement will comply with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall consider in good faith any comments reasonably proposed by Parent.

6.4. Shareholders Meeting. The Company will take, in accordance with applicable Law and its articles of incorporation and bylaws, all reasonable action necessary to convene a meeting of record holders of Shares (the “Shareholders Meeting”) as promptly as practicable (and in any event no more than 21 business days) after the date of mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Shareholders Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders Meeting, (iv) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (v) if required by Law, or (vi) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(e) that it intends to make a Change of Recommendation in connection with a Superior Proposal or take action pursuant to Section 8.3(a) with respect to a Superior Proposal and the deadline contemplated by Section 6.2(e) with respect to such notice has not been reached. Subject to Section 6.2, the Board of Directors of the Company shall recommend such adoption, shall include such recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed promptly (and in any event within three business days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable the expiration or termination of any applicable waiting period, and to obtain all necessary actions, nonactions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party and/or any Governmental Entity (including any Governmental Antitrust Entity) in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including under the HSR Act, the ECMR and any other applicable Antitrust Law. The parties hereto agree to use good faith efforts to cause the Closing to occur on or prior to December 30, 2011, if practicable and subject to the other terms and conditions of this Agreement. In furtherance of and not in limitation of the foregoing, Parent and the Company each shall file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act no later than 10 business days after the date of this Agreement. Parent and the Company shall also make all notifications, reports, applications or other filings, and take all other actions, that may be reasonably necessary, proper or advisable, under the ECMR and any other applicable Antitrust Law as soon as practicable; provided, that the parties will use reasonable best efforts to make such notifications, reports, applications and other filings no later than 15 business days after the date of this Agreement and in any event will make all initial (draft, where applicable) notifications, reports, applications and other filings within 20 business days after the date of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act, the ECMR and any other applicable Antitrust Law. Parent will not withdraw its initial filing under the HSR Act, the ECMR or any other Antitrust Law, as the case may be, and refile any of them, unless the Company has consented in advance to such withdrawal and refiling. The Company and Parent shall not enter into any agreement with a Governmental Entity (including any Governmental Antitrust Entity) to extend any waiting period, or to delay or not to consummate the Merger under the HSR Act, the ECMR or any other applicable Antitrust Law. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the ECMR and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act, the ECMR and any other applicable Antitrust Law.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.5, each of the Company (in the case of clauses

(i) and (iv) of this Section 6.5(e) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i) to provide any information, document or filing or any supplementary information, document or filings reasonably requested or required by any Governmental Entity with jurisdiction over enforcement of applicable Antitrust Law (a “Governmental Antitrust Entity”) as promptly as practicable;

(ii) to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry or proceeding, judicial or administrative, including any proceeding initiated by a Governmental Antitrust Entity or private party;

(iii) to use its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement; and

(iv) to contest, resist, defend and resolve any lawsuit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated by it, and in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to use its reasonable best efforts to take any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by this Section 6.5(e)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

Notwithstanding anything in this Agreement to the contrary, the obligations of Parent under this Section 6.5 shall include Parent committing to: (A) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its Subsidiaries; (B) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (C) agreeing to permit the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; and (D) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all joint venture, strategic partnership and other similar agreements as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Antitrust Entity necessary to consummate the transactions contemplated hereby, in each case, to the extent such action is reasonably necessary to avoid, prevent, eliminate or remove the actual or threatened (x) commencement of any investigation or proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated hereby by any Governmental Antitrust Entity. All efforts described in this Section 6.5(e) shall not be qualified by reasonable best efforts and no actions taken pursuant to clauses (A)-(D) of this paragraph shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

6.6. Access and Reports. Subject to applicable Law (including any applicable privacy and data security Law), from the date hereof throughout the period prior to the Effective Time, the Company shall (and shall cause its Subsidiaries to) (a) upon reasonable prior written notice, afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours, to its employees, properties, books, contracts and records, (b) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested by Parent, and (c) use its reasonable best efforts to, within 20 days after the end of each month following the date hereof, furnish to Parent an unaudited monthly consolidated statements of operations for the Company and its Subsidiaries; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of the Company or any of its Subsidiaries (it being agreed that, in the event that the restrictions of clauses (i) or (ii) apply, that the Company shall provide Parent with a reasonably detailed description of the information not provided and the Company and Parent shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Parent to evaluate any such information without violating the applicable privilege or breaching the Company’s obligation to any third party). All requests for information made pursuant to this Section 6.6 shall be directed to the General Counsel of the Company or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreements.

6.7. Stock Market De-listing. Parent shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(f)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9. Employee Benefits.

(a) During the period commencing at the Effective Time and ending on December 31, 2012, Parent shall cause the Surviving Corporation to provide individuals who are employees of the Company and its Subsidiaries at the Effective Time with (i) base salary or base hourly wage which are no less than the base salary or base hourly wage provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) employee benefits, including cash-based bonus opportunities, that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time, and (iii) severance benefits that are no less favorable than those set forth in Section 6.9(a) of the Company Exceptions Letter; provided, however, that in no event shall Parent or any of its Affiliates (including the Surviving Corporation) be required to take into account any equity compensation or bonus performance targets when determining whether employee benefits are substantially comparable.

(b) Parent shall cause any of its employee benefit plans that the employees of the Company and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plans), service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits).

(c) Parent shall, and shall cause the Surviving Corporation and any successor thereto to, honor the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.9(c) of the Company Exceptions Letter in accordance with their terms.

(d) Parent hereby acknowledges and agrees that it will cause the Surviving Corporation to make payments to participants in the Company’s Employee Incentive Compensation Plan for the Company’s 2011 fiscal year as determined by the board of directors of the Surviving Corporation in good faith consistent with the past practices of the Compensation Committee of the Board of Directors of the Company relating to the administration of the Company’s annual employee incentive compensation plans and pursuant to the terms of, and timing under, such plan.

(e) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of the Benefit Plans identified in Section 6.9(e) of the Company Exceptions Letter will occur upon the Effective Time.

(f) Prior to the Effective Time (but not earlier than 30 days prior to the Effective Time), the Company shall take all actions necessary or advisable (including all actions reasonably requested by Parent) to terminate and liquidate, in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), the Company’s Deferred Compensation Plan for Non-Employee Directors and Deferred Compensation Plan for Executives (together, the “Deferred Compensation Plans”), such that (i) the cash account balances of the participants in the Deferred Compensation Plans shall be distributed to such participants no later than 12 months after the Effective Time, and (ii) the RSU accounts of the participants in the Deferred Compensation Plans shall be treated in accordance with Section 4.3.

(g) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third party any right to enforce the provisions of this Section 6.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee.

(h) The Company and its Subsidiaries shall comply with all obligations under any Applicable Laws to notify and/or consult with any non-U.S. employees or other service providers or any of their employee representatives, unions, works councils or other representative bodies, if any, and shall provide prior notice to Parent of any consultations with such representatives and shall allow Parent to participate in such consultations. The Company shall provide to Parent such information and access to such employees, service providers or representatives as may required for Parent to comply with any notification and/or consultation obligations, in each case in connection with the transactions contemplated by this Agreement.

6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement and the financing thereof (collectively, the “Expenses”) shall be paid by the party incurring such expense except, subject to the terms of this Agreement, (a) for Parent’s reimbursement obligations pursuant to Section 6.14(b) and (b) for Parent’s indemnification obligations pursuant to Section 6.14(b).

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation agrees that it will (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) also advance expenses as incurred to the fullest extent permitted under applicable Law), each current and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carriers as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided that the cost thereof does not exceed an amount (the “Maximum Premium Amount”) equal to 300% of the annual premiums currently paid by the Company for such insurance for the 2011-2012 policy year (which premium amount the Company represents and warrants is as set forth in Section 6.11 of the Company Exceptions Letter). If the Company or the Surviving Corporation, as applicable, for any reason fail to obtain such insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable commercial efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of the Maximum Premium Amount; and provided, further, that if the annual premiums of such insurance coverage exceed the Maximum Premium Amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium Amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 6.11.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the articles of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Neither the Company nor its Board of Directors (or any committee thereof) shall take any action to permit any Takeover Statute to become applicable to the Merger or other transactions contemplated by this Agreement.

6.13. Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of shareholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Article 7 of the NCBCA and in its capacity as the sole shareholder of Merger Sub, a written consent adopting the Agreement.

6.14. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Financing Commitments if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fee) unless the Equity Financing is increased by a corresponding amount, or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) delay (taking into account the Marketing Period) or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Subject to the limitations set forth in this Section 6.14 and provided that the representations set forth in Section 5.2(e) shall be true and correct giving effect to such replacement or amendment, Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof, if the addition of such additional parties, individually or in the aggregate, would not be reasonably likely to (I) delay (taking into account the Marketing Period) or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. For purposes of this Section 6.14, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended or modified by this Section 6.14(a) and references to “Financing Commitments” or “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this

Section 6.14(a). Without limiting the foregoing, Parent and Merger Sub shall use their reasonable best efforts to (i) maintain in full force and effect the Debt Financing Commitments in accordance with their terms, (ii) satisfy all conditions and covenants applicable to Parent and Merger Sub in the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) and otherwise comply with its obligations thereunder, in each case, that are within Parent’s or any of its Affiliates’ control, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments or on such terms acceptable to Parent and the Financing Sources, (iv) consummate the Financing at the Closing, (v) enforce its rights under the Debt Financing Commitments and (vi) subject to the satisfaction or waiver of the conditions set forth in the Debt Financing Commitments, cause the lenders and other Persons providing Financing to fund on the Closing Date the Financing contemplated to be funded on the Closing Date by the Debt Financing Commitments (or such lesser amount as may be required to consummate the Merger and the other transactions contemplated hereby). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (B) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitments or any definitive document related to the Financing; and (C) if for any reason Parent or Merger Sub believes in good faith it will not be able to obtain all or any portion of the Financing on the terms or in the manner contemplated by the Financing Commitments or the definitive documents related to the Financing; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within three business days after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on substantially the terms and conditions (including the flex conditions) contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable to Parent (taking into account any flex provisions) than those set forth in the Debt Financing Commitment, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the last business day of the Marketing Period.

For purposes of this Agreement, “Marketing Period” shall mean the first period of 18 consecutive business days after the date of this Agreement throughout which (A) Parent shall have the Essential Marketing Information, during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act, and (B) the conditions set forth in Section 7.1 shall have been satisfied or waived (other than those conditions that by their nature can only by satisfied at Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during the 18 consecutive business days of such period; provided that such 18 consecutive day period shall be reduced to 15 consecutive business days if Parent shall have the Essential Marketing Information at least three (3) business days prior to the commencement of such 15 consecutive day period and such information shall remain compliant in all material respects with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act, at all times during such consecutive 15 business day period; provided, further, that if the Marketing Period has not ended on or prior to November 22, 2011 and would otherwise include November 23, 2011, November 24, 2011 or November 25, 2011, it shall not be required to be consecutive solely to the extent it would include November 23, 2011, November 24, 2011 or November 25, 2011 and the Marketing Period will be extended by the number of days in such period that would otherwise be included in the Marketing Period; and provided, further, that if the Marketing Period has not ended on or prior to December 19, 2011, the

Marketing Period shall not be deemed to have commenced prior to January 4, 2012 for any purpose hereunder; and provided, further, that if not reduced to 15 consecutive business days as provided above, such 18 consecutive business day period will be reduced to 16 consecutive business days if such 16 consecutive business day period begins on or after November 28, 2011 and is completed on or before December 19, 2011, and provided, further, that the Marketing Period shall not be deemed to have commenced if, (w) prior to the completion of the Marketing Period, Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company Reports or the Essential Marketing Information, (x) the financial statements included in the Essential Marketing Information that is available to Parent on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until receipt by Parent of updated Essential Marketing Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 18 consecutive business day period, (y) prior to completion of the Marketing Period, the Company has issued a public statement indicating its intent to restate the historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence until such restatement has been completed and the relevant Company Report or Company Reports have been amended or the Company has announced that it has concluded that no restatement shall be required under GAAP or (z) the Company has been delinquent in filing any Quarterly Report on Form 10-Q or any Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless or until such delinquencies have been cured; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained. For purposes of this Agreement, “Essential Marketing Information” shall mean, as of any date, (i) such financial statements, financial data and other information regarding the Company and its Subsidiaries of the type required in Registration Statements on Form S-1 by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including pro forma financial information, provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of the Parent) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes (including, even if not required by SEC Regulation S-X or SEC Regulation S-K under the Securities Act, pro forma and other financial data for the pertinent last twelve month periods), made on any date during the relevant period, and (ii) (A) such other information required by Sections 5 and 10 of Exhibit D to the Debt Financing Commitment, including such information and data as are otherwise necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries on any date during the relevant period and (B) drafts of such “comfort” letters which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings; provided, however, that if the Company shall in good faith reasonably believe it has delivered the Essential Marketing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Essential Marketing Information and, within three business days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Essential Marketing Information that Parent reasonably believes the Company has not delivered). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing.

(b) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use, and shall use its reasonable best efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries to use, reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent that is necessary in connection with the Debt Financing, including (i) furnishing Parent and Merger Sub and their Financing Sources the Essential Marketing Information and such other financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Executive Chairman, Chief Executive Officer (if any), Chief Operating Officer, Chief Financial Officer and General Counsel of the Company and other members of senior management and Representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (iii) assisting Parent and its Financing Sources in the preparation of customary offering memoranda, bank information memoranda, authorization letters, confirmations and undertakings in connection with the Essential Marketing Information, the offering memoranda and the bank information memoranda (including with respect to presence or absence of material non-public information and the accuracy of the information contained therein), rating agency presentations and lender presentations relating to the Debt Financing, (iv) cooperating with the marketing efforts of Parent and its Financing Sources for all or any portion of the Debt Financing, (v) providing and executing documents as may be reasonably requested by Parent, including (A) documents requested by the Parent or its Financing Sources relating to the repayment of the existing indebtedness of the Company and its subsidiaries and the release of related liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such debt; (B) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; (C) a certificate of the Chief Financial Officer of the Company with respect to solvency matters substantially in the form attached to the Debt Financing Commitment; and (D) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by the Parent or its Financing Sources, (vi) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, (vii) using reasonable best efforts to satisfy the conditions precedent set forth in the Debt Financing Commitments or any definitive documentation relating to the Financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company, (viii) using reasonable best efforts to cooperate with the Financing Sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of the Company and (ix) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent and customary for financings similar to the Financing, including issuing any customary representations letters to Deloitte and Touche, LLP; provided, however, that, (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, and (c) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.14(b)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company in writing specifically for use in the Financing offering documents). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of- pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.14(b). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(c) Except with respect to a lead debt agent, in no event shall Parent or any of its Affiliates prohibit any bank or investment bank or other potential provider of debt or equity financing not affiliated with Parent or the Guarantors, excluding the Company’s financial advisors, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated hereby. Each of the Confidentiality Agreements is hereby amended to (i) include in the definition of “Representatives” contained therein (A) all affiliated funds of the Guarantors and their respective limited partners, institutional investors with whom the Guarantors have existing relationships (provided such investors are not primarily engaged in the private equity business) and debt financing sources and (B) effective from and after the No-Shop Period Start Date, all other prospective equity investors, co-investors and equity financing sources of Parent and its members and its and their respective affiliates and their respective agents, advisors and representatives; provided that any such Person is not engaged in a Competing Business and does not beneficially own in excess of 10% of the outstanding voting stock or other voting equity securities of any Person engaged in a Competing Business and (ii) permit Parent and any lead debt agent to agree that such Financing Sources will not provide any financing to any Person (other than Parent or its Subsidiaries) in connection with a transaction relating to the Company or any of its Subsidiaries. The execution of this Agreement shall constitute written consent by the Company pursuant to each of the Confidentiality Agreements to all actions by Parent, Merger Sub, the members of Parent and their respective affiliates permitted or contemplated by this Agreement. Each of Carlyle Investment Management, L.L.C. and Hellman & Friedman Advisors LLC is an express, intended third party beneficiary of each waiver to, or amendment of, the Confidentiality Agreements contained herein.

(d) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII and the limitations on remedies set forth in this Agreement, including Section 8.5 and Section 9.5.

6.15. No Parent Distributions. From the date of this Agreement until the Effective Time, Parent shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its equity securities.

6.16. Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of any Subsidiary designated by Parent to the Company in writing at least 10 business days prior to the Closing.

6.17. Shareholder Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent and shall keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any such shareholder litigation. Neither the Company nor any Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such shareholder litigation or consent to the same unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

6.18. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.19. [Intentionally Omitted]

6.20. Cooperation Concerning Cash Repatriation.

(a) If requested in writing by Parent, the Company shall, and shall cause its Subsidiaries to, (i) take the actions described in Section 6.20 of the Company Exceptions Letter prior to the Effective Time and (ii) otherwise reasonably cooperate in good faith with Parent with respect to the actual or potential repatriation or other transfer of Offshore Cash to the Company to be held in the United States by the Company as cash in bank accounts registered in the name of the Company (including through one or more loans, dividends or other transfers) (such actual or potential transactions described in clause (i) or (ii), and any actual or potential post-closing distribution of loans to the Company or receivables from the Company created pursuant to the actions described in clause (i) or (ii), collectively, the “Repatriation”); provided, however, that, (x) except as required by Section 6.20 of the Company Exceptions Letter, such cooperation need not require the payment of any dividend prior to the Effective Time and (y) except as set forth in Section 6.20 of the Company Exceptions Letter, any such transfer of Offshore Cash may be made and held in the currency of the transferring entity; provided that such Offshore Cash is exchanged for an equivalent amount in U.S. dollars and held in U.S-dollar denominated bank accounts of the Company immediately prior to the Effective Time. For the purposes of this Section 6.20, “Offshore Cash” means cash and cash equivalents that (prior to the Repatriation) are held outside the United States by one or more Subsidiaries of the Company

(b) Without limiting Section 6.20(a), without the prior written approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to, knowingly take any action, or knowingly permit any action to be taken, except in each case in the ordinary course of business consistent with past practices, that (i) increases or would reasonably be expected to increase in any material respect the amount of any Taxes, or other costs or expenses, incurred or to be incurred in connection with the Repatriation or (ii) restrains, delays or hinders, or would reasonably be expected to restrain, delay or hinder, in any material respect the ability of the Company and its Subsidiaries to effect the Repatriation in compliance with Law at such time as requested by Parent.

6.21 Auction Rate Securities. Prior to the Closing, without limiting Section 6.1, (a) the Company shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire any interest in any auction rate security or government-guaranteed student loan asset-backed security (collectively, “Applicable Securities”), (b) within thirty (30) days of the date hereof, the Company will determine in good faith the fair market value of the Applicable Securities as of September 30, 2011 to be used for the purpose of preparing the Company’s consolidated financial statements for the quarterly period ended September 30, 2011, which determination shall be made in accordance with GAAP and the past practices of the Company in determining such valuation for the purpose of preparing the consolidated quarterly financial statements of the Company for the quarter ended June 30, 2011 (the fair market value of the Applicable Securities as of September 30, 2011, as so determined, the “Applicable Securities Deemed Fair Value”), and provide Parent written notice of such determination and (c) at the request of Parent, the Company shall, and shall cause its Subsidiaries to, sell all or part of the Applicable Securities held by the Company and its Subsidiaries as of the date of this Agreement at a price equal to or greater than the price proposed by Parent; provided, that, if the Company is not able (using commercially reasonable efforts) to sell the Applicable Securities on the terms proposed by Parent, Parent and the Company shall cooperate in good faith to determine a price that is reasonably satisfactory to Parent on which the Applicable Securities may be sold; provided, further, that the Company shall not be required to comply with a request from Parent to sell Applicable Securities until the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible and in writing) as of the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; and (ii) all required approvals or clearances by the European Commission and any other applicable Governmental Antitrust Entity, in each case, applicable to the Merger under applicable Antitrust Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent as of the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c) and the second sentence of Section 5.1(f) shall be true and correct in all respects (except for such inaccuracies as are de minimis relative to Section 5.1(b) taken as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 5.1(j) and Section 5.1(r) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not have, and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer to such effect.

(c) No Company Material Adverse Effect. From the date of this Agreement to the Effective Time, there shall not have occurred any change, event, effect or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) FIRPTA Affidavit. At the Closing, the Company shall cause to be delivered to Parent an executed affidavit dated as of the Closing Date, in accordance with Treasury Regulation Section 1.897-2(h)(2), certifying that an interest in the Company is not a United States real property interest within the meaning of Section 897(c) of the Code and sets forth the Company’s name, address and taxpayer identification number.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (in writing) by the Company as of the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date ), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not materially and adversely affect the ability of the Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section  7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.5 and 6.14.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company by action of its Board of Directors and Parent by action of its members.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company or by action of the members of Parent if: (a) the Merger shall not have been consummated by March 30, 2012, whether such date is before or after the date of adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) (such date, the “Termination Date”); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if the Company has the right to terminate this Agreement pursuant to Section 8.3(b); (b) the Shareholders Meeting shall have been held and completed and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Shareholders Meeting or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company to Parent:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company has effected a Change of Recommendation with respect to a Superior Proposal and authorizes the Company, in each case, subject to complying with the terms of this Agreement (including Section 6.2(e)), to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal, and (iii) the Company immediately prior to or substantially concurrently with such termination pays to the Sponsors or their respective designees in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 25 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is three business days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not to be satisfied; or

(c) if (i) all of the conditions set forth in Sections 7.1 and 7.2 are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but such conditions must be capable of being satisfied on such date as if it were the Closing Date), (ii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within three business days following the date the Closing should have occurred pursuant to Section 1.2 and (iii) the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement on that date and the Company had given Parent written notice on or prior to such date, irrevocably confirming that fact; provided, that during such three business day period following the date the Closing should have occurred pursuant to Section 1.2, no party shall be entitled to terminate this Agreement pursuant to Section 8.2(a).

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent to the Company if (a) the Board of Directors of the Company (or any committee thereof) shall have made a Change of Recommendation or shall have approved or recommended to the shareholders of the Company an Acquisition Proposal, (b) following a written request by Parent, the Board of Directors of the Company (or any committee thereof) fails to publicly reaffirm the Company Recommendation on or prior to the earlier of (i) the 10th business day following such request and (ii) the 2nd business day prior to the Shareholders Meeting, or (c) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) 25 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is three business days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) not to be satisfied.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any Company Related Party or of any Parent Related Party); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall (A) relieve any party hereto of any liability to pay the Termination Fee or Reverse Termination Fee pursuant to this Section 8.5 or (B) relieve the Company of any liability for, subject to Section 8.5(d)(vi), damages incurred by any Parent Related Party resulting from a Willful Breach of this Agreement by the Company and (ii) the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), the indemnification and reimbursement provisions of Section 6.14(b) (Financing), this Section 8.5 and Article IX, and, subject to their terms, the Confidentiality Agreements and the Guarantees, shall survive the termination of this Agreement. As used herein, “Willful Breach” shall mean a breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by or on behalf of the Company or any of its Subsidiaries with the actual knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have) that the taking of such act or failure to take such act would, or would reasonably be expected to, represent or cause a breach of this Agreement.

(b) In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date) or Section 8.2(b) (the section relating to failure to receive shareholder approval), (y) any Person shall have made, or publicly disclosed or announced, an Acquisition Proposal after the date of this Agreement but prior to such termination and (z) within 12 months after such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is consummated (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to (x) Section 8.4(a) (the section relating to a Change of Recommendation) or (y) Section 8.4(b) (the section relating to a failure to reaffirm a Company Recommendation);

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement); or

(iv) this Agreement is terminated by Parent pursuant to Section 8.4(c) as a result of a knowing and willful material breach of this Agreement by the Company;

then the Company shall (A) in the case of clause (i) above, within one business day after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(z) above, (B) in the case of clause (ii) or clause (iv), no later than four business days after the date of such termination, (C) in the case of clause (iii) above, immediately prior to or substantially concurrently with (and in any event on the same business day as) such termination, pay to (i) Carlyle Investment Management, L.L.C. (“Carlyle”) or its designee 59.4% of the Termination Fee (as defined below) and (ii) Hellman & Friedman, L.P. (together with Carlyle, the “Sponsors”) or its designee 40.6% of the Termination Fee, in each case, by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean (x) an amount equal to $58,101,463 if the Termination Fee becomes payable (1) in connection with termination of this Agreement pursuant to Section 8.3(a) and the other party to the Alternative Acquisition Agreement referred to in Section 8.3(a) is an Excluded Party, (2) in connection with a termination of this Agreement pursuant to Section 8.4(a) in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party or (3) if the party who consummates the Acquisition Proposal referred to in Section 8.5(b)(i) in connection with a termination pursuant to Section 8.2(a) or 8.2(b), is an Excluded Party, and (y) an amount equal to $116,202,925 in all other circumstances.

(c) In the event that this Agreement is terminated pursuant to:

(i) Section 8.3(b) (the section relating to material breach by Parent or Merger Sub); or

(ii) Section 8.3(c) (the section relating to failure to consummate on the Closing Date specified by Section 1.2);

then Parent shall (A) promptly, but in no event later than four business days after the date of such termination, pay or cause to be paid to the Company an amount (the “Reverse Termination Fee”) equal to $251,773,004 minus any reimbursement and indemnification obligations of Parent pursuant to Section 6.14(b) (and amounts previously paid in respect thereof), (B) reimburse the Company for the aggregate amount of reasonable and documented out-of-pocket costs and expenses, including Taxes, incurred by the Company in connection with its compliance with Section 6.20 (the “Repatriation Expense Reimbursement Obligation”) and (C) if the Company has sold Applicable Securities in accordance with the written request of Parent pursuant to Section 6.21 in compliance with Section 6.21, pay or cause to be paid to the Company an amount equal to the excess (if any) of (1) the Applicable Securities Deemed Fair Value (or, if less than all of the Applicable Securities were sold in compliance with Section 6.21 in accordance with the written request of Parent pursuant to Section 6.21, the portion of the Applicable Securities Deemed Fair Value attributable to the Applicable Securities so sold in compliance with Section 6.21), over (2) the aggregate proceeds realized by the Company and its Subsidiaries from the sale of Applicable Securities effected in compliance with Section 6.21 in accordance the written request of Parent pursuant to Section 6.21 (such amount, the “ARS Reimbursement Obligation”), in each case, by wire transfer of immediately available funds, within three business days of the Company’s written request to Parent therefor (it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion).

(d) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b), or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, either or both Sponsors, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to the Sponsors, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Barclays Bank PLC in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that:

(i) The Company’s receipt of the Reverse Termination Fee pursuant to Section 8.5(c) (including its rights to enforce the Guarantees with respect thereto), the Repatriation Expense Reimbursement Obligation and the ARS Reimbursement Obligation, any reimbursement and expense obligations of Parent pursuant to the first sentence of this Section 8.5(d) and the Company’s right to specific performance of this Agreement by the parties hereto pursuant to, and subject to the limitations contained in, Section 9.5(c) shall be the sole and exclusive remedies of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantors, the Financing Sources and any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing (collectively, the “Parent Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the Guarantees, the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub), the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by Parent or Merger Sub, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation to the Company (other than pursuant to the Confidentiality Agreements) relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure;

(ii) In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of (A) the Reverse Termination Fee pursuant to Section 8.5(c), which constitutes a reasonable estimate of the monetary damages that will be suffered by the

Company and its Subsidiaries by reason of breach or termination of this Agreement or the Guarantees, (B) the Repatriation Expense Reimbursement Obligation and the ARS Reimbursement Obligation pursuant to Section 8.5(c), and (C) any reimbursement and expense obligations of Parent pursuant to the first sentence of this Section 8.5(d), shall be in full and complete satisfaction of any and all monetary damages of the Company arising out of or related to this Agreement and the Guarantees, the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure); provided, however, this Section 8.5(d)(ii) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to, and subject to the limitations in, Section 9.5(c) prior to the termination of this Agreement in accordance with its terms;

(iii) In no event shall the Company be entitled to seek or obtain any recovery or judgment in excess of the Reverse Termination Fee (plus, in the case the Reverse Termination Fee and Repatriation Expense Reimbursement Obligation and ARS Reimbursement Obligation is not timely paid, the amounts described in the first sentence of this Section 8.5(d)) plus the Repatriation Expense Reimbursement Obligation, against the Parent Related Parties or any of their respective assets, and in no event shall the Company be entitled to seek or obtain any other damages of any kind against any such Person, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Guarantees or the transactions contemplated hereby and thereby (including, any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 8.5(d)(iii) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to, and subject to the limitations in, Section 9.5(c) prior to the termination of this Agreement in accordance with its terms; provided, further, in no event will the Company be entitled to both the payment of (x) the Reverse Termination Fee and any Repatriation Expense Reimbursement Obligation and ARS Reimbursement Obligation and (y) specific performance of this Agreement;

(iv) except in the event of a Willful Breach by the Company, receipt by the Sponsors or their designees of the Termination Fee from the Company pursuant to Section 8.5(b) (plus any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(d)) and Parent’s right to specific performance prior to termination (but not after termination) of this Agreement provided for in Section 9.5(c), shall be the sole and exclusive remedy of the Parent Related Parties against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, direct or indirect shareholders, directors, officers, employees, managers, members, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing (collectively, the “Company Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure of the Merger to be consummated or any breach of this Agreement by the Company, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure;

(v) In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, except in the event of a Willful Breach by the Company, the payment of (A) the Termination Fee pursuant to Section 8.5(b), which constitutes a reasonable estimate of the monetary damages that will be suffered by Parent and Merger Sub by reason of breach or termination of this Agreement, and (B) any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(d) shall be in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub arising out of or related to this Agreement, the transactions contemplated hereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure;

(vi) In no event shall Parent, Merger Sub or the Guarantors be entitled to seek or obtain (A) any recovery or judgment in excess of (1) other than in the event of a Willful Breach by the Company, the Termination Fee (plus, in the case the Termination Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(d)), or (2) in the event of a Willful Breach by the Company, damages incurred by the Parent Related Parties as a result of such Willful Breach, against the Company Related Parties or any of their respective assets, or (B) any consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 8.5(d)(vi) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) prior to the termination of this Agreement in accordance with its terms; provided, further, in no event will the Parent, Merger Sub or the Guarantors be entitled to both the payment of the Termination Fee and specific performance of this Agreement; and

(vii) Notwithstanding anything herein to the contrary, the Company (and any of its stockholders, partners, members, Affiliates, directors, officers, employees, representatives or agents) hereby waives any rights or claims against any Financing Source or any of the stockholders, partners, members, Affiliates, directors, officers, employees or agents of the Parent and any of their Affiliates and any of such entities’ or their Affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents (collectively, “Financing Source Parties”), in connection with this Agreement or the Debt Financing Commitments, whether at law or equity, in contract, in tort or otherwise; provided that the Company shall be entitled to seek specific performance against the Guarantors under the Guarantees and the Equity Financing Commitments, subject to the terms and limitations thereof and the limitations set forth in Section 9.5.

ARTICLE IX

Miscellaneous and General

9.1. Survival This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW, EXCEPT THAT, TO THE

EXTENT REQUIRED BY THE NCBCA, THE MERGER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THOSE CONTEMPLATED BY SECTION 9.5(d)). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding the foregoing or any other provision hereof to the contrary, it is explicitly agreed that the Company shall not be entitled to any specific performance, injunction or other equitable relief requiring Parent or Merger Sub to consummate the Merger under this Agreement or cause the Equity Financing to be funded, except that the Company may seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and of Parent and Merger Sub’s obligation to consummate the Merger if and only in the event that (i) all conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but which conditions, at the time that the Company seeks such specific performance pursuant to this Section 9.5(c), are capable of being satisfied if the Closing were to occur at such time), (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.14, financing pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in writing to Parent and the providers of the Debt Financing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Article I will occur. Subject to the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief permitted by this Agreement on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or by overnight courier:

If to Parent or Merger Sub:

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention:  Steven Wise

fax:  (212) 813-4888

e-mail:  steve.wise@carlyle.com

with a copy to:

Latham & Watkins LLP

555 11th Street, NW

Suite 1000

Washington, DC 20004

Attention:	Daniel T. Lennon
David I. Brown
fax: (202) 637-2201
e-mail:	daniel.lennon@lw.com
david.brown@lw.com

If to the Company:

Pharmaceutical Product Development, Inc.

929 North Front Street

Wilmington, NC 28401

Attention:  Judd Hartman

fax:  (910) 558-6600

e-mail:  Judd.Hartman@ppdi.com

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attention:  Donald R. Reynolds

fax:  (919) 781-4865

e-mail:  dreynolds@wyrick.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); upon dispatch if sent by e-mail (provided that if given by e-mail such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Exceptions Letter, the Confidentiality Agreement, dated July 8, 2011, between Hellman & Friedman Advisors LLC and the Company (as amended from time to time, the “H&F Confidentiality Agreement”), the Confidentiality Agreement, dated July 8, 2011, as amended, between Carlyle Investment Management, L.L.C. and the Company (the “Carlyle Confidentiality Agreement,” and together with the H&F Confidentiality Agreement, the “Confidentiality Agreements”) and the Guarantees constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE GUARANTEES, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (ii) with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 6.14(b) (Financing), (iii) only with respect to Company shareholders and only after the Effective Time, for the provisions set forth in Article IV, (iv) each of the Persons whose liability is limited in accordance with Sections 8.5, 9.1, 9.5(b) and 9.5(d) to the extent provided therein, including, without limitation the Financing Source Parties who shall be express third party beneficiaries of, and shall be entitled to rely on, Sections 8.5(d)(i), (d)(iii) and (d)(vii), 9.1, 9.5(b), 9.5(d) and this Section 9.8, and (v) the Sponsors shall be express third party beneficiaries of, and shall be entitled to rely on, Section 8.5(b), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding anything to the contrary contained herein, Sections 8.5(d)(i), (d)(iii) and (d)(vii), 9.1, 9.5(b), 9.5(d) and this Section 9.8 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 8.5(d)(i), (d)(iii) and (d)(vii), 9.1, 9.5(b), 9.5(d) and this Section 9.8) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Source Parties. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. Except as expressly provided in Section 4.2(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided that, the parties intend that the remedies and limitations thereon (including limitations on the right to specifically enforce the terms hereof) shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases the liability of any party (or the liability of any Financing Source Party) or any of its shareholders, partners, members, Affiliates, directors, officers, employees or agents, or obligations hereunder or under the Guarantees.

9.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Schedule or Annex, such reference shall be to a Section of or Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective exceptions letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in an exceptions letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to the Closing, Parent may assign its rights under this Agreement (and transfer and convey the capital stock of Merger Sub) to one or more affiliates or designees of Parent or designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary; provided that any such assignment or designation shall not impede or delay the consummation of the transactions contemplated by this Agreement, relieve Parent of its obligations hereunder or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/ Fredric Eshelman
Name: Dr. Fredric Eshelman
Title: Executive Chairman

JAGUAR HOLDINGS, LLC

By:	/s/ Allen Thorpe
Name: Allen Thorpe
Title: Co-President

JAGUAR MERGER SUB, INC.

By:	/s/ Stephen H. Wise
Name: Stephen H. Wise
Title: President

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(d)(i)
Affiliate	5.1(a)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(ii)
Antitrust Law	6.5(b)
Applicable Date	5.1(e)(i)
Applicable Securities	6.21
Applicable Securities Deemed Fair Value	6.21
Articles of Merger	1.3
Assumed Award	4.3(d)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Book-Entry Shares	4.2(b)
Business day	1.2
Bylaws	2.2
Carlyle	8.5(b)
Carlyle Confidentiality Agreement	9.7
Certificate	4.1(a)
Change of Recommendation	6.2(e)(ii)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company ERISA Affiliate	5.1(h)(iii)
Company Exceptions Letter	5.1
Company Material Adverse Effect	5.1(a)(v)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Related Party	8.5(d)(iv)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company Services	5.1(s)(i)
Competing Business	5.2(i)
Confidentiality Agreements	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Copyrights	5.1(n)(iii)
Current Employees	5.1(m)(ii)
Current Offering Period	4.4
D&O Insurance	6.11(b)
Debt Financing	5.2(e)(i)
Debt Financing Commitments	5.2(e)(i)
Dissenting Shareholders	4.1(a)
Dissenting Shares	4.1(a)
DTC	4.2(c)
DTC Payment	4.2(c)
ECMR	5.1(d)(i)

Terms	Section
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(p)(iii)
Environmental Law	5.1(k)(iii)
Equity Financing	5.2(e)(i)
Equity Financing Commitments	5.2(e)(i)
Equity Rollover Designee	4.3(d)(i)
ERISA	5.1(h)(i)
ERISA Plan	5.1(h)(ii)
ESPP	4.4
Essential Marketing Information	6.14(a)
Excepted Equity Award	4.3(d)(i)
Exchange Act	5.1(a)(iv)
Exchange Fund	4.2(a)
Exchange Ratio	4.3(d)(ii)
Excluded Affiliates	5.1(a)(i)
Excluded Party	6.2(b)
Excluded Party Superior Proposal	6.2(d)(iii)
Excluded Shares	4.1(a)
Expenses	6.10
FDA	5.1(s)(i)
Financing	5.2(e)(i)
Financing Commitments	5.2(e)(i)
Financing Source Party	8.5(c)(vii)
Financing Sources	5.2(e)(iii)
Foreign Corrupt Practices Act	5.1(i)(ii)
Furiex	5.1(e)(v)
GAAP	5.1(e)(iii)
Go-Shop Period	6.2(a)
Governmental Antitrust Entity	6.5(e)(i)
Governmental Entity	5.1(d)(i)
Guarantees	Recitals
Guarantors	Recitals
H&F Confidentiality Agreement	9.7
Hazardous Substance	5.1(k)(iv)
HSR Act	5.1(d)(i)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(o)
Intellectual Property	5.1(n)(iii)
IRS	5.1(h)(ii)
Knowledge	5.1(g)(iv)
Laws	5.1(i)
Leased Real Property	5.1(p)(ii)
Licenses	5.1(i)(i)
Lien	5.1(b)
Marketing Period	6.14(a)
Material Contract	5.1(q)(i)
Material Lease	5.1(p)(ii)
Material Leased Real Property	5.1(p)(ii)
Maximum Premium Amount	6.11(b)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(iii)

Terms	Section
Nasdaq	5.1(a)(v)(I)
NCBCA	1.1
Non-U.S. Benefit Plan	5.1(h)(i)
No-Shop Period Start Date	6.2(b)
OFAC	5.1(t)
Offshore Cash	6.20(a)
Order	7.1(c)
Owned Real Property	5.1(p)(i)
Parent	Preamble
Parent Related Party	8.5(d)(i)
Patents	5.1(n)(iii)
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Permitted Lien	5.1(q)(ii)
Person	4.2(e)
Proxy Statement	6.3
Record Holder	4.1(b)
Repatriation	6.20(a)
Repatriation Expense Reimbursement Obligation	8.5(c)
Representatives	6.2(a)
Restricted Shares	4.3(b)
Reverse Termination Fee	8.5(c)
Rollover Equity Securities	4.3(d)(i)
RSU	4.3(c)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Securities Act	5.1(a)(ii)
Senior Employees	5.1(m)(ii)
Share or Shares	4.1(a)
Shareholders Meeting	6.4
Solvent	5.2(h)
Sponsors	8.5(b)
Stock Plans	5.1(b)
Subsidiary	5.1(a)(iii)
Superior Proposal	6.2(d)(ii)
Surviving Corporation	1.1
Surviving Corporation Share	4.1(c)
Takeover Statute	5.1(j)
Tax or Taxes	5.1(l)(vii)
Tax Return	5.1(l)(vii)
Termination Date	8.2
Termination Fee	8.5(b)
Trademarks	5.1(n)(iii)
Treasury Regulation	4.2(h)
U.S. Benefit Plans	5.1(h)(ii)
Willful Breach	8.5(d)

ANNEX B

1585 Broadway

New York, NY 10036

October 2, 2011

Board of Directors

Pharmaceutical Product Development, Inc.

929 North Front Street

Wilmington, NC 28401

Members of the Board:

We understand that Pharmaceutical Product Development, Inc. (“PPD” or the “Company”), Jaguar Holdings LLC (the “Buyer”) and Jaguar Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 1, 2011 (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each then-outstanding share of common stock, par value $0.05 per share (the “Company Common Stock”) of the Company, other than shares held in treasury of the Company (if such shares were deemed outstanding) or directly or indirectly held by the Buyer, Acquisition Sub, the Company or any direct or indirect wholly owned subsidiary of the Buyer or the Company, or as to which dissenters’ rights have been perfected, or any shares of restricted stock held by Raymond Hill (if such shares were deemed outstanding), will be converted into the right to receive $33.25 per share in cash, without interest (the “Consideration”). We further understand that each of Hellman & Friedman Capital Partners VII, L.P. and certain of its affiliated funds (collectively “Hellman & Friedman”) and Carlyle Partners V, L.P. (the “Carlyle Fund”) are entering into guarantees with the Company pursuant to which each of Hellman & Friedman and the Carlyle Fund are guaranteeing the performance and discharge of certain obligations of the Buyer and Acquisition Sub. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported historical prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and historical prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and its securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions that we deemed relevant;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their advisors;

9)	Reviewed the Merger Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated September 25, 2011 (the “Commitment Letter”) and certain related documents; and

10)	Performed such other analyses and reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and that formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Based on discussions with management and the Board of the Company regarding the risks underlying, and uncertainty of achieving, the forecasts reflected in the Management Case, with your consent, in our analysis we have given greater weight to the Management Sensitivity Case. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain the required financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in or the timing or likelihood of completion of the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Company Common Stock or otherwise. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer, Hellman & Friedman, the Carlyle Fund or any of their respective affiliates and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, Hellman & Friedman or any of their respective affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by the Buyer, Hellman & Friedman, the Carlyle Fund or any of their respective affiliates.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Company Common Stock will trade following the announcement of the Merger, or at any other time. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger or otherwise act in respect of the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ Peter Crnkovich

ANNEX C

LAZARD	LAZARD FRERES & CO. LLC 30 ROCKEFELLER PLAZA NEW YORK, NY 10020 PHONE 212-632-6000 www.lazard.com

October 2, 2011

The Board of Directors

Pharmaceutical Product Development, Inc.

929 North Front Street

Wilmington, North Carolina 28401

Dear Members of the Board:

We understand that Pharmaceutical Product Development, Inc., a North Carolina corporation (“Company”), Jaguar Holdings, LLC, a Delaware limited liability company (“Parent”), and Jaguar Merger Sub, Inc., a North Carolina corporation and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of October 2, 2011 (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”), Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.05 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock held by (i) holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock, (ii) Parent, Company or any of their respective wholly owned subsidiaries and (iii) holders whose shares of Company Common Stock are converted into Rollover Equity Securities (as defined in the Merger Agremeent) (such holders referred to in the foregoing clauses (i), (ii) and (iii), collectively, “Excluded Holders”), will be converted into the right to receive $33.25 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than (i) holders affiliated with The Carlyle Group or Hellman & Friedman LLC (the “Sponsor Holders”) and (ii) Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to the business of Company, including both the management case forecast (the “Management Case”) and the sensitivity case forecast (the “Sensitivity Case”);

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

LAZARD	The Board of Directors Phermaceutical Product Development, Inc. October 2, 2011

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. Based on discussions with management of Company regarding the risks underlying, and uncertainty of achieving, the forecasts reflected in the Management Case, with your consent, in our analysis we have given greater weight to the Sensitivity Case. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. We have been advised that Morgan Stanley & Co. LLC has solicited indications of interest from certain third parties regarding a potential transaction with Company; however, we were not authorized to, and we did not, solicit indications of interest from third parties nor were we involved in the negotiation or execution of the Transaction. In addition, we were not requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company, Parent or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements

LAZARD	The Board of Directors Phermaceutical Product Development, Inc. October 2, 2011

or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or class of such persons, relative to the Consideration or otherwise.

Lazard Fréres & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, payable upon the rendering of this opinion. We in the past have provided, currently are providing and in the future may provide certain investment banking services to certain portfolio companies or other affiliates of The Carlyle Group or Hellman & Friedman LLC, for which we have received, and may receive, compensation, including, without limitation, during the past two years, having been paid fees as financial advisor to certain affiliates and portfolio companies of The Carlyle Group in connection with acquisitions of the B&B Hotel Group and Sagemcom, the sale by Covalent Materials Corporation of its silicon wafer business, the initial public offering of Booz Allen Hamilton Holding Corporation, the sale by Zodiac Marine & Pool of its rescue products business, a public offering by Cobalt International Energy, Inc., the offer by Hertz Global Holdings, Inc. to acquire Dollar Thrifty Automotive Group, Inc., the restructuring of Hawaiian Telcom Communications, Inc., and the acquisition by Trimble Navigation Ltd of Tekla Oyj, and having been paid fees in connection with public offerings of LPL Investment Holdings Inc., a portfolio company of Hellman & Friedman LLC. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of Company and certain of its affiliates, and of certain portfolio companies and other affiliates of The Carlyle Group or Hellman & Friedman LLC, for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company and certain of its affiliates and on behalf of certain portfolio companies and affiliates of The Carlyle Group or Hellman & Friedman LLC. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

LAZARD	The Board of Directors Phermaceutical Product Development, Inc. October 2, 2011

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than the Sponsor Holders and the Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders,

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Stephen Sands
Stephen Sands Managing Director

ANNEX D

Ch. 55 Art. 13 pr. § 55–13–01

Article 13.

Appraisal Rights.

Ch. 55 Art. 13 Pt. 1 pr. § 55–13–01

Part 1. Right to Appraisal and Payment for Shares.

<< NC ST § 55–13–01 >>

§ 55–13–01. Definitions

In this Article, the following definitions apply:

(1) Affiliate.—A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55–13–01(7), a person is deemed to be an affiliate of its senior executives.

(2) Beneficial shareholder.—A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) Corporation.—The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55–13–22 through G.S. 55–13–31, the term includes the surviving entity in a merger.

(4) Expenses.—Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.

(5) Fair value.—The value of the corporation’s shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55–13–02(a)(5).

(6) Interest.—Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

(7) Interested transaction.—A corporate action described in G.S. 55–13–02(a), other than a merger pursuant to G.S. 55–11–04, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a. Interested person.—A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

1. Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.

2. Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3. Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

II. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55–8–31(a)(1) and (c).

III. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b. Beneficial owner.—Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a “beneficial owner” of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

c. Excluded shares.—Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8) Preferred shares.—A class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(9) Record shareholder.—The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10) Senior executive.—The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(11) Shareholder.—Both a record shareholder and a beneficial shareholder.

<< NC ST § 55–13–02 >>

§ 55–13–02. Right to appraisal

(a) In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55–11–03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55–11–04.

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3) Consummation of a disposition of assets pursuant to G.S. 55–12–02 if the shareholder is entitled to vote on the disposition.

(4) An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

(5) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6) Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7) Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8) Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1) Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a. A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000) (exclusive of the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c. Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2) The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

(3) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

(d) A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder’s shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action.

<< NC ST § 55–13–03 >>

§ 55–13–03. Assertion of rights by nominees and beneficial owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of rights no later than the date referred to in G.S. 55–13–22(b)(2)b.

(2) Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§§ 55–13–04 through 55–13–19. Reserved for future codification purposes

Ch. 55 Art. 13 Pt. 2 pr. § 55–13–20

Part 2. Procedure for Exercise of Appraisal Rights.

<< NC ST § 55–13–20 >>

§ 55–13–20. Notice of appraisal rights

(a) If any corporate action specified in G.S. 55–13–02(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to G.S. 55–11–04, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. In the case of any other corporate action specified in G.S. 55–13–02(a) with respect to which shareholders of a class or series do not have the right to vote, but with respect to which those shareholders are entitled to assert appraisal rights, the corporation must notify in writing all record shareholders of such class or series that the corporate action became effective. Notice required under this subsection must be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55–13–22.

(c) If any corporate action specified in G.S. 55–13–02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55–7–04, then the following must occur:

(1) Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(2) Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55–7–04, may include the materials described in G.S. 55–13–22, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(d) If any corporate action described in G.S. 55–13–02(a) is proposed, or a merger pursuant to G.S. 55–11–04 is effected, then the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by the following:

(1) The annual financial statements specified in G.S. 55–16–20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice and shall comply with G.S. 55–16–20(b). If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information.

(2) The latest available quarterly financial statements of the corporation, if any.

The right to receive the information described in this subsection may be waived in writing by a shareholder before or after the corporate action.

<< NC ST § 55–13–21 >>

§ 55–13–21. Notice of intent to demand payment and consequences of voting or consenting

(a) If a corporate action specified in G.S. 55–13–02(a) is submitted to a vote at a shareholders’ meeting, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must do the following:

(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(2) Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.

(b) If a corporate action specified in G.S. 55–13–02(a) is to be approved by less than unanimous written consent, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under this Article.

<< NC ST § 55–13–22 >>

§ 55–13–22. Appraisal notice and form

(a) If a corporate action requiring appraisal rights under G.S. 55–13–02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55–13–21. In the case of a merger under G.S. 55–11–04, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights. In the case of any other corporate action specified in G.S. 55–13–02(a) that becomes effective and with respect to which shareholders of a class or series do not have the right to vote but with respect to which such shareholders are entitled to assert appraisal rights, the corporation must deliver a written appraisal notice and form to all record shareholders of such class or series who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55–13–02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:

(1) A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2) Disclosure of the following:

a. Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b. A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c. The corporation’s estimate of the fair value of the shares.

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e. The date by which the notice to withdraw under G.S. 55–13–23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.

(3) Be accompanied by a copy of this Article.

<< NC ST § 55–13–23 >>

§ 55–13–23. Perfection of rights; right to withdraw

(a) A shareholder who receives notice pursuant to G.S. 55–13–22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55–13–22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55–13–22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under G.S. 55–13–27. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55–13–22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in G.S. 55–13–22(b) shall not be entitled to payment under this Article.

<< NC ST § 55–13–24 >>

§ 55–13–24. Reserved for future codification purposes

<< NC ST § 55–13–25 >>

§ 55–13–25. Payment

(a) Except as provided in G.S. 55–13–27, within 30 days after the form required by G.S. 55–13–22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55–13–23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this section must be accompanied by the following:

(1) The following financial information:

a. The annual financial statements specified in G.S. 55–16–20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment and shall comply with G.S. 55–16–20(b). If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b. The latest available quarterly financial statements, if any.

(2) A statement of the corporation’s estimate of the fair value of the shares. The estimate must equal or exceed the corporation’s estimate given pursuant to G.S. 55–13–22(b)(2)c.

(3) A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55–13–28 and that if a shareholder does not do so within the time period specified therein, then the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this Article.

<< NC ST § 55–13–26 >>

§ 55–13–26. Reserved for future codification purposes

<< NC ST § 55–13–27 >>

§ 55–13–27. After-acquired shares

(a) A corporation may elect to withhold payment required by G.S. 55–13–25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55–13–22(b)(1).

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55–13–22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:

(1) The information required by G.S. 55–13–25(b)(1).

(2) The corporation’s estimate of fair value pursuant to G.S. 55–13–25(b)(2).

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55–13–28.

(4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer.

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55–13–28 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section.

<< NC ST § 55–13–28 >>

§ 55–13–28. Procedure if shareholder dissatisfied with payment or offer

(a) A shareholder paid pursuant to G.S. 55–13–25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55–13–25). A shareholder offered payment under G.S. 55–13–27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares, plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation’s payment or offer of payment under G.S. 55–13–25 or G.S. 55–13–27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

<< NC ST § 55–13–29 >>

§ 55–13–29. Reserved for future codification purposes

Ch. 55 Art. 13 Pt. 3 pr. § 55–13–30

Part 3. Judicial Appraisal of Shares.

<< NC ST § 55–13–30 >>

§ 55–13–30. Court action

(a) If a shareholder makes a demand for payment under G.S. 55–13–28 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60–day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55–13–28, plus interest.

(a1) Repealed by Session Laws 1997–202, s. 4.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office (or, if none, its registered office) in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a trial by jury.

(e) Each shareholder made a party to the proceeding is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder’s shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under G.S. 55–13–27.

<< NC ST § 55–13–31 >>

§ 55–13–31. Court costs and expenses

(a) The court in an appraisal proceeding commenced under G.S. 55–13–30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(b) The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55–13–20, 55–13–22, 55–13–25, or 55–13–27.

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to G.S. 55–13–25, 55–13–27, or 55–13–28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Ch. 55 Art. 13 Pt. 4 pr. § 55–13–40

Part 4. Other Remedies.

<< NC ST § 55–13–40 >>

§ 55–13–40. Other remedies limited

(a) The legality of a proposed or completed corporate action described in G.S. 55–13–02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b) Subsection (a) of this section does not apply to a corporate action that:

(1) Was not authorized and approved in accordance with the applicable provisions of any of the following:

a. Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.

b. The articles of incorporation or bylaws.

c. The resolution of the board of directors authorizing the corporate action.

(2) Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3) Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55–8–31(a)(1) and (c) or in G.S. 55–8–31(a)(2) and (d), as if the interested transaction were a director’s conflict of interest transaction.

(4) Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55–7–04, provided that both of the following are true:

a. The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

PRELIMINARY COPIES—SUBJECT TO COMPLETION

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

The undersigned hereby appoints Fred N. Eshelman and B. Judd Hartman, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the special meeting of shareholders of Pharmaceutical Product Development, Inc., to be held                      , 2011 at                                         , and at any adjournments or postponements thereof, as follows:

IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ITEMS 1, 2 AND 3.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

[—]

PROXY VOTING INSTRUCTIONS

INTERNET—Access [—] and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER

TELEPHONE—Call toll-free [—] in the United States or [—] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

ACCOUNT NUMBER

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

Vote online/phone until [—] on [—].

IN PERSON—You may vote your shares of Company common stock in person by attending the special meeting.

\/ To vote by mail, please detach along the perforated line and mail in the envelope provided. \/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1, 2 and 3.
1.	To approve the Agreement and Plan of Merger, dated as of October 2, 2011, as it may be amended from time to time, by and among Pharmaceutical Product Development, Inc., Jaguar Holdings, LLC and Jaguar Merger Sub, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve, on a non-binding, advisory basis, the “golden parachute” compensation that might be received by the Company’s named executive officers in connection with the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares of common stock are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.